Exhibit 99.1
Explanatory Note
On August 6, 2020, we announced that we intend to separate our eye-health business into an independent publicly traded entity (“Bausch + Lomb”) from the remainder of Bausch Health Companies Inc. (the "Separation"). See “Separation of the Bausch + Lomb Eye-Health Business” below for further details of the proposed Separation.
In connection with the planned Separation of its eye-health business into an independent publicly traded entity from the remainder of Bausch Health Companies Inc., the Company has begun managing its operations in a manner consistent with the organizational structure of the two separate entities as proposed by the Separation. As a result, during the first quarter of 2021, the Company’s Chief Executive Officer ("CEO"), who is the Company’s Chief Operating Decision Maker, commenced managing the business differently through changes in its operating and reportable segments, which necessitated a realignment of the Company's historical segment structure. This realignment is consistent with how the Company’s CEO currently: (i) assesses operating performance on a regular basis, (ii) makes resource allocation decisions and (iii) designates responsibilities of his direct reports. Pursuant to these changes, effective in the first quarter of 2021, the Company operates in the following reportable segments: (i) Bausch + Lomb, (ii) Salix, (iii) International Rx, (iv) Ortho Dermatologics and (v) Diversified Products. In addition, as part of this realignment of segment structure, certain products historically included in certain segments are now included in their new respective segments based on the organizational structure of the two separate entities as proposed by the Separation. All segment revenues and profits for the periods presented have been recast to conform to the 2021 reporting segment reporting structure.
"Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations with Retrospective Segment Changes of the 2020 Form 10-K" set forth in this Exhibit 99.1 has been revised from the "Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations" included in Part II to the Company's Annual Report on Form 10-K for the year ended December 31, 2020 (the "2020 Form 10-K") to reflect retrospective application of the new reporting structure and recast our historical results to conform to the new segment presentation. "Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations with Retrospective Segment Changes of the 2020 Form 10-K" set forth below has not been revised to reflect events or developments subsequent to February 24, 2021, the date that we filed the 2020 Form 10-K. For a discussion of events and developments subsequent to the filing date of the 2020 Form 10-K, please refer to the reports and other information the Company has filed with the Securities and Exchange Commission and with the Canadian Securities Administration on SEDAR at www.sedar.com since that date, including the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 filed on May 4, 2021.
Item 7.   Management’s Discussion and Analysis of Financial Condition and Results of Operations with Retrospective Segment Changes of the 2020 Form 10-K
INTRODUCTION
This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” has been updated through February 24, 2021 and for the subsequent retrospective reflection of the segment change and should be read in conjunction with the audited Consolidated Financial Statements and the related notes thereto included elsewhere in this Annual Report on Form 10-K. The matters discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that may be forward-looking information within the meaning defined under applicable Canadian securities laws (collectively, “Forward-Looking Statements”). See “Forward-Looking Statements” at the end of this discussion. Additional company information, including this Form 10-K, is available on SEDAR at www.sedar.com and on the U.S. Securities and Exchange Commission (the “SEC”) website at www.sec.gov. All currency amounts are expressed in U.S. dollars, unless otherwise noted.
OVERVIEW
Bausch Health Companies Inc. (“we”, “us”, “our” or the “Company”) is a global company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market, primarily in the therapeutic areas of eye-health, gastroenterology (“GI”) and dermatology, a broad range of: (i) branded pharmaceuticals, (ii) generic and branded generic pharmaceuticals, (iii) over-the-counter (“OTC”) products and (iv) medical devices (contact lenses, intraocular lenses, ophthalmic surgical equipment and aesthetics devices), which are marketed directly or indirectly in approximately 100 countries.
We generated revenues for 2020, 2019 and 2018, of $8,027 million, $8,601 million and $8,380 million, respectively. Our portfolio of products falls into five operating and reportable segments: (i) Bausch + Lomb, (ii) Salix, (iii) International Rx, (iv) Ortho Dermatologics and (v) Diversified Products. These segments are discussed in detail in Note 22, "SEGMENT

INFORMATION" to our audited Consolidated Financial Statements. The following is a brief description of the Company’s segments:
•The Bausch + Lomb segment consists of global sales of Bausch + Lomb Vision Care, Consumer, Surgical and Ophthalmology Rx products.
•The Salix segment consists of sales in the U.S. of GI products.
•The International Rx segment consists of sales, with the exception of sales of Bausch + Lomb and Solta products, outside the U.S. and Puerto Rico of branded pharmaceutical products, branded generic pharmaceutical products and OTC products.
•The Ortho Dermatologics segment consists of: (i) sales in the U.S. of Ortho Dermatologics (dermatological) products and (ii) global sales of Solta medical aesthetic devices.
•The Diversified Products segment consists of sales in the U.S. of: (i) pharmaceutical products in the areas of neurology and certain other therapeutic classes, (ii) generic products and (iii) dentistry products.
For additional discussion of our reportable segments, see the discussion in Note 22, "SEGMENT INFORMATION" to our audited Consolidated Financial Statements for further details on these reportable segments.
Our Focus on Value
In 2016, we retained a new executive team which implemented a multi-year plan designed to transform and bring out value in our Company. The multi-year plan increased our focus on, among other factors, our: product portfolio, infrastructure, geographic footprint, capital structure and risk management. Since that time, we have been executing and continue to execute on our commitments to transform the Company and generate value. Under the multi-year plan, we have taken the following actions, among others:
•divested non-core assets in order to narrow the Company's activities to our core businesses where we believe we have an existing and sustainable competitive edge and the ability to generate operational efficiencies. To date we received approximately $3,500 million in net proceeds from these divestitures;
•made strategic investments in our core businesses in order to support recent revenue growth and prepare for additional growth opportunities we plan to capitalize on for our core businesses;
•made measurable progress in improving our capital structure as we have repaid over $8,600 million in debt obligations (net of additional borrowings, amounts refinanced and excluding the $1,210 million financing of the U.S. Securities Litigation settlement discussed below) during the period January 1, 2016 through February 24, 2021 (the date of the filing of the 2020 Form 10-K) using the proceeds from the divestiture of non-core assets, cash generated from our operations and improved working capital management; and
•resolved many of the Company's legacy litigation matters originating back to 2015 and prior, including the most significant legacy legal matter, the U.S. Securities Litigation settlement discussed below, significantly reducing related possible disruptions and other uncertainties to our operations.
We believe that these and other positive actions we have taken to transform our Company, have properly focused our operations and improved our capital structure, and we also believe that, as a result of such actions, we are now presented with an opportunity to unlock additional value across our portfolio of assets by creating two highly attractive but dissimilar businesses.
Separation of the Bausch + Lomb Eye-Health Business
On August 6, 2020, we announced that we intend to separate our eye-health business into an independent publicly traded entity (“Bausch + Lomb”) from the remainder of Bausch Health Companies Inc. (the "Separation"). The Separation will establish two separate companies that include:
•a fully integrated, pure play eye-health company built on the iconic Bausch + Lomb brand and long history of innovation; and
•a diversified pharmaceutical company with leading positions in gastroenterology, aesthetics/dermatology, neurology and international pharmaceuticals.
The Bausch + Lomb entity will consist of the Company's Bausch + Lomb Global Vision Care, Global Surgical, Global Consumer and Global Ophthalmology Rx businesses. The remaining pharmaceutical entity will comprise a diversified portfolio of our leading durable brands across the Salix, International Rx, Solta, neurology and medical dermatology businesses. We believe the Separation will unlock value across the two post-separation entities and create two highly attractive but dissimilar businesses.
As separate entities, management believes that each company will be better positioned to individually focus on its core businesses to drive additional growth, more effectively allocate capital and best manage its respective capital needs. Further, the Separation allows us and the market to compare the operating results of each entity with other “pure play” peer companies. Although management believes the Separation will bring out additional value, there can be no assurance that it will be successful in doing so. In connection with the Separation, we have realigned and began managing our operations in a manner consistent with the organizational structure of the two separate entities as proposed by the Separation during the first quarter of 2021.
We are in the process of addressing the organization, structure and pro forma capitalizations of the two entities post-separation. Based on our assessment, we believe that, by the end of 2021, we will be able to address the organizational matters and regulatory requirements needed to operate the businesses separately and put the Bausch + Lomb entity in position to become an independent publicly traded company. Management is also considering the form of the Separation and exploring a number of alternative capitalization structures in order to properly capitalize the entities post-separation. Although a public offering of a portion of the Bausch + Lomb business is among the alternate capital structures being considered, this Form 10-K does not constitute an offer of any securities of Bausch + Lomb for sale. There are considerations, approvals and conditions that will determine the ultimate timing and structure of this transaction, including regulatory approvals, final approval by our board of directors, any shareholder vote requirements that may be applicable, compliance with U.S. and Canadian securities laws and stock exchange rules, receipt of any applicable opinions and/or rulings with respect to the Canadian and U.S. federal income tax treatment of such transaction and determination of the pro forma capitalizations of the two entities. The failure to satisfy all of the required conditions could delay the completion of this transaction for a significant period of time or prevent it from occurring at all.
See Item 1A. “Risk Factors — Risk Relating to the Separation” of this Form 10-K for additional risks relating to the Separation.
Impacts of COVID-19 Pandemic
In December 2019, a novel strain of the coronavirus disease, COVID-19, was identified in Wuhan, China. Since then, COVID-19 has spread to other parts of the world, including the United States, Canada and Europe, and was declared a global pandemic by the World Health Organization (the "WHO") on March 11, 2020. As a global health care company, now more than ever, we remain focused on our mission of helping to improve people’s lives with our health care products.
The unprecedented nature of the COVID-19 pandemic has adversely impacted the global economy. The COVID-19 pandemic and the rapidly evolving reactions of governments, private sector participants and the public in an effort to contain the spread of the COVID-19 virus and/or address its impacts have intensified and have had significant direct and indirect effects on businesses and commerce. This includes, but is not limited to, disruption to supply chains, employee base and transactional activity, facilities closures and production suspensions. The COVID-19 pandemic has also significantly increased demand for certain goods and services, such as pandemic-related medical services and supplies, alongside decreased demand for others, such as retail, hospitality, elective medical procedures and travel.
As the global economic landscape changes, there is a wide range of possible outcomes regarding the nature and timing of events related to the COVID-19 pandemic, each of which are highly dependent on variables that are difficult to predict. Developments, including the ultimate geographic spread and duration of the pandemic, the extent and duration of a resurgence, if any, new information concerning the severity of the COVID-19 virus, the effectiveness and intensity of measures to contain the COVID-19 virus, the availability and effectiveness of vaccines for the COVID-19 virus and the economic impact of the pandemic and the reactions to it, could have a significant adverse effect on our business, development programs, financial condition, cash flows and results of operations. The extent of these developments and the related impacts are highly uncertain and many are outside the Company's control.
To date, the Company has been able to continue its operations with limited disruptions in supply and manufacturing. Although it is difficult to predict the broad macroeconomic effects that the COVID-19 pandemic will have on industries or individual companies, the Company has assessed the possible effects and outcomes of the pandemic on, among other things, its supply chain, customers and distributors, discounts and rebates, employee base, product sustainability, research and development efforts, product pipeline and consumer demand. As a result of our assessment, we immediately initiated profit protection measures to manage and reduce operating expenses and preserve cash during the COVID-19 pandemic. We have also taken actions to manage the level of our investment in support of certain existing products, anticipated launches and the expansion of our sales footprint in Europe. Postponing these investments may impact the extent and timing in achieving our longer-term forecasts for certain business units, however, we believe these actions will not have a material impact on the underlying value of the related businesses or their associated assets.
We are and will continue to closely monitor the impacts of the COVID-19 pandemic and related responses from governments and private sector participants on the Company, our customers, supply chain, third-party suppliers, project development timelines, costs, revenue, margins, liquidity and financial condition and our planned actions and responses to this pandemic.
We believe we have responded quickly to the human and commercial challenges brought on by the COVID-19 pandemic and that our early actions have, so far, enabled us to keep our employees safe and our supply lines largely intact and we believe these actions have laid the foundation for us to work our way through the uncertainties to come. Importantly, we believe that the steps we took over the last several years to manage our capital structure place us in a strong position to maintain sufficient liquidity to continue operations through an extended pandemic and we believe that our businesses will not see their long-term value diminished by this unprecedented situation.
Our Employees
Our employees' health, safety, and wellness are important to us. With the COVID-19 outbreak, a focus in 2020 was protecting the health and safety of our employees and their families. We broadened our existing remote work policies to enable our global employees to work from home wherever possible. In circumstances where remote work was not possible (such as at our manufacturing and distribution facilities) we implemented safety measures to ensure we prevented the spread of COVID-19 in the workplace, such as mandatory face coverings, social distancing, hand hygiene, plexiglass barriers, limited face-to-face meetings and other procedures as prescribed by global public health organizations, such as the WHO and U.S. Centers for Disease Control and Prevention. We also provided resources for our employees specifically in response to COVID-19, including launching a website – Collaborating in the New Normal – to help our employees encourage each other, lead with empathy and adapt as we navigate these unprecedented times.
Our Supply Chain and Manufacturing Facilities
Our objective is to maintain the uninterrupted availability of our products to meet the needs of patients, consumers and our customers. Business continuity plans and site-level biosecurity procedures are in place to ensure the well-being of our employees while we work to maintain the integrity of our supply chain. We have been successful in keeping our manufacturing facilities operational, although, due to shelter-in-place orders, our facilities in Milan and China were forced to temporarily close in March and April of 2020. These facilities were closed for only a short period of time and were immediately and continually operational once the shelter-in-place orders in the respective geographies were lifted.
As of the date of this filing, we have not experienced any disruption in our supply chain that would have a material impact on our results or operations. Our global supply chain team worked diligently to stay ahead of the challenges presented by the COVID-19 pandemic once it appeared in Asia. Although we have put in place procedures to mitigate the risks associated with closures and disruptions at our manufacturing facilities, the COVID-19 pandemic has had an impact on our inventory levels and the manner in which we manage our inventories. From time to time during 2020, our inventory levels were higher than usual as a result of: (i) lower demand across multiple business units due to COVID-19 pandemic related matters, (ii) securing additional quantities of active pharmaceutical ingredients ("API") for our Xifaxan® products from our suppliers in Italy in contemplation of potential supply disruptions in that region, (iii) securing additional quantities of API for our Trulance® products which have longer procurement times and higher costs and (iv) the acquisition of additional quantities of certain products that were at the lower end of their optimal levels at December 31, 2019. During our third and fourth quarters, we continued to manage our inventory levels and effectively reduced our inventory levels to be in line with our pre-pandemic inventory levels as of December 31, 2020.
We have dual sources of API and intermediates for many of our products, the availability of which has not had, and at this time we do not expect will have, a material impact on our supply chain. With respect to our largest product, Xifaxan®, as of January 31, 2021, we have over four months’ supply of Xifaxan® finished goods on hand and enough API to manufacture another seven months’ supply of Xifaxan® finished goods. We also have open orders for API for Xifaxan® that we currently expect will arrive on schedule. However, if we were to experience a lack of availability of API for Xifaxan®, such disruption to our supply chain could have a significant adverse effect on our business, financial condition and results of operations.
We continue to monitor the impacts of the COVID-19 pandemic and take the actions appropriate to regulate our inventories at levels in line with the current supply and demand for our products. These actions have been effective at meeting our objectives, and presuming there continues to be increased availability of effective vaccines and any resurgence of the COVID-19 virus and variant strains thereof do not have a material adverse impact on efforts to contain the COVID-19 virus, we believe we can maintain our inventories at their pre-pandemic levels during 2021. We will continue to monitor our inventories and continue to take the appropriate actions and make the necessary adjustments to maintain the uninterrupted availability of our products to meet the needs of patients, consumers and our customers.
Our Product Pipeline
Our leadership team actively manages the Company's product pipeline to identify what we believe are innovative and realizable projects aligned with our core businesses that are expected to provide incremental and sustainable revenues and growth. During the COVID-19 pandemic, our R&D team remains focused on meeting these objectives in a timely manner; however, there are significant events and circumstances regarding the COVID-19 pandemic that may materially affect our R&D team’s ability to do so, many of which are beyond the Company's control.
Due to the challenges of the COVID-19 pandemic, most notably those attributable to "stay at home" and travel restrictions, certain of our R&D activities were forced to pause. Clinical trials that started prior to governmental shutdowns remained enrolled and existing patients have progressed, while new patient enrollments were paused as most trial sites were not able to accept new patients. However, during our third quarter of 2020, we saw the pace of new patient enrollments increase, getting close to their pre-COVID-19 pandemic levels in the U.S., and as a result have not had to make material changes to our development timelines.
We continue to monitor the timing and completion of our ongoing and anticipated clinical trial programs. As of the date of this filing, the delays in our clinical trials have not had a material impact on our operating results; however, a resurgence of the virus significant enough to necessitate reenacting certain social restrictions could result in unanticipated delays in our ability to conduct new patient enrollments. Other possible COVID-19 pandemic and resurgence related challenges include, but are not limited to, facility closures, delays by third-party service providers, deferrals of doctor visits, postponement of elective medical procedures and surgeries and changes in prioritization by the FDA and other regulatory authorities. Delays, if any, caused by the COVID-19 pandemic and a possible resurgence of the virus such as these and others will likely adversely affect the timely approval, launch and commercialization and the commercial success of our products, particularly those in early stage clinical trials, which could have a material adverse effect on our future operating results.
Our Liquidity
Our primary sources of liquidity are our cash and cash equivalents, cash collected from customers, funds as available from our revolving credit facility of $1,225 million due in June 2023 (the “2023 Revolving Credit Facility”), issuances of long-term debt and issuances of equity and equity-linked securities. We believe these sources will be sufficient to meet our current liquidity needs for at least twelve months from the date of issuance of this Form 10-K. Further, for the years ended December 31, 2020, 2019 and 2018, we generated positive cash from operations of $1,111 million, $1,501 million and $1,501 million, respectively. Should our operating results during the COVID-19 pandemic materially suffer in comparison to our 2020, 2019 and 2018 operating results, we believe we would continue to generate sufficient cash flows from operations to meet our obligations in the ordinary course of business.
We have no debt maturities or mandatory amortization payments until 2024. Additionally, we have no outstanding borrowings, $104 million of issued and outstanding letters of credit and remaining availability of $1,121 million under our 2023 Revolving Credit Facility. In the event of a future, unexpected, need for near-term liquidity, our 2023 Revolving Credit Facility would be a source of funding for us. After reviewing the terms of our Restated Credit Agreement and considering a broad range of possible outcomes of the COVID-19 pandemic, we expect that we will have access to capital under our 2023 Revolving Credit Facility across a broad range of scenarios in the event it is required.
See this Item “— Liquidity and Capital Resources — Long-term Debt” and Note 10, "FINANCING ARRANGEMENTS" to our audited Consolidated Financial Statements for additional discussion of these matters.
Our Operating Results
While we are taking actions to mitigate the impact of the COVID-19 pandemic on daily operations, the global response to the pandemic has and is expected to impact our operating results until the impacts of the pandemic subside, the timing of which is uncertain and may be dependent upon, among other matters, the availability and effectiveness of vaccines for the COVID-19 virus. The changing dynamics of the pandemic, related responses from governments and private sector participants and the precautionary measures taken by our customers and the health care patients and consumers we serve, are expected to impact the timing and amount of our revenues.
During the pandemic, the public has been advised to engage in certain "social restrictions" such as: (i) remaining at home or shelter-in-place, (ii) limiting social interaction, (iii) closing non-essential businesses and (iv) postponing certain surgical and elective medical procedures in order to prioritize/conserve available health care resources. During the three months ended March 31, 2020, these factors negatively impacted, most notably, the revenues of the Company's Global Vision Care and

Global Surgical businesses in Asia where the COVID-19 pandemic originated. Beginning in March 2020, and throughout most of the second quarter of 2020, the Company experienced steeper declines in these revenues and the revenues of other businesses as social restrictions expanded worldwide, particularly in the U.S. and Europe. Social restrictions negatively impacted the Company's revenues for contact lenses, intraocular lenses, medical devices, surgical systems and certain pre- and post-operative eye-medications of its Global Ophtho Rx business, medical aesthetics and therapeutic products of its Global Solta business, and certain branded pharmaceutical products of its Salix, Ortho Dermatologics and Dentistry businesses, as the offices of many health care providers were closed and certain surgeries and elective medical procedures were deferred.
Our 2020 revenues were most negatively impacted during our second quarter by the social restrictions and other precautionary measures taken in response to the COVID-19 pandemic. However, as governments began lifting social restrictions, allowing offices of certain health care providers to reopen and certain surgeries and elective medical procedures to proceed, the negative trend in the revenues of certain businesses began to level off and stabilize prior to our third quarter of 2020. Our revenues for the three months ended December 31, 2020 and 2019 were $2,213 million and $2,224 million, respectively, a decrease of $11 million. This decrease of less than 1% represents a continuing improving trend over the decreases in our year-over-year revenues for the three month periods ended June 30, 2020 and September 30, 2020 of 23% and 3%, respectively, and suggests that a recovery is underway. Presuming there continues to be increased availability of effective vaccines and any resurgence of the COVID-19 virus and variant strains thereof do not have a material adverse impact on efforts to contain the COVID-19 virus, the Company anticipates an ongoing, gradual global recovery from the significant macroeconomic and health care impacts of the pandemic that occurred during the first-half of 2020 and anticipates that its affected businesses could return to pre-pandemic levels during 2021. However, the rates of recovery for each business will vary by geography and will be dependent upon, among other things, the availability and effectiveness of vaccines for the COVID-19 virus, government responses, rates of economic recovery, precautionary measures taken by patients and customers, the rate at which remaining social restrictions are lifted and once lifted, the presumption that social restrictions will not be materially reenacted in the event of a resurgence of the virus and other actions taken in response to the COVID-19 pandemic.
In the U.S., the recovery is progressing more quickly in our surgical, vision care and ophthalmology businesses, while our consumer business has been less impacted by the COVID-19 pandemic than any of our other businesses. Although certain social restrictions were lifted in Europe and Asia during the summer, recovery in these regions has been more gradual, as consumers have been slower to return to their pre-pandemic habits. Further, various geographies are reinstituting lockdowns or partial lockdowns in response to resurgence of the original COVID-19 virus and as variant strains, possibly more contagious than the original virus, have been identified. For instance, parts of Europe, such as England, Germany, France and Ireland, and parts of Canada have already announced returns to lockdowns of various lengths and have enacted or are considering enacting other social restrictions. In the U.S., variant strains of the virus have been identified and there has been a rise in the number of daily average COVID-19 cases heading into 2021 which suggests a possible resurgence in the U.S. and could lead to new lockdowns or other social restrictions.
As we monitor the direction and pace of the recovery in each business and geography, we are also continually monitoring the effectiveness of the profit protection measures we initiated to manage and reduce our operating expenses and preserve cash during the COVID-19 pandemic. These profit protection measures have been successful in expanding the profit margins in many of our businesses as referenced in the discussion of our operating results to follow. As the pace of recovery in each geography accelerates, we expect to allocate more resources to selling and other promotional activities to drive our return to sustainable revenue and profit growth. Therefore, if the recovery continues, we expect our operating expenses to increase in support of our existing products, product launches and products in development and expect to see our operating expenses in 2021 exceed our operating expenses in 2020 as a result.
We believe our diverse portfolio of durable products and strong brands has served us well through the COVID-19 pandemic and we continue to be well positioned to grow market share and return to growth as the world recovers. However, this remains a very fluid situation and we continue to monitor the availability and effectiveness of vaccines and any resurgence of the COVID-19 virus and variant strains thereof on our operations, business and primary goals. Given these circumstances, we continue to focus on: (i) revising our go-to-market and sales force strategies to address the changing business dynamics created by the COVID-19 pandemic, (ii) building out our e-commerce presence to enable us to reach customers in new ways, (iii) investing in our key promoted brands and product launches to increase market share, (iv) optimizing our cost structure and (v) looking for key trends in the market to meet changing consumer/patient needs and identify areas for investment and growth. We believe focusing on these priorities will best enable us to effectively manage the changing business dynamics created by the COVID-19 pandemic, best prepare us for a possible resurgence of the virus and any variant strains thereof and return us to growth once the impacts of the COVID-19 pandemic substantially subside.
The changes in our segment revenues and segment profits, including the impacts of COVID-19 pandemic related matters for the year ended December 31, 2020, are discussed in further detail in the respective subsequent sections “ — Reportable Segment Revenues and Profits”.

The Company continually updates its near term forecasts for the changing facts and circumstances regarding the COVID-19 pandemic and believes that its long-term forecasted cash flows are not materially impacted by COVID-19 pandemic events and related factors. As more fully discussed in Note 8, "INTANGIBLE ASSETS AND GOODWILL" to our audited Consolidated Financial Statements, as of December 31, 2020 the Company has not identified any impairments in connection with the impacts of the COVID-19 pandemic. However, if market conditions further deteriorate, if facts and circumstances regarding the COVID-19 pandemic escalate beyond management’s expectations, or if the Company is unable to execute its strategies, it may be necessary to record impairment charges in the future and those charges can be material.
For a further discussion of these and other COVID-19 related risks, see Item 1A. "Risk Factors— Risk Relating to COVID-19" of this Form 10-K.
Focus on Core Businesses
Our strategy is to focus our business on core therapeutic classes that offer attractive growth opportunities. Within our chosen therapeutic classes, we prioritize durable products which we believe have the potential for strong operating margins and evidence of growth opportunities. We believe this strategy has reduced complexity in our operations and maximizes the value of our: (i) eye-health, (ii) GI and (iii) dermatology businesses, which collectively now represent a substantial portion of our revenues. We have found and continue to believe there is significant opportunity in these businesses and we believe our existing portfolio, commercial footprint and pipeline of product development projects position us to successfully compete in these markets and provide us with the greatest opportunity to build value for our shareholders. We identify these businesses as “core”, meaning that we believe we are best positioned to grow and develop them. In order to continue to focus on our core businesses we have: (i) directed capital allocation to drive growth within our core businesses, (ii) made measurable progress in effectively managing our capital structure, (iii) increased our efforts to improve patient access and (iv) continued to invest in sustainable growth drivers to position us for long-term growth.
Direct Capital Allocation to Drive Growth Within Our Core Businesses
Our capital allocation is driven by our long-term growth strategies. We have been aggressively allocating resources to promote our core businesses globally through: (i) strategic acquisitions, (ii) research and development (“R&D”) investment, (iii) strategic licensing agreements and (iv) strategic investments in our infrastructure. The outcome of this process allows us to better drive value in our product portfolio and generate operational efficiencies.
Strategic Acquisitions
We remain very selective when considering any acquisition and pursue only those opportunities that we believe align well with our current organization and strategic plan. We sometimes refer to these opportunities as "bolt on" acquisitions. In being selective, we seek to enter into only those acquisitions that provide us with significant synergies with our existing business, thereby minimizing risks to our core businesses and providing long-term growth opportunities. Recently, we have entered into transactions that although not immediately impactful to our operating results, are expected to be accretive to our bottom line in future years and contribute to our long-term growth strategies.
In September 2020, we entered into an agreement which provides the Company an option to acquire all ophthalmology assets of Allegro Ophthalmics, LLC ("Allegro") (the "Option"), a privately held biopharmaceutical company focused on the development of therapies that regulate integrin functions for the treatment of ocular diseases. Among the assets to be acquired, if the Option is exercised, is the worldwide rights to risuteganib (Luminate®), Allegro's lead investigational compound in retina, which is believed to simultaneously act on the angiogenic, inflammatory and mitochondrial metabolic pathways implicated in diseases such as intermediate dry Age-related Macular Degeneration ("AMD"). A U.S. Phase 2a study with risuteganib in intermediate dry AMD met its primary endpoint of vision recovery and Phase 3 testing is in the planning stages. We believe the addition of the ophthalmic assets of Allegro would significantly enhance our comprehensive portfolio of products for AMD and if approved, risuteganib may be the first treatment indicated to help reverse vision loss due to dry AMD and address a significant unmet medical need affecting millions of people globally.
In March 2019, we completed the acquisition of certain assets of Synergy Pharmaceuticals Inc. (“Synergy”) whereby we acquired the worldwide rights to the Trulance® (plecanatide) product, a once-daily tablet for adults with chronic idiopathic constipation, or CIC, and irritable bowel syndrome with constipation, or IBS-C. We believe that the Trulance® product complements our existing Salix products and allows us to effectively leverage our existing GI sales force.
In February 2019, we acquired the U.S. rights to EM-100 (an investigational preservative-free formulation eye drop) from Eton Pharmaceuticals, Inc. On September 25, 2020, the Company announced that the FDA had approved Alaway® Preservative Free (ketotifen fumarate) ophthalmic solution, 0.035%, antihistamine eye drops (EM-100) as the first over-the-counter (OTC) preservative-free formulation eye drop approved to temporarily relieve itchy eyes due to pollen, ragweed, grass, animal hair and dander. Alaway® Preservative Free was launched in February 2021 and is expected to complement our broad range of Bausch + Lomb integrated eye-health products.
We are considering further acquisition opportunities within our core therapeutic areas, some of which could be material in size.
R&D Investment
Our R&D expenses for 2020, 2019 and 2018, were $452 million, $471 million and $413 million, respectively, and was approximately 6% as a percentage of revenue for 2020 and approximately 5% for 2019 and 2018. Our investment in R&D reflects our commitment to drive organic growth through internal development of new products, a pillar of our strategy. We continuously search for new product opportunities through internal development and strategic licensing agreements, that if successful, will allow us to leverage our commercial footprint, particularly our sales force, and supplement our existing product portfolio and address specific unmet needs in the market.
Our internal R&D organization focuses on the development of products through clinical trials. As of December 31, 2020, approximately 1,300 dedicated R&D and quality assurance employees in 23 R&D facilities were involved in our R&D efforts internally. We have approximately 200 projects in our global pipeline.
Certain core internal R&D projects that have received a significant portion of our R&D investment in current and prior periods are listed below. However, due to the challenges of the COVID-19 pandemic, most notably those attributable to "stay at home" and travel restrictions, certain of our R&D activities were forced to pause. Clinical trials that started prior to governmental shutdowns remained enrolled and existing patients have progressed, while new patient enrollments were paused as most trial sites were not able to accept new patients. However, during our third quarter of 2020, we saw the pace of new patient enrollments increase, getting close to their pre-COVID-19 pandemic levels in the U.S., and as a result have not had to make material changes to our development timelines.
We continue to monitor the timing and completion of our ongoing and anticipated clinical trial programs. As of the date of this filing, the delays in our clinical trials have not had a material impact on our operating results; however, a resurgence of the virus significant enough to necessitate reenacting certain social restrictions could result in unanticipated delays in our ability to conduct new patient enrollments. Other possible COVID-19 pandemic and resurgence related challenges include, but are not limited to, facility closures, delays by third-party service providers, deferrals of doctor visits, postponement of elective medical procedures and surgeries and changes in prioritization by the FDA and other regulatory authorities. Delays, if any, caused by the COVID-19 pandemic and a possible resurgence of the virus such as these and others will likely adversely affect the timely approval, launch and commercialization and the commercial success of our products, particularly those in early stage clinical trials. As a result, our estimates regarding the timing and success of our R&D efforts (some of which are set out below), including as it relates to study initiation, enrollment and completion, availability of study results, regulatory submissions, regulatory approvals and commercial launches, may change.
Bausch + Lomb
•Bausch + Lomb ULTRA® for Astigmatism - A monthly planned replacement contact lens for astigmatic patients.  The Bausch + Lomb ULTRA® for Astigmatism lens was developed using the proprietary MoistureSeal® technology. In addition, the Bausch + Lomb ULTRA® for Astigmatism lens integrates an OpticAlign® design engineered for lens stability and to promote a successful wearing experience for the astigmatic patient. In 2017, we launched this product and the extended power range for this product. In 2018, we launched the Bausch + Lomb ULTRA® for Astigmatism -2.75 cylinder expanded SKU range.
•SiHy Daily - A silicone hydrogel daily disposable contact lens designed to provide clear vision throughout the day. In September 2018, we launched SiHy Daily in Japan under the branded name AQUALOX™ ONE DAY.  In August 2020, we launched SiHy Daily in the U.S. under the branded name Bausch + Lomb INFUSE™ SiHy Daily Disposable contact lens. In the fourth quarter of 2020, SiHy Daily was launched in Australia, Hong Kong and Canada under the branded name Ultra® ONE DAY. SiHy Daily has also received regulatory approval for New Zealand, South Korea, Singapore and Malaysia, where it will be branded as Ultra® ONE DAY.
•Lumify® (brimonidine tartrate ophthalmic solution, 0.025%) - An OTC eye drop developed as an ocular redness reliever. We launched this product in May 2018. Currently, we have several line extensions under development and expect Phase 3 clinical studies to commence in 2021.
•Biotrue® ONEday for Astigmatism - A daily disposable contact lens for astigmatic patients. The Biotrue® ONEday contact lens incorporates Surface Active Technology™ to provide a dehydration barrier.  The Biotrue® ONEday for Astigmatism also includes evolved peri-ballast geometry to deliver stability and comfort for the astigmatic patient. We launched this product in December 2016 and launched an extended power range and further extended power ranges in 2017, 2018, 2019 and July 2020.
•New Ophthalmic Viscosurgical Device ("OVD") product - With a formulation to protect corneal endothelium during phacoemulsification process during a cataract surgery and to help chamber maintenance and lubrication during interocular lens delivery. In January 2020, we commenced an FDA clinical study for cohesive OVD. The clinical study has now achieved its enrollment target, despite COVID-19 slowdowns, and we expect results in the fourth quarter of 2021. In April 2020, we filed a Premarket Approval application for the dispersive OVD with the FDA.
•Lotemax® SM (loteprednol etabonate ophthalmic gel) 0.38% - A new formulation for the treatment of post-operative inflammation and pain following ocular surgery. Lotemax® SM is the lowest concentrated loteprednol ophthalmic corticosteroid indicated for the treatment of post-operative inflammation and pain following ocular surgery in the U.S. We launched this product in April 2019.
•enVista® Trifocal intraocular lens - An innovative lens design. We initiated an investigative device exemption study for this product in May 2018 and initiated the last phase of this three phase study in the fourth quarter of 2020.
•SimplifEYE™ preloaded intraocular lens injector platform for enVista interocular lens - We have received approvals from the European Union and Canada and received FDA clearance for the injector and launched this platform in October 2020.
•Extended depth of focus intraocular lens - Currently under development, however, the timing and completion of which has been delayed due to COVID-19 pandemic related matters. Once developed and if approved, we anticipate that this product could be launched in the second half of 2021.
•Bausch + Lomb ULTRA® monthly silicone hydrogel lens - Specifically designed to address the lifestyle and vision needs of patients with MoistureSeal® technology which maintains 95% of contact lens moisture for a full 16 hours. In the second quarter of 2020, Bausch + Lomb ULTRA® received a seven day extended wear indication approval from the European Union and received regulatory approval from the National Medical Products Administration in China.
•Bausch + Lomb ULTRA® Multifocal for Astigmatism contact lens - The first and only multifocal toric lens available as a standard offering in the eye care professional's fit set. The new monthly silicone hydrogel lens, which was specifically designed to address the lifestyle and vision needs of patients with both astigmatism and presbyopia, combines the Company's unique 3-Zone Progressive™ multifocal design with the stability of its OpticAlign® toric with MoistureSeal® technology to provide eye care professionals and their patients an advanced contact lens technology that offers the convenience of same-day fitting during the initial lens exam. Bausch + Lomb ULTRA® Multifocal for Astigmatism was launched in June 2019 and received European Union regulatory approval in the second quarter of 2020.
•Renu® Advanced Multi-Purpose Solution (“MPS”) - Contains a triple disinfectant system that kills 99.9% of germs, and has a dual surfactant system that provides up to 20 hours of moisture. Renu® Advanced MPS is FDA cleared with indications for use to condition, clean, remove protein, disinfectant, rinse and store soft contact lenses including those composed of silicone hydrogels. Renu® Advanced MPS has gained regulatory approvals in Korea, India, Mexico, Indonesia, Malaysia, Singapore and, during the second quarter of 2020, the European Union.
•Custom soft contact lens (Ultra Buttons) - A latheable silicone hydrogel button for custom soft specialty lenses including; Sphere, Toric, Multifocal, Toric Multifocal and irregular corneas. This project has been placed on hold as we reprioritize other projects in our pipeline.
•Zen™ Multifocal Scleral Lens for presbyopia - In January 2019, we launched this product exclusively available with Zenlens™ and Zen™ RC scleral lenses and will allow eye care professionals to fit presbyopic patients with irregular and regular corneas and those with ocular surface disease, such as dry eye. The Zen™ Multifocal Scleral Lens incorporates decentered optics, enabling the near power to be positioned over the visual axis.
•Tangible® Hydra-PEG® - A high-water polymer coating that is bonded to the surface of a contact lens and designed to address contact lens discomfort and dry eye. We launched this product in March 2019. Tangible® Hydra-PEG® coating technology in combination with our Boston® materials and Zenlens™ family of scleral lenses will help eye care professionals provide a better lens wearing experience for their patients with challenging vision needs.
Gastrointestinal
•Rifaximin - Top line results from a Phase 2 study for the treatment of overt hepatic encephalopathy with a new formulation (SSD IR) of rifaximin showed a treatment benefit. Patients receiving 40 mg twice daily showed a statistically significant separation from placebo. The top line results from this Phase 2 study will help inform further research on potential new indications for rifaximin; this will include the commencement of a Phase 3 study (RED-C) in 2021 to seek an indication for the prevention of the first episode of Hepatic Encephalopathy. A separate new formulation is planned to be studied for the treatment of sickle cell anemia which rifaximin recently received orphan drug designation for and for which clinical trials are expected to commence in 2021.
•Rifaximin - Commencement of a Phase 2 study to evaluate rifaximin for the treatment of small intestinal bacterial overgrowth or SIBO remains pending results from a new formulation study expected to be available in first half 2021. Development of a fit for purpose Patient Reported Outcomes tool for small intestinal bacterial overgrowth (SIBO is continuing in 2021.
•Rifaximin - We have entered into an agreement with Cedars Sinai Medical Center to evaluate a new formulation of rifaximin for the treatment of IBS-D. Two preclinical studies have been completed. A Proof of Concept study that was paused due to COVID-19 pandemic related factors has recommenced.
•Rifaximin - Our partner Alfasigma S.p.A. ("Alfasigma") is planning a Phase 2/3 study for the treatment of postoperative Crohn's disease using a novel rifaximin extended release formulation.
•Envive™ - We developed a probiotic supplement to address gastrointestinal disturbances. We launched this product in October 2020.
•Amiselimod (S1P modulator) - We are preparing to initiate a Phase 2 study to evaluate Amiselimod (S1P modulator) for the treatment of mild to moderate Ulcerative Colitis. We anticipate the clinical trial to commence in the first half of 2021.
Dermatology
•Duobrii® - The first and only topical lotion that contains a unique combination of halobetasol propionate and tazarotene for the treatment of plaque psoriasis in adults.  Halobetasol propionate and tazarotene are each approved to treat plaque psoriasis when used separately, but the duration of halobetasol propionate is limited by FDA labeling constraints and the use of tazarotene can be limited due to tolerability concerns.  However, the combination of these ingredients in Duobrii®, with a dual mechanism of action, allows for expanded duration of use, with reduced adverse events. We launched this product in June 2019.
•Arazlo® (tazarotene) Lotion, 0.045% (formerly IDP-123) - An acne product containing lower concentration of tazarotene in a lotion form to help reduce irritation while maintaining efficacy. We launched this product in June 2020.
•Internal Development Project ("IDP") 120 - An acne product with a fixed combination of mutually incompatible ingredients: benzoyl peroxide and tretinoin. Phase 3 clinical studies have been completed and met the primary endpoints. We are currently evaluating next steps for this project.
•IDP-126 - An acne product with a fixed combination of benzoyl peroxide, clindamycin phosphate and adapalene. Phase 3 clinical studies initiated in December 2019 were paused due to COVID-19 pandemic related factors, but resumed in June 2020. The first Phase 3 trial has been completed, and the second Phase 3 trial results are expected in 2021. We are currently evaluating next steps for this project.
•Clear + Brilliant® Touch - Next generation Clear + Brilliant® laser that is designed to deliver a customized and more comprehensive treatment protocol by providing patients of all ages and skin types the benefits of two wavelengths. We expect to launch this product during the first half of 2021.
•IDP-124 - A topical lotion product designed to treat moderate to severe atopic dermatitis, with pimecrolimus. Phase 3 clinical studies have been completed with one of the two studies meeting the primary endpoint. As a result, we have determined to no longer pursue this project.
Strategic Licensing Agreements
To supplement our internal R&D initiatives and to build-out and refresh our product portfolio, we also search for opportunities to augment our pipeline through arrangements that allow us to gain access to unique products and investigational treatments, by strategically aligning ourselves with other innovative product solutions.
In the normal course of business, the Company will enter into select licensing and collaborative agreements for the commercialization and/or development of unique products primarily in the U.S. and Canada. These products are sometimes investigational treatments in early stage development that target unique conditions. The ultimate outcome, including whether the product will be: (i) fully developed, (ii) approved by the FDA, (iii) covered by third-party payors or (iv) profitable for distribution is highly uncertain. Under certain agreements, the Company may be required to make payments contingent upon the achievement of specific developmental, regulatory, or commercial milestones.
In October 2020, we announced that we entered into two exclusive license agreements which present us with unique developmental opportunities to address the unmet need of treatment for myopia in children. The first of these two licensing agreements is with Eyenovia, Inc. for the development and commercialization in the United States and Canada of an investigational microdose formulation of atropine ophthalmic solution, which is being investigated for the reduction of pediatric myopia progression, also known as nearsightedness, in children ages 3-12. We expect to complete enrollment for a Phase 3 study during the second half of 2022. If approved by the FDA, we believe this investigational product could potentially change the treatment paradigm for the reduction of myopia progression in children. The second is an exclusive global licensing agreement with BHVI for a myopia control contact lens design developed by BHVI. The Company plans to pair BHVI's novel contact lens design with our leading contact lens technologies to develop potential contact lens treatments designed to slow the progression of myopia in children.
In December 2019, we announced that we had acquired an exclusive license from Novaliq GmbH for the commercialization and development in the U.S. and Canada of the investigational treatment NOV03 (perfluorohexyloctane), a first-in-class investigational drug with a novel mechanism of action to treat Dry Eye Disease ("DED") associated with Meibomian gland dysfunction ("MGD"). In an Open Label Safety study, NOV03 has achieved its enrollment target. We expect the readout of topline results from the first of two Phase 3 studies during the second half of 2021 and anticipate filing an NDA in 2022. If approved by the FDA, we believe the addition of this investigational treatment for DED will help build upon our strong portfolio of integrated eye-health products.
In October 2019, we acquired an exclusive license from Clearside Biomedical, Inc. ("Clearside") for the commercialization and development of Xipere™ (triamcinolone acetonide suprachoroidal injectable suspension) in the U.S. and Canada. Xipere™ is a proprietary suspension of the corticosteroid triamcinolone acetonide formulated for suprachoroidal administration via Clearside's proprietary SCS Microinjector™ that is being investigated as a targeted treatment of macular edema associated with uveitis. We are working closely with Clearside on the resubmission of the NDA for Xipere™ to the FDA.
In April 2019, we entered into two licensing agreements which present us with unique developmental opportunities to address unmet needs of individuals suffering with certain GI and liver diseases. The first of these two licensing agreements is with the University of California for certain intellectual property relating to an investigational compound targeting the pituitary adenylate cyclase receptor 1 in non-alcoholic fatty liver disease (“NAFLD”), nonalcoholic steatohepatitis (“NASH”) and other GI and liver diseases. The second is an exclusive licensing agreement with Mitsubishi Tanabe Pharma Corporation to develop and commercialize MT-1303 (amiselimod), a late-stage oral compound that targets the sphingosine 1-phosphate receptor that plays a role in autoimmune diseases, such as inflammatory bowel disease and ulcerative colitis. We have completed a thorough QTC study, which evaluated the cardiac safety profile of the compound. Topline results were positive and we expect to initiate a Phase 2 study in the first half of 2021.
On February 27, 2018, we announced that we entered into an exclusive license agreement with Kaken Pharmaceutical Co., Ltd. ("Kaken") to develop and commercialize a new chemical entity, IDP-131 (KP-470), for the topical treatment of psoriasis. An early proof of concept study has been completed and the results did not meet expectations. As a result, the Company and Kaken have terminated the license agreement.
Strategic Investments in our Infrastructure
In support of our core businesses, we have and continue to make strategic investments in our infrastructure, the most significant of which are at our Waterford facility in Ireland, our Rochester facility in New York and our Lynchburg facility in Virginia.
To meet the forecasted demand for our Biotrue® ONEday lenses, in July 2017, we placed into service a $175 million multi-year strategic expansion project of the Waterford facility. The emphasis of the expansion project was to: (i) develop new technology to manufacture, automatically inspect and package contact lenses, (ii) bring that technology to full validation and (iii) increase the size of the Waterford facility.
To address the expected global demand for our Bausch + Lomb ULTRA® contact lens, in December 2017, we completed a multi-year, $200 million strategic upgrade to our Rochester facility. The upgrade increased production capacity in support of our Bausch + Lomb Ultra® and SiHy Daily AQUALOX™ product lines and better supports the production of other well-established contact lenses, such as our PureVision®, PureVision®2 (SVS, Toric, and Multifocal), SofLens® 38 and SilSoft®.
To address the expected global demand for our SiHy Daily disposable contact lenses, in November 2018, we initiated $300 million of additional expansion projects to add multiple production lines to our Rochester and Waterford facilities. SiHy Daily disposable contact lenses were launched in the U.S. in September 2020.

To further help us meet the anticipated demand of our contact lenses, in 2020, we initiated an expansion of the Company's Lynchburg distribution center. The new facility is expected to create new jobs over the next five years and expand the overall site to 190,000 square feet, which will provide distribution capabilities for medical devices, primarily contact lens products, and be the main point of distribution for these products in the U.S.
We believe the investments in our Waterford, Rochester and Lynchburg facilities and related expansion of labor forces further demonstrates the growth potential we see in our Bausch + Lomb products and our eye-health business.
Effectively Managing Our Capital Structure
We continue to effectively manage our capital structure by: (i) reducing our debt through repayments, (ii) extending the maturities of debt through refinancing and (iii) improving our credit ratings.
Debt Repayments - Excluding the impact of the $1,210 million financing of the U.S. Securities Litigation settlement discussed below, we have been able to repay (net of additional borrowings) over $8,600 million of long-term debt during the period January 1, 2016 through February 24, 2021 (the date of the filing of the 2020 Form 10-K) using the net cash proceeds from divestitures of non-core assets, cash generated from operations and cash generated from tighter working capital management. This includes approximately $900 million of repayments with cash on hand and cash generated from operations during 2020.
2018 Refinancing Transactions - In March, June and November 2018, we accessed the credit markets and completed a series of transactions, whereby we extended approximately $8,300 million in aggregate maturities of certain debt obligations due to mature in March 2020 through July 2022, out to June 2025 through January 2027.  As part of these transactions we obtained less stringent loan financial maintenance covenants under our Senior Secured Credit Facilities and extended commitments under our revolving credit facility by more than three years by replacing our then-existing revolving credit facility, set to expire in April 2020 with a revolving credit facility of $1,225 million due in June 2023 (the “2023 Revolving Credit Facility”).
2019 Refinancing Transactions - In March, May and December 2019, we accessed the credit markets and completed a series of transactions, whereby, we extended approximately $4,200 million in aggregate maturities of certain debt obligations due to mature in December 2021 through May 2023, out to January 2027 through January 2030.
Financing of Litigation Settlement - In December 2019, we announced that we had agreed to resolve the putative securities class action litigation in the U.S. (the "U.S. Securities Litigation") for $1,210 million. Final court approval of this settlement was granted in January 2021. As part of the settlement, the Company and the other settling defendants admitted no liability as to the claims against it and deny all allegations of wrongdoing. Subject to an objector's appeal of the Court's final approval order, this settlement resolves and discharges all claims against the Company in the class action, and as a result resolves the most significant of the Company's remaining legacy legal matters and eliminates a material uncertainty regarding our Company.
To finance the settlement of the U.S. Securities Litigation and extend certain debt maturities, on December 30, 2019, we accessed the credit markets and issued: (i) $1,250 million aggregate principal amount of 5.00% Senior Unsecured Notes due January 2028 (the "5.00% January 2028 Unsecured Notes") and (ii) $1,250 million aggregate principal amount of 5.25% Senior Unsecured Notes due January 2030 (the "January 2030 Unsecured Notes") in a private placement. The proceeds and cash on hand were used to: (i) redeem $1,240 million of May 2023 Unsecured Notes on January 16, 2020, (ii) finance amounts owed under the Company's $1,210 million settlement agreement relating to the U.S. Securities Litigation (which is subject to an objector's appeal of the final court approval), the full $1,210 million of which was paid into an escrow fund in accordance with the related settlement agreement and is included in our Restricted cash balance as of December 31, 2020, and (iii) pay all fees and expenses associated with these transactions (collectively, the "December 2019 Financing and Refinancing Transactions"). Through this financing, we have in effect extended the payments of the pending litigation settlement of $1,210 million out to 2028 and 2030, without negatively impacting our working capital available for operations.
2020 Refinancing Transactions - In May and December 2020, we accessed the credit markets and completed a series of transactions, whereby we extended $3,250 million in aggregate maturities of certain debt obligations due to mature in 2022 and 2023 out to 2029 through 2031 and $250 million in aggregate amortization payments due in 2022 out to 2029. In addition to extending $3,500 million in payments due in 2022 and 2023 to 2029 through 2031, the refinancing transactions replaced secured debt of $1,500 million with unsecured debt. This provides us with more secured debt capacity under our Restated Credit Agreement and existing indentures if the market for unsecured debt in the future is less favorable. Further, by replacing $1,500 million of secured debt with unsecured debt we now have additional room under the debt maintenance covenant of our 2023 Revolving Credit Facility that requires us to maintain a first lien net leverage ratio of not greater than 4.00 to 1.00. The refinancing transactions also repaid in full €1,500 million of debt denominated in euros, thereby reducing our exposure to fluctuations in the value of the euro.

See Note 10, "FINANCING ARRANGEMENTS" to our audited Consolidated Financial Statements for the details of our debt portfolio as of December 31, 2020 and 2019.
The debt repayments and refinancing transactions outlined above have allowed us to: (i) improve our credit ratings, (ii) finance amounts owed under the Company's previously announced $1,210 million settlement agreement relating to the U.S. Securities Litigation (which is subject to an objector's appeal of the final court approval) without negatively impacting our working capital available for operations, (iii) extend maturities of certain debt obligations due out to the year 2025 and beyond, (iv) satisfy all debt mandatory amortization payments and maturities until 2024 and (v) reduce our exposure to fluctuations in the value of the euro.
Our prepayment of debt and refinancing transactions over the last four years translate into lower repayments of principal over the next four years, which, in turn, we believe will permit more cash flows to be directed toward developing our core assets, identifying new product opportunities and repaying additional debt amounts. The mandatory scheduled principal repayments of our debt obligations as of December 31, 2020, were as follows:

(in millions)
2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	Total
$—	$—	$—	$2,291	$10,632	$1,500	$2,250	$2,012	$3,250	$1,250	$1,000	$24,185
In addition, as a result of the changes in our debt portfolio, approximately 80% of our debt is fixed rate debt as of December 31, 2020, as compared to approximately 60% as of January 1, 2016. The weighted average stated interest rate of the Company's outstanding debt as of December 31, 2020 and 2019 was 6.02% and 6.21%, respectively.
We continue to monitor our capital structure and to evaluate other opportunities to simplify our business and improve our capital structure, giving us the ability to better focus on our core businesses. While we anticipate focusing any future divestiture activities on non-core assets, consistent with our duties to our shareholders and other stakeholders, we will consider dispositions in core areas that we believe represent attractive opportunities for the Company. Also, the Company regularly evaluates market conditions, its liquidity profile and various financing alternatives for opportunities to enhance its capital structure. If the Company determines that conditions are favorable, the Company may refinance or repurchase existing debt or issue additional debt, equity or equity-linked securities.
See Note 10, "FINANCING ARRANGEMENTS" to our audited Consolidated Financial Statements for further details and this Item “— Liquidity and Capital Resources — Liquidity and Debt — Long-term Debt” for additional discussion of these matters. Cash requirements for future debt repayments including interest can be found in this Item “— Off-Balance Sheet Arrangements and Contractual Obligations.”
Improve Patient Access
Improving patient access to our products, as well as making them more affordable, is a key element of our business strategy.
Patient Access and Pricing Committee - In 2016, we formed the Patient Access and Pricing Committee which is responsible for setting, changing and monitoring the pricing of our products and evaluating contract arrangements that determine the placement of our products on drug formularies. The Patient Access and Pricing Committee considers new to market product pricing, price changes and their impact across channels on patient accessibility and affordability. The Patient Access and Pricing Committee remains committed to limiting the average annual price increase for our branded prescription pharmaceutical products to no greater than single digits and has reaffirmed this commitment for 2021. These pricing changes and programs could affect the average realized pricing for our products and may have a significant impact on our company revenue and profit.
Bausch Health Assistance Program - We are committed to supporting patients who have lost employment health benefits due to the COVID-19 pandemic, and because it is important to continue prescribed treatments, we are proud to offer certain of our prescription medicines through our Bausch Health Assistance Program. In the face of the COVID-19 pandemic, some people have financial obstacles that keep them from obtaining and continuing their prescribed treatments. The purpose of the Bausch Health Patient Assistance Program is to provide eligible unemployed patients in the U.S., who have lost their health insurance due to the COVID-19 pandemic, with certain of our prescription products although their financial circumstances or insurance status may otherwise interfere with their ability to do so. If approved, patients receive their Bausch Health Companies Inc. prescription product(s) at no cost to them for up to one year, and may be able to reapply to the program annually if they continue to meet eligibility requirements and have a valid prescription.
Cash-pay Prescription Program - In February 2019, we launched Dermatology.com, a cash-pay product acquisition program offering certain branded Ortho Dermatologics products directly to patients. In March 2020, the name

Dermatology.com was removed as the cash-pay product program name, with the name Dermatology.com limited to only online usage, including future digital teledermatology and e-commerce offerings. The cash-pay program is designed to address the affordability and availability of certain branded dermatology products, when insurers and pharmacy benefit managers are no longer offering those branded prescription pharmaceutical products under their designated pharmacy benefit offerings.
Walgreens Fulfillment Arrangements - In the beginning of 2016, we launched a brand fulfillment arrangement with Walgreen Co. ("Walgreens"). Under the terms of the brand fulfillment arrangement, as amended in July 2019, we made certain dermatology and ophthalmology products available to eligible patients through patient access and co-pay assistance programs at Walgreens U.S. retail pharmacy locations, as well as participating independent retail pharmacies. Our products available under this fulfillment agreement include certain Ortho Dermatologics products, including our Duobrii®, Bryhali®, Arazlo®, Jublia®, Luzu®, Retin-A Micro® Gel and Onexton® and select branded prescription pharmaceutical products included in our cash-pay prescription program, and certain ophthalmology products, including our Vyzulta®, Besivance®, Lotemax®, Alrex®, Prolensa®, Bepreve® and Zylet® products.
Invest in Sustainable Growth Drivers to Position us for Long-Term Growth
We are constantly challenged by the changing dynamics of our industry to innovate and bring new products to market. We have divested certain businesses where we saw limited growth opportunities, so that we can be more aggressive in redirecting our R&D spend and other corporate investments to innovate within our core businesses where we believe we can be most profitable and where we aim to be an industry leader.
We believe that we have a well-established product portfolio that is diversified within our core businesses and provides a sustainable revenue stream to fund our operations. However, our future success is also dependent upon our ability to continually refresh our pipeline, to provide a rotation of product launches that meet new and changing demands and replace other products that have lost momentum. We believe we have a robust pipeline that not only provides for the next generation of our existing products, but is also poised to bring new products to market.
Invest in our Eye-Health Business - As part of our global Bausch + Lomb business strategy, we continually look for key trends in the eye-health market to meet changing consumer/patient needs and identify areas for investment to extend our market share through new launches and effective pricing.
For instance, there is an increasing rate of myopia, and importantly, myopia as a potential risk factor for glaucoma, macular degeneration and retinal detachment. We continue to see increased demand for new eye-health products that address conditions brought on by factors such as increased screen time, lack of outdoor activities and academic pressures, as well as conditions brought on by an aging population (for example, as more and more baby-boomers in the U.S. are reaching the age of 65). To extend our market share in eye-health, we continually seek to identify new products tailored to address these key trends for development internally with our own R&D team to generate organic growth. Recent product launches include Biotrue® ONEday daily disposable contact lenses, the next generation of Bausch + Lomb ULTRA® contact lenses, SiHy Daily contact lenses, Lumify® (an eye redness treatment), Vyzulta® (a pressure lowering eye drop for patients with angle glaucoma or ocular hypertension) and Ocuvite® Eye Performance (vitamins to protect the eye from stressors such as sunlight and blue light emitted from digital devices).
We also license selective molecules or technology in leveraging our own R&D expertise through development, as well as seek out external product development opportunities. As previously discussed, we acquired global exclusive licenses for a myopia control contact lens design developed by BHVI, which we plan to pair with our leading contact lens technologies to develop potential contact lens treatments designed to slow the progression of myopia in children, and for the commercialization and development in the U.S. and Canada of: a microdose formulation of atropine ophthalmic solution, which is being investigated for the reduction of pediatric myopia progression in children ages 3-12; Xipere™ which, if approved by the FDA, will be the first treatment for patients suffering from macular edema associated with uveitis; and NOV03, an investigational drug with a novel mechanism of action to treat DED associated with MGD. We also acquired the U.S. rights to EM-100, which was recently approved by the FDA as Alaway® Preservative-Free and is the first OTC preservative-free formulation eye drop for the temporary relief of itchy eyes due to pollen, ragweed, grass, animal hair, and dander in adults and children 3 years of age and older. Recently, we entered into an agreement which provides the Company an option to acquire all ophthalmology assets of Allegro, including risuteganib (Luminate®), an investigational compound in retina, which is believed to simultaneously act on the angiogenic, inflammatory and mitochondrial metabolic pathways implicated in diseases such as intermediate dry AMD. A U.S. Phase 2a study with risuteganib in intermediate dry AMD met its primary endpoint of vision recovery and Phase 3 testing is in the planning stages. We believe investments in these investigational treatments, if approved by the FDA, will complement, and help build upon, our strong portfolio of integrated eye-health products.
As previously discussed, we have also made strategic investments in our infrastructure, the most significant of which are at our Waterford facility in Ireland to meet the forecasted demand for our Biotrue® ONEday lenses, our Rochester facility in

New York to address the expected global demand for our Bausch + Lomb ULTRA® contact lens and our Lynchburg facility in Virginia to be our main point of distribution for medical devices in the U.S. During late 2018, we began investing in additional expansion projects at the Waterford and Rochester facilities in order to address the expected global demand for our SiHy Daily disposable contact lenses, which we launched in the U.S. in August 2020, under the branded name Bausch + Lomb INFUSE™ SiHy Daily Disposable contact lens.
We believe our recent product launches, licensing arrangements and the investments in our Waterford, Rochester and Lynchburg facilities demonstrate the growth potential we see in our Bausch + Lomb products and our eye-health business and that these investments will position us to further extend our market share in the eye-health market.
Leveraging our Salix Infrastructure - We strongly believe in our GI product portfolio and we have implemented initiatives, including increasing our marketing presence and identifying additional opportunities outside our existing GI portfolio, to further capitalize on the value of the infrastructure we built around these products to extend our market share.
In the first quarter of 2017, we hired approximately 250 trained and experienced sales force representatives and managers to create, bolster and sustain deep relationships with primary care physicians (“PCP”). With approximately 70% of IBS-D patients initially presenting symptoms to a PCP, we continue to believe that the dedicated PCP sales force is better positioned to reach more patients in need of IBS-D treatment.
This initiative provided us with positive results, as we experienced consistent growth in demand for our GI products throughout 2017 through 2020, which was evident by our growth in Salix revenues of 22% when comparing 2020 to 2017. These results encouraged us to seek out ways to bring out further value through leveraging our existing sales force and, in the later portion of 2018 and in 2019, we identified and executed on certain opportunities which we describe below.
Strategic Acquisition - As previously discussed, in March 2019, we completed the acquisition of certain assets of Synergy, whereby we acquired the worldwide rights to the Trulance® product, a once-daily tablet for adults with chronic idiopathic constipation, or CIC and irritable bowel syndrome with constipation, or IBS-C. We believe that the Trulance® product complements our existing Salix products and allows us to effectively leverage our existing GI sales force.
Licensing Arrangements - As previously discussed, in April 2019, we entered into two licensing agreements. The first is for certain intellectual property relating to an investigational compound targeting the pituitary adenylate cyclase receptor 1 in NAFLD, NASH and other GI and liver diseases. The second is to develop and commercialize MT-1303 (amiselimod), a late-stage oral compound that targets the sphingosine 1-phosphate receptor that plays a role in autoimmune diseases, such as inflammatory bowel disease and ulcerative colitis. These licenses present unique developmental opportunities to address unmet needs of individuals suffering with certain GI and liver diseases and if developed and approved by the FDA, will allow us to further utilize our existing sales force and infrastructure to extend our market share in the future and create value.
Investment in Next Generation Formulations - Revenues from our Xifaxan® product increased approximately 2%, 22% and 22% in 2020, 2019 and 2018, respectively. In order to extend growth in Xifaxan®, we continue to directly invest in next generation formulations of Xifaxan® and rifaximin, the principal semi-synthetic antibiotic used in our Xifaxan® product. In addition to one R&D program in progress, we have three other R&D programs planned for next generation formulations of Xifaxan® (rifaximin) which address new indications.
We believe that the acquisition and licensing opportunities discussed above will be accretive to our business by providing us access to products and investigational compounds that are a natural pairing to our Xifaxan® business, allowing us to effectively leverage our existing infrastructure and sales force. We believe these opportunities, coupled with our investment in next generation formulations, will allow our GI franchise to continue to further extend market share.
Position the Ortho Dermatologics Business for Growth - In 2018, we realigned our Solta aesthetics business and combined it with our medical dermatology business, creating a complete dermatology portfolio. We continue to make investments in our Solta portfolio and anticipate building out our Solta sales force, particularly in Europe to address the growing demand. Our Ortho Dermatologics business continues to work towards improving the treatment options for medical dermatology patients. In light of persistent insurance coverage pressures within the United States for patients needing topical acne and psoriasis products, we are exploring both strategic e-commerce and partnership expansion opportunities which can enable increased accessibility for patients. We are continuing to invest in our on market products and are evaluating various opportunities for our key pipeline products.
In support of the complete dermatology portfolio, we have taken and are taking a number of actions that we believe will help our efforts to stabilize our dermatology business. These actions include: (i) rebranding our dermatology business including our aesthetics business, (ii) appointing a new leader, (iii) making key investments in our core medical device and dermatological products portfolios, (iv) right sizing and reorganizing our dermatology sales force across roughly 195 sales territories, as we work to rebuild relationships with prescribers of our products and (v) improving patient access to our Ortho Dermatologics products through our cash-pay prescription program previously discussed.
Investment in Our Core Dermatology Portfolio - We have made significant investments to build out our aesthetics, psoriasis and acne product portfolios, which are the markets within dermatology where we see the greatest opportunities to extend our market share.
Aesthetics - In 2017, we launched our Next Generation Thermage FLX® product in the U.S., a fourth-generation non-invasive treatment option using a radiofrequency platform designed to optimize key functional characteristics and improve patient outcomes. During 2018 and 2019, Next Generation Thermage FLX® was launched in Hong Kong, Japan, Korea, Taiwan, Philippines, Singapore, Indonesia, Malaysia, China, Thailand, Vietnam, and Australia as part of our Solta medical aesthetic devices portfolio. These launches have been successful as Next Generation Thermage FLX® revenues for 2020 and 2019 were $142 million and $77 million, respectively. We expect additional launches of Next Generation Thermage FLX® in Europe in the near term, paced by country-specific regulatory registrations.
Psoriasis - As the number of reported cases of psoriasis in the U.S. has increased, we believe there is a need to make further investments in this market in order to maximize our opportunity and supplement our current psoriasis product portfolio. We launched Duobrii® in June 2019 and launched Bryhali® in November 2018. We expect that Duobrii® and Bryhali® will align well with our existing topical portfolio of psoriasis treatments and, supplemented by our injectable biologic products, such as Siliq® (launched in July 2017), will provide a diverse choice of psoriasis treatments to doctors and patients.
Acne - In support of our established acne product portfolio, we have developed and launched several products, which includes Arazlo® (tazarotene) Lotion (launched in June 2020), Altreno® (launched in the U.S. in October 2018), the first lotion (rather than a gel or cream) product containing tretinoin for the treatment of acne, and Retin-A Micro® 0.06% (launched in January 2018). We also have two other unique acne projects in our pipeline that, if approved by the FDA, we believe will further innovate and advance the treatment of acne.
Bolstered by new product launches in our aesthetics, psoriasis and acne product lines and the potential of other products under development, our experienced dermatology sales leadership team, our sales force and our cash-pay prescription program, we believe we have set the groundwork to position the Ortho Dermatologics business for future growth.
Business Trends
In addition to the actions previously outlined, the events described below have affected and may affect our business trends:
Health Care Reform
The U.S. federal and state governments continue to propose and pass legislation designed to regulate the health care industry. In March 2010, the Patient Protection and Affordable Care Act (the “ACA”) was enacted in the U.S. The ACA contains several provisions that impact our business, including: (i) an increase in the minimum Medicaid rebate to states participating in the Medicaid program, (ii) the extension of the Medicaid rebates to Managed Care Organizations that dispense drugs to Medicaid beneficiaries, (iii) the expansion of the 340(B) Public Health Services drug pricing program, which provides outpatient drugs at reduced rates, to include additional hospitals, clinics and health care centers and (iv) a fee payable to the federal government based on our prior-calendar-year share relative to other companies of branded prescription drug sales to specified government programs.
In addition, in 2013 federal subsidies began to be phased in for brand-name prescription drugs filled in the Medicare Part D coverage gap. The ACA also included provisions designed to increase the number of Americans covered by health insurance. In 2014, the ACA's private health insurance exchanges began to operate. The ACA also allows states to expand Medicaid coverage with most of the expansion’s cost paid for by the federal government.
For 2020, 2019 and 2018, we incurred costs of $21 million, $20 million and $36 million, respectively, related to the annual fee assessed on prescription drug manufacturers and importers that sell branded prescription drugs to specified U.S. government programs (e.g., Medicare and Medicaid). For 2020, 2019 and 2018, we also incurred costs of $131 million, $137 million and $90 million, respectively, on Medicare Part D utilization incurred by beneficiaries whose prescription drug costs cause them to be subject to the Medicare Part D coverage gap (i.e., the “donut hole”).
The financial impact of the ACA will be affected by certain additional developments over the next few years, including pending implementation guidance and certain health care reform proposals. Additionally, policy efforts designed specifically to reduce patient out-of-pocket costs for medicines could result in new mandatory rebates and discounts or other pricing restrictions. Also, it is possible, as discussed further below, that legislation will be passed by Congress repealing the ACA in whole or in part. Adoption of legislation at the federal or state level could materially affect demand for, or pricing of, our products.
In 2018, we faced uncertainties due to federal legislative and administrative efforts to repeal, substantially modify or invalidate some or all of the provisions of the ACA. However, we believe there is low likelihood of repeal of the ACA, given the recent failure of the Senate’s multiple attempts to repeal various combinations of ACA provisions and the recent change in administration. There is no assurance that any replacement or administrative modifications of the ACA will not adversely affect our business and financial results, particularly if the replacing legislation reduces incentives for employer-sponsored insurance coverage, and we cannot predict how future federal or state legislative or administrative changes relating to the reform will affect our business.
In 2019, the U.S. Health and Human Services Administration announced a preliminary plan to allow for the importation of certain lower-cost drugs from Canada. The preliminary plan excludes insulin, biological drugs, controlled substances and intravenous drugs. The preliminary plan relies on individual states to develop proposals for safe importation of those drugs from Canada and submit those proposals to the federal government for approval. Although the preliminary plan has some support from the prior administration, at this time, studies to evaluate the related costs and benefits, evaluate the reasonableness of the logistics, and measure the public reaction of such a plan have not been performed. While we do not believe this will have a significant impact on our future cash flows, we cannot provide assurance as to the ultimate context, timing, effect or impact of such a plan.
In 2019, the Government of Canada (Health Canada) published in the Canadian Gazette the new pricing regulation for patented drugs. These regulations will become effective on July 1, 2021. The new regulations will change the mechanics of establishing the pricing for products submitted for approval after August 21, 2019; they will also require full transparency of discounts agreed with provincial bodies; and finally, will change the number and composition of reference countries used to determine if a drug’s price is excessive. While we do not believe this will have a significant impact on our future cash flows, as additional facts materialize, we cannot provide assurance as to the ultimate content, timing, effect or impact of such regulations.
In July 2020, U.S. President Donald Trump signed four Executive Orders related to drug pricing, including orders addressing: (i) Part D rebate reform, (ii) the provision of deeply discounted insulin and/or an EpiPen to patients of Federally Qualified Health Centers, (iii) drug importation from Canada and (iv) most favored nation pricing for Medicare. In November 2020, U.S. President Donald Trump announced the Most Favored Nation Model for Medicare Part B Payment which was to be implemented by the Centers for Medicare & Medicaid Services Innovation Center on January 1, 2021; however, it has not been implemented, as it is currently being challenged in court. It is also uncertain whether the Biden administration intends to reverse these measures or adopt similar policy initiatives. However, President Biden and several members of the current U.S. Congress have indicated that lowering drug prices is a legislative and political priority, and some have introduced proposals that seek to address drug pricing. We are currently reviewing those Executive Orders and the Most Favored Nation Model, the impact of which is uncertain at this time.
Other legislative efforts relating to drug pricing have been enacted and others have been proposed at the U.S. federal and state levels. For instance, certain states have enacted legislation related to prescription drug pricing transparency. Several states have passed importation legislation and Florida is working with the U.S. government to implement an importation program from Canada. We also anticipate that Congress, state legislatures and third-party payors may continue to review and assess alternative health care delivery and payment systems and may in the future propose and adopt legislation or policy changes or implementations affecting additional fundamental changes in the health care delivery system. We continually review newly enacted and proposed U.S. federal and state legislation, as well as proposed rulemaking and guidance published by the Department of Health and Human Services and the FDA; however, at this time, it is unclear the effect these matters may have on our businesses.
Generic Competition and Loss of Exclusivity
Certain of our products face the expiration of their patent or regulatory exclusivity in 2021 or in later years, following which we anticipate generic competition of these products. In addition, in certain cases, as a result of negotiated settlements of some of our patent infringement proceedings against generic competitors, we have granted licenses to such generic companies, which will permit them to enter the market with their generic products prior to the expiration of our applicable patent or regulatory exclusivity. Finally, for certain of our products that lost patent or regulatory exclusivity in prior years, we anticipate that generic competitors may launch in 2021 or in later years. Following a loss of exclusivity ("LOE") of and/or generic competition for a product, we would anticipate that product sales for such product would decrease significantly shortly following the LOE or entry of a generic competitor. Where we have the rights, we may elect to launch an authorized generic of such product (either ourselves or through a third-party) prior to, upon or following generic entry, which may mitigate the anticipated decrease in product sales; however, even with launch of an authorized generic, the decline in product sales of such product would still be expected to be significant, and the effect on our future revenues could be material.
A number of our products already face generic competition. Prior to and during 2020, in the U.S., these products include, among others, Ammonul®, Apriso®, Benzaclin®, Bupap®, Cuprimine®, Demser®, Edecrin®, Elidel®, Glumetza®, Istalol®, Isuprel®, Locoid® Lotion, Lotemax® Suspension, Mephyton®, Migranal®, MoviPrep®, Nitropress®, Solodyn®, Syprine®, Timoptic® in Ocudose®, Uceris® Tablet, Virazole®, Wellbutrin XL®, Xenazine®, Zegerid® and Zovirax® cream. In Canada, these products include, among others, Glumetza®, Wellbutrin® XL and Zovirax® ointment.
2020 LOE Branded Products - Branded products that began facing generic competition in the U.S. during 2020 include, Migranal® and MoviPrep®. In aggregate, these products accounted for less than 1% of our total revenues in 2020. While certain of these products have already begun experiencing an adverse impact on volume and/or pricing as a result of the entry into the market of generic competition, we are unable to predict the complete magnitude or timing of this impact.
2021 through 2025 LOE Branded Products - Based on current patent expiration dates, settlement agreements and/or competitive information, we have identified branded products that we believe could begin facing potential LOE and/or generic competition in the U.S. during the years 2021 through 2025. These products and year of expected LOE include, but are not limited to, Clindagel® (2021), Lotemax® Gel (2021), Noritate® (2021), Targretin® Gel (2022), Xerese® (2022) and certain other products that are subject to settlement agreements which could impact their exclusivity during the years 2021 through 2025. In aggregate, these products accounted for 2% of our total revenues in 2020. These dates may change based on, among other things, successful challenge to our patents, settlement of existing or future patent litigation and at-risk generic launches. We believe the entry into the market of generic competition generally would have an adverse impact on the volume and/or pricing of the affected products, however we are unable to predict the magnitude or timing of this impact.
2021 OTC Product Patent Expiry - PreserVision® AREDS and PreserVision® AREDS 2 are OTC eye vitamin formulas for those with moderate-to-advanced age-related macular degeneration. PreserVision® products accounted for 3% of our total revenues in 2020. The PreserVision® U.S. formulation patent expires in 2021, but a patent covering methods of using the formulation remains in force until 2026. While the Company cannot predict the magnitude or timing of the impact from its patent expiry, this is an OTC product and thus, the impact is not expected to be as significant as the LOE of a branded pharmaceutical product.
In addition, for a number of our products (including Relistor®, Plenvu®, Xifaxan® 550mg, Bryhali®, Duobrii® and Jublia® in the U.S. and Jublia® in Canada), we have commenced (or anticipate commencing) and have (or may have) ongoing infringement proceedings against potential generic competitors in the U.S. and Canada. If we are not successful in these proceedings, we may face increased generic competition for these products.
Bryhali® Lotion, 0.01% (Glenmark) - In December 2019, the Company announced that it had reached an agreement to resolve the outstanding intellectual property litigation with Glenmark Pharmaceuticals, Ltd. ("Glenmark"). Under the terms of the agreement, the Company will grant Glenmark a non-exclusive license to its intellectual property relating to Bryhali® in the U.S. and, beginning in 2026 (or earlier under certain circumstances), Glenmark will have the option to market a royalty-free generic version of Bryhali® Lotion, should it receive approval from the FDA. The parties have agreed to dismiss all litigation related to Bryhali® Lotion, and all intellectual property protecting Bryhali® Lotion remains intact.
Bryhali® Lotion, 0.01% (Perrigo) - On March 20, 2020, the Company received a Notice of Paragraph IV Certification from Perrigo Israel Pharmaceuticals, Ltd. (“Perrigo”), in which Perrigo asserted that certain U.S. patents, each of which is listed in the FDA’s Orange Book for Bryhali® (halobetasol propionate) lotion, 0.01% are either invalid, unenforceable and/or will not be infringed by the commercial manufacture, use or sale of Perrigo’s generic halobetasol propionate lotion, for which an Abbreviated New Drug Application ("ANDA") has been filed by Perrigo.  On May 1, 2020, the Company filed suit against Perrigo pursuant to the Hatch-Waxman Act, alleging infringement by Perrigo of one or more claims of the Bryhali® Patents, thereby triggering a 30-month stay of the approval of the Perrigo ANDA for halobetasol propionate lotion. On September 3, 2020, this action was consolidated with the action between the Company and Perrigo described below, regarding Perrigo’s ANDA for generic Duobrii® (halobetasol propionate and tazarotine) lotion. The Company remains confident in the strength of the Bryhali® patents and intends to vigorously pursue this matter and defend its intellectual property.
Duobrii® Lotion (Perrigo) - On July 23, 2020, the Company received a Notice of Paragraph IV Certification from Perrigo, in which Perrigo asserted that certain U.S. patents, each of which is listed in the FDA's Orange Book for Duobrii® (halobetasol propionate and tazarotine) lotion, are either invalid, unenforceable and/or will not be infringed by the commercial manufacture, use or sale of Perrigo’s generic lotion, for which an ANDA has been filed by Perrigo. On August 28, 2020, the Company filed suit against Perrigo pursuant to the Hatch-Waxman Act, alleging infringement by Perrigo of one or more claims of the Duobrii® Patents, thereby triggering a 30-month stay of the approval of the Perrigo ANDA. On September 3, 2020, this action was consolidated with the action between the Company and Perrigo described above, regarding Perrigo’s ANDA for generic Bryhali® (halobetasol propionate) lotion. We remain confident in the strength of the Duobrii® patents and will vigorously defend our intellectual property.
Xifaxan® 550mg Patent Litigation (Actavis) - On March 23, 2016, the Company initiated litigation against Actavis Laboratories FL, Inc.’s ("Actavis"), which alleged infringement by Actavis of one or more claims of each of the Xifaxan® patents. On September 12, 2018, we announced that we had reached an agreement with Actavis that resolved the existing litigation and eliminated the pending challenges to our intellectual property protecting Xifaxan® (rifaximin) 550 mg tablets. As part of the agreement, the parties agreed to dismiss all litigation related to Xifaxan® (rifaximin), Actavis acknowledged the validity of the licensed patents for Xifaxan® (rifaximin) 550 mg tablets and all intellectual property protecting Xifaxan® (rifaximin) 550 mg tablets will remain intact and enforceable until expiry in 2029. The agreement also grants Actavis a non-exclusive license to the intellectual property relating to Xifaxan® (rifaximin) 550 mg tablets in the United States beginning January 1, 2028 (or earlier under certain circumstances). The Company will not make any financial payments or other transfers of value as part of the agreement. In addition, under the terms of the agreement, beginning January 1, 2028 (or earlier under certain circumstances), Actavis will have the option to: (1) market a royalty-free generic version of Xifaxan® tablets, 550 mg, should it receive approval from the FDA on its ANDA, or (2) market an authorized generic version of Xifaxan® tablets, 550 mg, in which case, we will receive a share of the economics from Actavis on its sales of such an authorized generic. Actavis will be able to commence such marketing earlier if another generic rifaximin product is granted approval and such other generic rifaximin product begins to be sold or distributed before January 1, 2028.
Xifaxan® 550mg Patent Litigation (Sandoz) - In October 2019, the Company announced that it and its licensor, Alfasigma had commenced litigation against Sandoz Inc. ("Sandoz"), a Novartis division, alleging patent infringement of 14 patents by Sandoz's filing of its ANDA for Xifaxan® (rifaximin) 550 mg tablets. On May 6, 2020, the Company announced that an agreement had been reached with Sandoz that resolved this litigation. Under the terms of the agreement, the parties agreed to dismiss all litigation related to Xifaxan® (rifaximin), Sandoz acknowledged the validity of the licensed patents for Xifaxan® (rifaximin) 550 mg tablets and all intellectual property protecting Xifaxan® (rifaximin) 550 mg tablets will remain intact and enforceable until expiry in October 2029. The agreement also grants Sandoz a non-exclusive license to the intellectual property relating to Xifaxan® (rifaximin) 550 mg tablets in the United States beginning January 1, 2028 (or earlier under certain circumstances). Under the terms of the agreement, beginning January 1, 2028 (or earlier under certain circumstances), Sandoz will have the right to market a royalty-free generic version of Xifaxan® (rifaximin) 550 mg tablets, should it receive approval from the FDA on its ANDA. Sandoz will be able to commence such marketing earlier if another generic rifaximin product is granted approval and such other generic rifaximin product begins to be sold or distributed in the U.S. before January 1, 2028. The Company did not make any financial payments or other transfers of value as part of this agreement with Sandoz.
Xifaxan® 550mg Patent Litigation (Norwich) - On March 26, 2020, the Company and its licensor Alfasigma filed suit against Norwich Pharmaceuticals Inc. (“Norwich”), alleging infringement by Norwich of one or more claims of the 23 Xifaxan® patents by Norwich’s filing of its ANDA for Xifaxan® (rifaximin) 550 mg tablets. On November 13, 2020, an additional three patents alleged to be infringed by Norwich were added to the suit. Xifaxan® 500mg is protected by 26 patents covering the composition of matter and the use of Xifaxan® listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, or the Orange Book. The Company remains confident in the strength of the Xifaxan® patents and will continue to vigorously pursue this matter and defend its intellectual property.
Xifaxan® 200mg and 550mg Patent Litigation (Sun) - In April 2019, the Company and its licensor, Alfasigma, commenced litigation against Sun Pharmaceutical Industries Ltd. (“Sun”), alleging patent infringement by Sun’s filing of its ANDA for Xifaxan® (rifaximin) 200 mg tablets. This suit had been filed following receipt of a Notice of Paragraph IV Certification from Sun, in which Sun asserted that the U.S. patents listed in the FDA's Orange Book for the Company’s Xifaxan® tablets, 200 mg, were either invalid, unenforceable and/or would not be infringed by the commercial manufacture, use or sale of Sun’s generic rifaximin tablets, 200 mg. Subsequently, on August 10, 2020, the Company received an additional Notice of Paragraph IV Certification from Sun, in which Sun asserted that the U.S. patents listed in the FDA's Orange Book for the Company’s Xifaxan® tablets, 550 mg, were either invalid, unenforceable and/or would not be infringed by the commercial manufacture, use or sale of Sun’s generic rifaximin tablets, 550 mg, for which an ANDA had been filed by Sun. On September 22, 2020, the Company announced that an agreement had been reached with Sun that resolved the outstanding intellectual property disputes with Sun regarding Xifaxan® (rifaximin) 200 mg and 550 mg tablets. Under the terms of the agreement, the parties agreed to dismiss all litigation related to Xifaxan® (rifaximin) and all intellectual property protecting Xifaxan® (rifaximin) 200 mg and 550 mg tablets will remain intact and enforceable until expiry in July and October 2029, respectively. The agreement also grants Sun a non-exclusive license to the intellectual property relating to Xifaxan® (rifaximin) 200 mg and 550 mg tablets in the U.S. beginning January 1, 2028 (or earlier under certain circumstances). Under the terms of the agreement, beginning January 1, 2028 (or earlier under certain circumstances), Sun will have the right to market royalty-free generic versions of Xifaxan® (rifaximin) 200 mg and 550 mg tablets, should it receive approval from the FDA on its ANDAs.

Sun will be able to commence such marketing earlier if another generic rifaximin product is granted approval and such other generic rifaximin product begins to be sold or distributed in the U.S. before January 1, 2028.
Relistor® Tablets Patent Litigation (Actavis) - On December 6, 2016, the Company initiated litigation against Actavis, which alleged infringement by Actavis of one or more claims of U.S. Patent No. 8,524,276 (the “‘276 Patent”), which protects the formulation of RELISTOR® tablets. Actavis had challenged the validity of such patent and alleged non-infringement by its generic version of such product. In July 2019, we announced that the U.S. District Court of New Jersey had upheld the validity of and determined that Actavis infringed the ‘276 Patent, expiring in March 2031. Actavis has appealed this decision to the U.S. Court of Appeals for the Federal Circuit.
Generic Competition to Uceris® - In July 2018, a generic competitor launched a product which will directly compete with our Uceris® Tablet product. As disclosed in our prior filings, the Company initiated various infringement proceedings against this generic competitor. The Court construed the claims of the asserted patents on August 2, 2019 and, on October 24, 2019, the Company agreed to a judgment that the asserted patents did not cover the generic tablets under the Court’s claim construction, while reserving its right to appeal the claim construction. On November 22, 2019, the Company filed a Notice of Appeal with respect to the claim construction in the Court of Appeals for the Federal Circuit. On December 18, 2020, the Court of Appeals for the Federal Circuit affirmed the District Court’s claim construction. The ultimate impact of this generic competitor on our future revenues cannot be predicted; however, Uceris® Tablet revenues for 2020, 2019 and 2018 were approximately $15 million, $20 million and $84 million, respectively.
Generic Competition to Jublia® - On June 6, 2018, the U.S. Patent and Trial Appeal Board (“PTAB”) completed its inter partes review for an Orange Book-listed patent covering Jublia® (U.S. Patent No 7,214,506 (the “’506 Patent”)) and issued a written determination invalidating such patent.  On March 13, 2020, the Court of Appeals for the Federal Circuit reversed this decision and remanded the matter back to the PTAB for further proceedings.  As a result of a settlement, a joint motion to terminate the proceedings was filed on November 12, 2020 and, on January 8, 2021, the PTAB granted this motion. The ‘506 Patent, therefore, remains valid and enforceable and expires in 2026. Jublia® revenues for 2020, 2019 and 2018 were approximately $111 million, $110 million and $89 million, respectively.  Jublia® is covered by fourteen additional Orange Book-listed patents owned by the Company or its licensor, which expire in the years 2028 through 2035. In August and September 2018, we received notices of the filing of a number of ANDAs with paragraph IV certification, and have timely filed patent infringement suits against these ANDA filers, and, in addition, we have also commenced certain patent infringement proceedings in Canada against three separate defendants.
See Note 20, "LEGAL PROCEEDINGS" to our audited Consolidated Financial Statements for further details regarding certain infringement proceedings.
The risks of generic competition are a fact of the health care industry and are not specific to our operations or product portfolio. These risks are not avoidable, but we believe they are manageable. To manage these risks, our leadership team continually evaluates the impact that generic competition may have on future profitability and operations. In addition to aggressively defending the Company's patents and other intellectual property, our leadership team makes operational and investment decisions regarding these products and businesses at risk, not the least of which are decisions regarding our pipeline. Our leadership team actively manages the Company's pipeline in order to identify innovative and realizable projects aligned with our core businesses that are expected to provide incremental and sustainable revenues and growth into the future. We believe that our current pipeline is strong enough to meet these objectives and provide future sources of revenues, in our core businesses, sufficient enough to sustain our growth and corporate health as other products in our established portfolio face generic competition and lose momentum.
We believe that we have a well-established product portfolio that is diversified within our core businesses. We also believe that we have a robust pipeline that not only provides for the next generation of our existing products, but also brings new solutions into the market.
See Item 1A. “Risk Factors” of this Form 10-K for additional information on our competition risks.

FINANCIAL PERFORMANCE HIGHLIGHTS
The following table provides financial performance highlights for each of the last three years:

	Years Ended December 31,			Change
(in millions, except per share data)	2020	2019	2018	2019 to 2020	2018 to 2019
Revenues	$8,027	$8,601	$8,380	$(574)	$221
Operating income (loss)	$676	$(203)	$(2,384)	$879	$2,181
Loss before benefit from income taxes	$(934)	$(1,837)	$(4,154)	$903	$2,317
Net loss	$(559)	$(1,783)	$(4,144)	$1,224	$2,361
Net loss attributable to Bausch Health Companies Inc.	$(560)	$(1,788)	$(4,148)	$1,228	$2,360
Loss per share attributable to Bausch Health Companies Inc.
Basic	$(1.58)	$(5.08)	$(11.81)	$3.50	$6.73
Diluted	$(1.58)	$(5.08)	$(11.81)	$3.50	$6.73
Financial Performance
Summary of 2020 Compared with 2019
Revenues for 2020 and 2019 were $8,027 million and $8,601 million, respectively, a decrease of $574 million, or 7%. The decrease was primarily driven by: (i) lower volumes driven by: (a) social restrictions and other precautionary measures taken in response to the COVID-19 pandemic, as previously discussed, and (b) the impact of the LOE of certain products, (ii) the unfavorable effect of foreign currencies, primarily in Latin America, and (iii) the impact of divestitures and discontinuations. These decreases in our revenues were partially offset by the incremental sales of our Trulance® product, which we added to our portfolio in March 2019 as part of the acquisition of certain assets of Synergy. Net realized pricing was flat with increases in our Diversified Products, International Rx and Bausch + Lomb segments being offset by decreases in our Salix and Ortho Dermatologics segments. The changes in our segment revenues and segment profits are discussed in further detail in the subsequent section titled “Reportable Segment Revenues and Profits”.
Operating income for 2020 was $676 million compared to Operating loss for 2019 of $203 million, an increase in our operating results of $879 million which reflects, among other factors:
•a decrease in contribution (product sales revenue less cost of goods sold, exclusive of amortization and impairments of intangible assets) of $470 million. The decrease was primarily driven by: (i) the decrease in revenues, as previously discussed and (ii) higher manufacturing variances primarily due to the impacts of the COVID-19 pandemic. The decrease was partially offset by lower third-party royalty costs;
•a decrease in Selling, general, and administrative (“SG&A”) expenses of $187 million, primarily attributable to profit protection measures taken to manage and reduce operating expenses during the COVID-19 pandemic;
•a decrease in R&D of $19 million primarily attributable to social restrictions and other precautionary measures taken in response to the COVID-19 pandemic, as previously discussed;
•a decrease in Amortization of intangible assets of $252 million primarily attributable to fully amortized intangible assets no longer being amortized in 2020;
•an increase in Asset impairments, including loss on assets held for sale of $39 million. Asset impairments, including loss on assets held for sale in 2020 were primarily related to: (i) reclassifying a business within our International Rx segment as held for sale and (ii) certain product lines as a result of changes to forecasted sales. Impairments during 2019 were primarily related to: (i) certain product lines as a result of changes to forecasted sales due to generic competition and other factors and (ii) impairments related to assets being classified as held for sale; and
•a decrease in Other expense (income), net of $960 million, primarily attributable the decrease in net charges to Litigation and other matters. The decrease in Litigation and other matters was primarily related to the settlement of a legacy U.S. securities class action matter (which is subject to an objector's appeal of the final court approval) in 2019, to which the Company and the other settling defendants admitted no liability as to the claims against it and denied all allegations of wrongdoing.
Operating income for 2020 was $676 million compared to Operating loss for 2019 of $203 million and includes non-cash charges for Depreciation and amortization of intangible assets of $1,825 million and $2,075 million, Asset impairments, including loss on assets held for sale of $114 million and $75 million and Share-based compensation of $105 million and $102 million for 2020 and 2019, respectively.
Our Loss before benefit from income taxes for 2020 and 2019 was $934 million and $1,837 million, respectively, an increase in our results before benefit from income taxes of $903 million. The decrease in our Loss before benefit from income taxes is primarily attributable to: (i) the increase in our operating results of $879 million, as previously discussed, and (ii) a decrease in Interest expense of $78 million as a result of: (a) a lower weighted average stated rate of interest, (b) lower interest as a result of debt repayments during the year and (c) a benefit related to the Company's cross-currency swaps. These decreases in Interest expense were partially offset by the interest associated with $1,210 million of additional financing in December 2019 relating to the U.S. Securities Litigation. The decrease in our Loss before benefit from income taxes was partially offset by: (i) an unfavorable net change in Foreign exchange and other of $38 million and (ii) an increase in the Loss on extinguishment of debt of $17 million.
Net loss attributable to Bausch Health Companies Inc. for 2020 and 2019 was $560 million and $1,788 million, respectively, an increase in our results of $1,228 million. The increase in our results was primarily due to: (i) the decrease in Loss before benefit from income taxes of $903 million, as previously discussed, and (ii) the favorable net change in the Benefit from income taxes of $321 million.
Summary of 2019 Compared with 2018
Revenues for 2019 and 2018 were $8,601 million and $8,380 million, respectively, an increase of $221 million, or 3%. The increase was primarily driven by: (i) higher net realized pricing, (ii) higher volumes and (iii) sales of our Trulance® product, which we added to our portfolio in March 2019 as part of the acquisition of certain assets of Synergy. These increases in Revenues were partially offset by: (i) the unfavorable effect of foreign currencies, primarily in Europe, Asia and Latin America, and (ii) the impact of divestitures and discontinuations.
Operating loss for 2019 and 2018 was $203 million and $2,384 million, respectively, an increase in our operating results of $2,181 million which reflects, among other factors:
•an increase in contribution (product sales revenue less cost of goods sold, exclusive of amortization and impairments of intangible assets) of $230 million. The increase was primarily driven by: (i) higher gross selling prices, (ii) higher volumes, (iii) the incremental contribution of the sales of our Trulance® product, which we added to our portfolio in March 2019 as part of the acquisition of certain assets of Synergy and (iv) better inventory management, partially offset by: (i) the unfavorable effect of foreign currencies, (ii) the impact of divestitures and discontinuations, (iii) higher sales deductions and (iv) the amortization of the inventory fair value step-up recorded in acquisition accounting related to the inventories we acquired as part of the acquisition of certain assets of Synergy;
•an increase in SG&A expenses of $81 million, primarily attributable to: (i) higher selling, advertising and promotion expenses, (ii) the impact of the acquisition of certain assets of Synergy, (iii) costs in 2019 attributable to our IT infrastructure improvement projects and (iv) the charge associated with the termination of a co-promotional agreement with US WorldMeds, LLC. The increase was partially offset by: (i) the favorable effect of foreign currencies, (ii) lower costs related to professional services and (iii) the impact of divestitures and discontinuations;
•an increase in R&D of $58 million primarily attributable to a number of projects within our Bausch + Lomb and GI businesses;
•a decrease in Amortization of intangible assets of $747 million, primarily due to: (i) the impact of the change in the estimated useful life of the Xifaxan® related intangible assets made in September 2018 to reflect management's changes in assumptions, (ii) fully amortized intangible assets no longer being amortized in 2019 and (iii) lower amortization as a result of impairments to intangible assets in prior periods;
•a decrease in Goodwill impairments of $2,322 million, as a result of impairments in 2018 to the goodwill of our: (i) Salix reporting unit upon adopting the new guidance for goodwill impairment accounting at January 1, 2018, (ii) Ortho Dermatologics reporting unit due to unforeseen changes in business dynamics during the three months ended March 31, 2018 and (iii) Dentistry reporting unit as a result of revised forecasts due to changing market conditions during the three months ended December 31, 2018;
•a decrease in Asset impairments, including loss on assets held for sale of $493 million, primarily related to specific impairments in 2018 as a result of: (i) decreases in forecasted sales for the Uceris® Tablet product due to generic competition and (ii) decreases in forecasted sales for the Arestin® product due to changing market conditions; and
•an increase in Other expense (income), net of $1,434 million, primarily attributable to: (i) an increase in net charges to Litigation and other matters primarily related to the settlement of a legacy U.S. securities class action matter (which is subject to an objector's appeal of the final court approval) in 2019, to which the Company and the other settling defendants admitted no liability as to the claims against it and deny all allegations of wrongdoing and (ii) Acquired in-process research and development costs incurred during 2019 associated with the upfront payments to enter into certain exclusive licensing agreements. These increases in other expenses were partially offset by the expected receipt for the achievement of a milestone related to a certain product.
Operating loss for 2019 and 2018 was $203 million and $2,384 million, respectively, and includes non-cash charges for Depreciation and amortization of intangible assets of $2,075 million and $2,819 million, Goodwill impairments of $0 and $2,322 million, asset impairments of $75 million and $568 million and Share-based compensation of $102 million and $87 million, respectively.
Our Loss before benefit from income taxes for 2019 and 2018 was $1,837 million and $4,154 million, respectively, an increase in our results before benefit from income taxes of $2,317 million. The decrease in our Loss before benefit from income taxes is primarily attributable to: (i) the increase in our operating results of $2,181 million previously discussed, (ii) the decrease in the Loss on extinguishment of debt of $77 million and (iii) a decrease in Interest expense of $73 million as a result of lower principal amounts of outstanding debt for most of 2019, partially offset by the effect of higher interest rates during 2019. The decrease in our Loss before benefit from income taxes was partially offset by an unfavorable net change in Foreign exchange and other of $15 million.
Net loss attributable to Bausch Health Companies Inc. for 2019 and 2018 was $1,788 million and $4,148 million, respectively, an increase in our results of $2,360 million. The increase in our results was primarily due to the decrease in Loss before benefit from income taxes of $2,317 million, as previously discussed, and the increase in the Benefit from income taxes of $44 million.

RESULTS OF OPERATIONS
Our results for the years 2020, 2019 and 2018 were as follows:

	Years Ended December 31,			Change
(in millions)	2020	2019	2018	2019 to 2020	2018 to 2019
Revenues
Product sales	$7,924	$8,489	$8,271	$(565)	$218
Other revenues	103	112	109	(9)	3
	8,027	8,601	8,380	(574)	221
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	2,202	2,297	2,309	(95)	(12)
Cost of other revenues	47	53	42	(6)	11
Selling, general and administrative	2,367	2,554	2,473	(187)	81
Research and development	452	471	413	(19)	58
Amortization of intangible assets	1,645	1,897	2,644	(252)	(747)
Goodwill impairments	—	—	2,322	—	(2,322)
Asset impairments, including loss on assets held for sale	114	75	568	39	(493)
Restructuring, integration and separation costs	22	31	22	(9)	9
Acquisition-related contingent consideration	48	12	(9)	36	21
Other expense (income), net	454	1,414	(20)	(960)	1,434
	7,351	8,804	10,764	(1,453)	(1,960)
Operating income (loss)	676	(203)	(2,384)	879	2,181
Interest income	13	12	11	1	1
Interest expense	(1,534)	(1,612)	(1,685)	78	73
Loss on extinguishment of debt	(59)	(42)	(119)	(17)	77
Foreign exchange and other	(30)	8	23	(38)	(15)
Loss before benefit from income taxes	(934)	(1,837)	(4,154)	903	2,317
Benefit from income taxes	375	54	10	321	44
Net loss	(559)	(1,783)	(4,144)	1,224	2,361
Net income attributable to noncontrolling interest	(1)	(5)	(4)	4	(1)
Net loss attributable to Bausch Health Companies Inc.	$(560)	$(1,788)	$(4,148)	$1,228	$2,360

2020 Compared with 2019
Revenues
Our revenues are primarily generated from product sales, principally in the therapeutic areas of eye-health, GI and dermatology, that consist of: (i) branded pharmaceuticals, (ii) generic and branded generic pharmaceuticals, (iii) OTC products and (iv) medical devices (contact lenses, intraocular lenses, ophthalmic surgical equipment and aesthetics devices). Other revenues include alliance and service revenue from the licensing and co-promotion of products and contract service revenue primarily in the areas of dermatology and topical medication. Contract service revenue is derived primarily from contract manufacturing for third parties and is not material. See Note 22, "SEGMENT INFORMATION" to our audited Consolidated Financial Statements for the disaggregation of revenues which depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by the economic factors of each category of customer contracts.
Our revenues were $8,027 million and $8,601 million for 2020 and 2019, respectively, a decrease of $574 million, or 7%. The decrease was primarily driven by: (i) lower volumes of $528 million primarily in our Bausch + Lomb and Diversified Products segments primarily due to social restrictions and other precautionary measures taken in response to the COVID-19 pandemic, as previously discussed, (ii) the unfavorable effect of foreign currencies of $39 million primarily in Latin America and (iii) the impact of divestitures and discontinuations of $20 million. The decreases in our revenues were partially offset by the incremental product sales of our Trulance® product, which we added to our portfolio in March 2019 as part of the acquisition of certain assets of Synergy of $13 million. Net realized pricing was flat with increases in our Diversified Products, International Rx, and Bausch + Lomb segments being offset by decreases in our Salix and Ortho Dermatologics segments.
Our 2020 revenues were most negatively impacted during our second quarter by the social restrictions and other precautionary measures taken in response to the COVID-19 pandemic. However, as governments began lifting social restrictions, allowing offices of certain health care providers to reopen and certain surgeries and elective medical procedures to proceed, the negative trend in the revenues of certain businesses began to level off and stabilize prior to our third quarter of 2020. Our revenues for the three months ended December 31, 2020 and 2019 were $2,213 million and $2,224 million, respectively, a decrease of $11 million. This decrease of less than 1% represents a continuing improving trend over the decreases in our year-over-year revenues for the three month periods ended June 30, 2020 and September 30, 2020 of 23% and 3%, respectively, and suggests that a recovery is underway. Presuming there continues to be increased availability of effective vaccines and any resurgence of the COVID-19 virus and variant strains thereof do not have a material adverse impact on efforts to contain the COVID-19 virus, the Company anticipates an ongoing, gradual global recovery from the significant macroeconomic and health care impacts of the pandemic that occurred during the first-half of 2020 and anticipates that its affected businesses could return to pre-pandemic levels during 2021. However, the rates of recovery for each business will vary by geography and will be dependent upon, among other things, the availability and effectiveness of vaccines for the COVID-19 virus, government responses, rates of economic recovery, precautionary measures taken by patients and customers, the rate at which remaining social restrictions are lifted and once lifted, the presumption that social restrictions will not be materially reenacted in the event of a resurgence of the virus and other actions taken in response to the COVID-19 pandemic.
The changes in our year over year segment revenues and segment profits, including the impacts of COVID-19 pandemic related matters for 2020, are discussed in further detail in the respective subsequent sections “ — Reportable Segment Revenues and Profits”.
Cash Discounts and Allowances, Chargebacks and Distribution Fees
As is customary in the pharmaceutical industry, gross product sales are subject to a variety of deductions in arriving at net product sales. Provisions for these deductions are recognized concurrently with the recognition of gross product sales. These provisions include cash discounts and allowances, chargebacks, and distribution fees, which are paid or credited to direct customers, as well as rebates and returns, which can be paid or credited to direct and indirect customers. As more fully discussed in Note 2, "SIGNIFICANT ACCOUNTING POLICIES" to our audited Consolidated Financial Statements, the Company continually monitors the provisions for these deductions and evaluates the estimates used as additional information becomes available. Price appreciation credits are generated when we increase a product’s wholesaler acquisition cost (“WAC”) under our contracts with certain wholesalers. Under such contracts, we are entitled to credits from such wholesalers for the impact of that WAC increase on inventory on hand at the wholesalers. In wholesaler contracts, such credits are offset against the total distribution service fees we pay on all of our products to each such wholesaler. In addition, some payor contracts require discounting if a price increase or series of price increases in a contract period exceeds a negotiated threshold. Provision balances relating to amounts payable to direct customers are netted against trade receivables and balances relating to indirect customers are included in accrued liabilities.

We actively manage these offerings, focusing on the incremental costs of our patient assistance programs, the level of discounting to non-retail accounts and identifying opportunities to minimize product returns. We also concentrate on managing our relationships with our payors and wholesalers, reviewing the ranges of our offerings and being disciplined as to the amount and type of incentives we negotiate.
Provisions recorded to reduce gross product sales to net product sales and revenues for 2020 and 2019 were as follows:

	Years Ended December 31,
	2020		2019
(in millions)	Amount	Pct.	Amount	Pct.
Gross product sales	$12,960	100.0%	$13,776	100.0%
Provisions to reduce gross product sales to net product sales
Discounts and allowances	621	4.8%	776	5.6%
Returns	120	0.9%	113	0.8%
Rebates	2,174	16.8%	2,265	16.4%
Chargebacks	1,925	14.9%	1,938	14.1%
Distribution service fees	196	1.5%	195	1.5%
	5,036	38.9%	5,287	38.4%
Net product sales	$7,924	61.1%	$8,489	61.6%
Cash discounts and allowances, returns, rebates, chargebacks and distribution fees as a percentage of gross product sales were 38.9% and 38.4% in 2020 and 2019, respectively. Changes in cash discounts and allowances, returns, rebates, chargebacks and distribution fees as a percentage of gross product sales were primarily driven by:
•discounts and allowances as a percentage of gross product sales was lower primarily due to lower discount rates for certain generic products, such as Glumetza® AG, Migranal® AG and Syprine® AG, partially offset by the impact of higher gross product sales of Xifaxan® and Lotemax® AG;
•returns as a percentage of gross product sales was relatively unchanged. Over the last several years, the Company increased its focus on maximizing operational efficiencies and continues to take actions to reduce product returns, including but not limited to: (i) monitoring and reducing customer inventory levels, (ii) instituting disciplined pricing policies and (iii) improving contracting. These actions have had the effect of improving sales return experience, primarily related to branded and generic products. Included in the product sales return provisions for 2020 and 2019 are reductions in variable consideration for sales returns related to past sales of approximately $38 million and $80 million, respectively. See Note 2, "SIGNIFICANT ACCOUNTING POLICIES" to our audited Consolidated Financial Statements regarding further details related to product sales provisions;
•rebates as a percentage of gross product sales was higher primarily due the impact of: (i) increases in gross product sales for products that carry higher contractual rebates and co-pay assistance programs, including the impact of incremental rebates from contractual price increase limitations for promoted products, such as Xifaxan® and Jublia® and (ii) sales of our Trulance® product, which we added to our portfolio in March 2019 as part of the acquisition of certain assets of Synergy, partially offset by decreases in gross product sales for products which carry higher rebate rates, such as Apriso® as a result of its generic release, Lotemax® Suspension and Lotemax® Gel;
•chargebacks as a percentage of gross product sales was higher primarily due to the impact of: (i) higher chargeback rates and gross product sales for Glumetza® SLX, Xifaxan® and Nifedical® and (ii) the release of the generic Apriso® AG (December 2019). The higher chargebacks as a percentage of gross product sales were partially offset by the impact of lower gross product sales of: (i) certain generic products, such as Glumetza® AG, Targretin® AG, and Ofloxacin and (ii) the branded product Nifedical®; and
•distribution service fees as a percentage of gross product sales was unchanged as the impact of: (i) higher gross product sales and higher distribution service fee rates associated with our Xifaxan® and Glumetza® SLX products and (ii) sales of our Trulance® product, which we added to our portfolio in March 2019 as part of the acquisition of certain assets of Synergy were offset by the impact of lower gross product sales of certain branded products, such as Apriso® as a result of its generic release. Price appreciation credits are offset against the distribution service fees we pay wholesalers and were $15 million and $11 million for 2020 and 2019, respectively.

Operating Expenses
Cost of Goods Sold (exclusive of amortization and impairments of intangible assets)
Cost of goods sold primarily includes: manufacturing and packaging; the cost of products we purchase from third parties; royalty payments we make to third parties; depreciation of manufacturing facilities and equipment; and lower of cost or market adjustments to inventories. Cost of goods sold excludes the amortization and impairments of intangible assets.
Cost of goods sold was $2,202 million and $2,297 million for 2020 and 2019, respectively, a decrease of $95 million, or 4%. The decrease was primarily driven by: (i) lower third-party royalty costs, (ii) lower volumes, as previously discussed, and (iii) the favorable impact of foreign currencies. The decrease was partially offset by: (i) higher manufacturing variances primarily due to the impacts of the COVID-19 pandemic and (ii) changes in product mix.
Cost of goods sold as a percentage of Product sales revenue was 27.8% and 27.1% for 2020 and 2019, respectively, an increase of 0.7 percentage points. Costs of goods sold as a percentage of Product sales revenue was unfavorably impacted as a result of: (i) changes in product mix and (ii) higher manufacturing variances primarily due to the impacts of the COVID-19 pandemic. These factors were partially offset by lower third-party royalty costs.
Selling, General and Administrative Expenses
SG&A expenses primarily include: employee compensation associated with sales and marketing, finance, legal, information technology, human resources and other administrative functions; certain outside legal fees and consultancy costs; product promotion expenses; overhead and occupancy costs; depreciation of corporate facilities and equipment; and other general and administrative costs. Also included in SG&A expenses for 2020 are separation-related costs. The Company has incurred, and will incur, separation-related costs which are incremental costs indirectly related to the Separation. Separation-related costs include, but are not limited to: (i) IT infrastructure and software licensing costs, (ii) rebranding costs and (iii) costs associated with facility relocation and/or modification.
SG&A expenses were $2,367 million and $2,554 million for 2020 and 2019, respectively, a decrease of $187 million, or 7%. The decrease was primarily attributable to: (i) the impacts of social restrictions and other precautionary measures taken in response to the COVID-19 pandemic, as previously discussed, and (ii) profit protection measures taken to manage and reduce operating expenses during the COVID-19 pandemic and resulted in decreases in: (a) advertising and promotion expenses and (b) selling expenses. The profit protection measures have been successful in expanding the profit margins in many of our businesses. As the pace of recovery in each geography accelerates, we expect to allocate more resources to selling and other promotional activities to drive our return to sustainable revenue and profit growth. Therefore, if the recovery continues, we expect our operating expenses to increase in support of our existing products, product launches and products in development and expect to see our operating expenses in 2021 exceed our operating expenses in 2020 as a result. Included within SG&A expenses for 2020 were $21 million of separation-related costs. Included within SG&A expenses for 2019 was a charge associated with the termination of a certain co-promotional agreement.
Research and Development Expenses
Included in Research and development are costs related to our product development and quality assurance programs. Expenses related to product development include: employee compensation costs; overhead and occupancy costs; depreciation of research and development facilities and equipment; clinical trial costs; clinical manufacturing and scale-up costs; and other third-party development costs. Quality assurance are the costs incurred to meet evolving customer and regulatory standards and include: employee compensation costs; overhead and occupancy costs; amortization of software; and other third-party costs.
R&D expenses were $452 million and $471 million for 2020 and 2019, respectively, a decrease of $19 million, or 4%. R&D expenses as a percentage of Product sales were approximately 6% and 5% for 2020 and 2019, respectively.
As previously discussed, primarily during our second quarter of 2020, certain of our R&D activities were limited and others, including new patient enrollments in clinical trials, were temporarily paused as most trial sites were not able to accept new patients due to government mandated shutdowns. However, during our third quarter of 2020, many of these trial sites began to reopen and we saw the pace of new patient enrollments increasing, getting close to their pre-COVID-19 levels in the U.S. As of the date of this filing, we have not had to make material changes to our development timelines and the pause in our clinical trials have not had a material impact on our operating results; however, a resurgence of the virus could result in unanticipated delays in our ability to conduct new patient enrollments and create other delays which could have a significant adverse effect on our future operating results.

Amortization of Intangible Assets
Intangible assets with finite lives are amortized using the straight-line method over their estimated useful lives, generally 2 to 20 years. Management continually assesses the useful lives related to the Company's long-lived assets to reflect the most current assumptions.
Amortization of intangible assets was $1,645 million and $1,897 million for 2020 and 2019, respectively, a decrease of $252 million, or 13%. The decrease was primarily attributable to fully amortized intangible assets no longer being amortized in 2020.
See Note 8, "INTANGIBLE ASSETS AND GOODWILL" to our audited Consolidated Financial Statements for further details related to our intangible assets.
Asset impairments, including loss on assets held for sale
Long-lived assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company continues to monitor the recoverability of its finite-lived intangible assets and tests the intangible assets for impairment if indicators of impairment are present.
Asset impairments, including loss on assets held for sale were $114 million and $75 million for 2020 and 2019, respectively, an increase of $39 million. Asset impairments, including loss on assets held for sale for 2020 included impairments of: (i) $96 million to reduce the carrying value of a business within the International Rx segment to its estimated fair value less costs to sell due to classifying the business as held for sale, (ii) $16 million, in aggregate, due to decreases in forecasted sales of certain product lines, (iii) $1 million, in aggregate, related to the discontinuance of certain product lines not aligned with the focus of the Company's core businesses and (iv) $1 million related to Acquired in-process research and development not in service. Asset impairments, including loss on assets held for sale for 2019 included impairments of: (i) $58 million reflecting decreases in forecasted sales of certain product lines due to generic competition and other factors, (ii) $8 million related to assets being classified as held for sale, (iii) $5 million related to certain product/patent assets associated with the discontinuance of specific product lines not aligned with the focus of the Company's core businesses and (iv) $4 million related to Acquired in-process research and development not in service.
See Note 8, "INTANGIBLE ASSETS AND GOODWILL" to our audited Consolidated Financial Statements for further details related to our intangible assets.
Restructuring, Integration and Separation Costs
Restructuring, integration and separation costs were $22 million and $31 million for 2020 and 2019, respectively, a decrease of $9 million.
Restructuring and integration costs
The Company evaluates opportunities to improve its operating results and implements cost savings programs to streamline its operations and eliminate redundant processes and expenses. Restructuring and integration costs are expenses associated with the implementation of these cost savings programs and include expenses associated with: (i) reducing headcount, (ii) eliminating real estate costs associated with unused or under-utilized facilities and (iii) implementing contribution margin improvement and other cost reduction initiatives.
Restructuring and integration costs were $11 million and $31 million for 2020 and 2019, respectively, a decrease of $20 million. During 2020, these costs included: (i) $10 million of facility closure costs and (ii) $1 million of severance and other costs. During 2019, these costs included: (i) $11 million of severance costs and other costs associated with the acquisition of certain assets of Synergy, (ii) $11 million of facility closure costs and (iii) $9 million of other severance costs. The Company continues to evaluate opportunities to streamline its operations and identify additional cost savings globally. Although a specific plan does not exist at this time, the Company may identify and take additional exit and cost-rationalization restructuring actions in the future, the costs of which could be material.
Separation costs
The Company has incurred, and will incur, costs associated with activities to effectuate the Separation. These activities include: (i) separating the eye-health business from the remainder of the Company and (ii) registering the eye-health business as an independent publicly traded entity. Separation costs are incremental costs directly related to the Separation and include, but are not limited to: (i) legal, audit and advisory fees, (ii) employee hiring, relocation and travel costs and (iii) costs associated with establishing a new board of directors and audit committee. Separation costs were $11 million for 2020. The Company is in the planning phase of the Separation and the extent and timing of future charges for these costs cannot be reasonably estimated at this time and could be material.
See Note 4, "RESTRUCTURING, INTEGRATION AND SEPARATION COSTS" to our audited Consolidated Financial Statements for further details regarding these actions.
Acquisition-Related Contingent Consideration
Acquisition-related contingent consideration primarily consists of potential milestone payments and royalty obligations associated with businesses and assets we acquired in the past. These obligations are recorded in the Consolidated Balance Sheets at their estimated fair values at the acquisition date, in accordance with the acquisition method of accounting. The fair value of the acquisition-related contingent consideration is remeasured each reporting period, with changes in fair value recorded in the Consolidated Statements of Operations. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in fair value measurement accounting.
Acquisition-related contingent consideration was a loss of $48 million in 2020 and included: (i) net fair value adjustments of $25 million, which included net fair value adjustments to expected future royalty payments and (ii) accretion for the time value of money of $23 million. Acquisition-related contingent consideration was a loss of $12 million in 2019 and included accretion for the time value of money of $22 million, partially offset by net fair value adjustments of $10 million, which included net fair value adjustments to expected future royalty payments.
See Note 5, "FAIR VALUE MEASUREMENTS" to our audited Consolidated Financial Statements for further details.
Other expense (income), net
Other expense (income), net for 2020 and 2019 consists of the following:

(in millions)	2020	2019
Litigation and other matters	$422	$1,401
Acquired in-process research and development costs	32	41
Net (gain) loss on sales of assets	(1)	(31)
Acquisition-related costs	—	8
Other, net	1	(5)
Other expense (income), net	$454	$1,414
In 2020, Litigation and other matters includes net charges related to the U.S. Securities Litigation, the SEC Investigation and the Canadian Securities Litigation and related opt-outs. In 2020, Litigation and other matters also includes an insurance recovery related to a certain litigation matter. In 2019, Litigation and other matters includes the settlement of a legacy U.S. securities class action matter (which is subject to an objector's appeal of the final court approval). In December 2019, we announced that we had agreed to resolve the U.S. Securities Litigation for $1,210 million. Final court approval of this settlement was granted in January 2021. Subject to an objector's appeal of the Court's final approval order, the settlement resolves and discharges all claims against the Company in this class action and resolves the most significant of the Company's remaining legacy legal matters and eliminates a material uncertainty. As part of the settlement, the Company and the other settling defendants admitted no liability as to the claims against it and denied all allegations of wrongdoing.
In addition to the anticipated resolution of the U.S. Securities Litigation, through the date of this filing, we achieved dismissals and other positive outcomes in a number of litigations, disputes and investigations, as we continue to actively address others. These matters and other significant matters are discussed in further detail in Note 20, "LEGAL PROCEEDINGS" to our audited Consolidated Financial Statements.
In 2020 and 2019, Acquired in-process research and development costs of $32 million and $41 million, primarily consist of costs associated with the upfront payments to enter into certain exclusive licensing agreements. In 2019, Net gain on sales of assets includes $20 million related to the achievement of a milestone related to a certain product.
Non-Operating Income and Expense
Interest Expense
Interest expense primarily consists of interest payments due, amortization of debt premiums, discounts and deferred issuance costs on indebtedness under our credit facilities and notes and the amortization of amounts excluded from the assessment of hedge effectiveness over the term of the Company's cross-currency swaps.

Interest expense was $1,534 million and $1,612 million and included non-cash amortization and write-offs of debt discounts and deferred financing costs of $61 million and $63 million for 2020 and 2019, respectively. Interest expense decreased $78 million, or 5%, primarily due to: (i) a lower weighted average stated rate of interest, (ii) lower interest as a result of debt repayments during the year and (iii) a benefit related to the Company's cross-currency swaps. These decreases were partially offset by the interest associated with $1,210 million of additional financing in December 2019 relating to the U.S. Securities Litigation. The weighted average stated rate of interest as of December 31, 2020 and 2019 was 6.02% and 6.21%, respectively.
See Note 10, "FINANCING ARRANGEMENTS" to our audited Consolidated Financial Statements for further details.
Loss on Extinguishment of Debt
Loss on extinguishment of debt represents the differences between the amounts paid to settle extinguished debts and the carrying value of the related extinguished debt. Loss on extinguishment of debt was $59 million and $42 million for 2020 and 2019, respectively, associated with a series of transactions which allowed us to refinance and extend the maturities of portions of our debt arrangements.
See Note 10, "FINANCING ARRANGEMENTS" to our audited Consolidated Financial Statements for further details.
Foreign Exchange and Other
Foreign exchange and other primarily includes: (i) translation gains/losses on intercompany loans and third-party liabilities and (ii) the gain/loss due to foreign currency exchange contracts. Foreign exchange and other was a loss of $30 million for 2020 as compared to a gain of $8 million for 2019, an unfavorable net change of $38 million.
Income Taxes
Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the temporary differences between the financial statement and income tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Deferred tax assets for outside basis differences in investments in subsidiaries are only recognized if the difference will be realized in the foreseeable future. Benefit from income taxes was $375 million and $54 million in 2020 and 2019, respectively, an increase of $321 million.
Our consolidated foreign rate differential reflects the net total tax cost or benefit on income earned or losses incurred in jurisdictions outside of Canada as compared to the net total tax cost or benefit of such income (on a jurisdictional basis) at the Canadian statutory rate of 26.9%. Tax costs below the Canadian statutory rate generate a beneficial foreign rate differential as do tax benefits generated in jurisdictions where the statutory tax rate exceeds the Canadian statutory tax rate. The net total foreign rate differentials generated in each jurisdiction in which we operate is not expected to bear a direct relationship to the net total amount of foreign income (or loss) earned outside of Canada.
In 2020 and 2019, our effective tax rate differs from the statutory Canadian income tax rate primarily due to: (i) the recording of valuation allowance on entities for which no tax benefit of losses is expected, (ii) the tax benefit generated from our annualized mix of earnings by jurisdiction and (iii) the discrete treatment of certain tax matters, primarily related to: (a) the release of a valuation allowance, (b) internal restructurings, (c) changes in uncertain tax positions and (d) changes in the manner in which an outside basis difference will be recovered in future periods.
We record a valuation allowance against our deferred tax assets to reduce their net carrying value to an amount that we believe is more likely than not to be realized. In determining our deferred tax asset valuation allowance, we estimate our ability to utilize future sources of income to realize the benefits of our temporary income tax differences including: (i) net operating loss carryforwards in each jurisdiction, primarily in Canada, the U.S. and Ireland, (ii) research and development tax credit carryforwards, (iii) scientific research and experimental development pool carryforwards and (iv) investment tax credit carryforwards. When we establish/increase or reduce/decrease the valuation allowance, the provision for income taxes will increase or decrease, respectively, in the period such determination is made. Our valuation allowance against deferred tax assets as of December 31, 2020 and 2019 was $2,252 million and $2,831 million, respectively, a decrease of $579 million which was primarily driven by a release of valuation allowance for a change in judgment during 2020 related to previously established deferred tax assets.
See Note 17, "INCOME TAXES" to our audited Consolidated Financial Statements for further details.
Reportable Segment Revenues and Profits
In connection with the planned Separation of its eye-health business into an independent publicly traded entity from the remainder of Bausch Health Companies Inc., the Company has begun managing its operations in a manner consistent with the organizational structure of the two separate entities as proposed by the Separation. As a result, during the first quarter of 2021, the Company’s Chief Executive Officer ("CEO"), who is the Company’s Chief Operating Decision Maker, commenced managing the business differently through changes in its operating and reportable segments, which necessitated a realignment of the Company's historical segment structure. This realignment is consistent with how the Company’s CEO currently: (i) assesses operating performance on a regular basis, (ii) makes resource allocation decisions and (iii) designates responsibilities of his direct reports. Pursuant to these changes, effective in the first quarter of 2021, the Company operates in the following reportable segments: (i) Bausch + Lomb, (ii) Salix, (iii) International Rx, (iv) Ortho Dermatologics and (v) Diversified Products. In addition, as part of this realignment of segment structure, certain products historically included in certain segments are now included in their new respective segments based on the organizational structure of the two separate entities as proposed by the Separation. All segment revenues and profits for the periods presented have been recast to conform to the 2021 reporting segment reporting structure.
The following is a brief description of our segments:
•The Bausch + Lomb segment consists of global sales of Bausch + Lomb Vision Care, Consumer, Surgical and Ophthalmology Rx products.
•The Salix segment consists of sales in the U.S. of GI products.
•The International Rx segment consists of sales, with the exception of sales of Bausch + Lomb and Solta products, outside the U.S. and Puerto Rico of branded pharmaceutical products, branded generic pharmaceutical products and OTC products.
•The Ortho Dermatologics segment consists of: (i) sales in the U.S. of Ortho Dermatologics (dermatological) products and (ii) global sales of Solta medical aesthetic devices.
•The Diversified Products segment consists of sales in the U.S. of: (i) pharmaceutical products in the areas of neurology and certain other therapeutic classes, (ii) generic products and (iii) dentistry products.
Segment profit is based on operating income after the elimination of intercompany transactions. Certain costs, such as Amortization of intangible assets, Asset impairments, including loss on assets held for sale, Restructuring, integration and separation costs, Acquisition-related contingent consideration costs and Other expense (income), net, are not included in the measure of segment profit, as management excludes these items in assessing segment financial performance. See Note 22, "SEGMENT INFORMATION" to our audited Consolidated Financial Statements for a reconciliation of segment profit to Loss before benefit from income taxes.
The following table presents segment revenues, segment revenues as a percentage of total revenues and the year over year changes in segment revenues for 2020 and 2019. The following table also presents segment profits, segment profits as a percentage of segment revenues and the year over year changes in segment profits for 2020 and 2019.

	Years Ended December 31,				Change
	2020		2019		2019 to 2020
(in millions)	Amount	Pct.	Amount	Pct.	Amount	Pct.
Segment Revenue
Bausch + Lomb	$3,411	42%	$3,774	44%	$(363)	(10)%
Salix	1,904	24%	2,022	23%	(118)	(6)%
International Rx	1,185	15%	1,158	13%	27	2%
Ortho Dermatologics	548	7%	560	7%	(12)	(2)%
Diversified Products	979	12%	1,087	13%	(108)	(10)%
Total revenues	$8,027	100%	$8,601	100%	$(574)	(7)%

Segment Profits / Segment Profit Margins
Bausch + Lomb	$907	27%	$1,115	30%	$(208)	(19)%
Salix	1,338	70%	1,349	67%	(11)	(1)%
International Rx	388	33%	354	31%	34	10%
Ortho Dermatologics	228	42%	216	39%	12	6%
Diversified Products	717	73%	801	74%	(84)	(10)%
Total segment profit	$3,578	45%	$3,835	45%	$(257)	(7)%

Organic Revenues and Organic Growth Rates (non-GAAP)
Organic growth, a non-GAAP metric, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations. Organic revenue growth (non-GAAP) is growth in GAAP Revenue (its most directly comparable GAAP financial measure), adjusted for certain items, of businesses that have been owned for one or more years. Organic revenue (non-GAAP) is impacted by changes in product volumes and price. The price component is made up of two key drivers: (i) changes in product gross selling price and (ii) changes in sales deductions. The Company uses organic revenue (non-GAAP) and organic revenue growth (non-GAAP) to assess performance of its reportable segments, and the Company in total, without the impact of foreign currency exchange fluctuations and recent acquisitions, divestitures and product discontinuations. The Company believes that such measures are useful to investors as they provide a supplemental period-to-period comparison.
Organic revenue growth (non-GAAP) reflects adjustments for: (i) the impact of period-over-period changes in foreign currency exchange rates on revenues and (ii) the revenues associated with acquisitions, divestitures and discontinuations of businesses divested and/or discontinued. These adjustments are determined as follows:
Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the underlying business performance. The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenues (non-GAAP) on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue growth (non-GAAP) excludes from the current period, all revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue growth (non-GAAP) excludes from the prior period (but not the current period), all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.
The following table presents a reconciliation of GAAP revenues to organic revenues (non-GAAP) and presents organic revenue (Non-GAAP) and the year over year changes in organic revenue (Non-GAAP) for 2020 and 2019 by segment.

	Year Ended December 31, 2020				Year ended December 31, 2019			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates	Acquisition	Organic Revenue (Non-GAAP)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP)
(in millions)								Amount	Pct.
Bausch + Lomb	$3,411	$16	$—	$3,427	$3,774	$(15)	$3,759	$(332)	(9)%
Salix	1,904	—	(13)	1,891	2,022	—	2,022	(131)	(6)%
International Rx	1,185	26	—	1,211	1,158	(4)	1,154	57	5%
Ortho Dermatologics	548	(3)	—	545	560	—	560	(15)	(3)%
Diversified Products	979	—	—	979	1,087	(1)	1,086	(107)	(10)%
Total	$8,027	$39	$(13)	$8,053	$8,601	$(20)	$8,581	$(528)	(6)%
Bausch + Lomb Segment:
Bausch + Lomb Segment Revenue
The Bausch + Lomb segment includes the Ocuvite® + Preservision® product group, which accounted for approximately 10% of the Bausch + Lomb segment revenues revenues for 2020. No other single product group represents 10% or more of the Bausch + Lomb segment revenues. The Bausch + Lomb segment revenue was $3,411 million and $3,774 million for 2020 and 2019, respectively, a decrease of $363 million, or 10%. The decrease was primarily attributable to: (i) a decrease in volume of $353 million, as discussed below, (ii) the unfavorable effect of foreign currencies of $16 million, primarily in Latin America, and (iii) the impact of divestitures and discontinuations of $15 million. These decreases were partially offset by an increase in net realized pricing of $21 million, primarily driven by our Global Consumer business.
The volumes of our Bausch + Lomb were negatively impacted, primarily in Europe, Asia and the U.S., by social restrictions and other precautionary measures taken in response to the COVID-19 pandemic, as previously discussed. The postponement of certain surgical and elective medical procedures related to the COVID-19 pandemic, and associated declines in pre- and post-operative prescriptions, negatively impacted the volumes of our Global Ophthalmology and Global Surgical businesses. The reduction in the consumption of contact lenses worldwide due to limited social interactions and in some regions government recommended use of frames, negatively impacted the volumes of our Global Vision Care business. During our first quarter of 2020, certain customers engaged in "pantry-loading", which, along with stay-at-home orders, negatively impacted the volumes of our Global Consumer business for our second quarter of 2020. However, as governments began lifting social restrictions, the negative trend in the revenues of these businesses began to level off and stabilize prior to our third quarter of 2020 and continued in the fourth quarter of 2020. Therefore, our revenues for the year 2020 were most impacted by the COVID-19 pandemic in our second quarter of 2020. Presuming the increased availability of effective vaccines, and any resurgence of the COVID-19 virus and variant strains thereof or reenactment of social restrictions are not significant, we anticipate that our affected businesses could possibly return to pre-pandemic levels in 2021.
Bausch + Lomb Segment Profit
The Bausch + Lomb segment profit was $907 million and $1,115 million for 2020 and 2019, respectively, a decrease of $208 million, or 19%. The decrease was primarily driven by the decrease in contribution as a result of social restrictions and other precautionary measures taken in response to the COVID-19 pandemic, as previously discussed, partially offset by lower SG&A expenses.
Salix Segment:
Salix Segment Revenue
The Salix segment includes the Xifaxan® product line, which accounted for approximately 78% and 72% of the Salix segment revenues and approximately 18% and 17% of the Company's revenues for 2020 and 2019, respectively. No other single product group represents 10% or more of the Salix segment revenues. The Salix segment revenue was $1,904 million and $2,022 million for 2020 and 2019, respectively, a decrease of $118 million, or 6%. The decrease includes: (i) a decrease in net realized pricing of $96 million, primarily attributable to higher sales deductions for Glumetza® SLX, partially offset by higher gross selling prices for Xifaxan®, and (ii) a decrease in volume of $35 million primarily attributable to the decrease in demand for Apriso® due to LOE. The decrease in revenue was partially offset by sales of our Trulance® product, which we added to our portfolio in March 2019 as part of the acquisition of certain assets of Synergy, of $13 million.
Certain branded pharmaceutical products within our Salix segment were negatively impacted by social restrictions and other precautionary measures taken in response to the COVID-19 pandemic, as previously discussed. Although we experienced COVID-19 pandemic related declines in year-over-year revenues in 2020, Salix segment revenues for the three months ended December 31, 2020 and 2019 were $527 million and $517 million, respectively, an increase of $10 million. This increase of 2% represents a continuing improving trend over the decreases in our year-over-year revenues for the three month periods ended June 30, 2020 and September 30, 2020 of 21% and 10%, respectively, and suggests that a recovery is underway. Presuming the increased availability of effective vaccines, and any resurgence of the COVID-19 virus and variant strains thereof or reenactment of social restrictions are not significant, we anticipate that our affected Salix businesses could possibly return to pre-pandemic levels in 2021.
Salix Segment Profit
The Salix segment profit was $1,338 million and $1,349 million for 2020 and 2019, respectively, a decrease of $11 million, or 1%. The decrease was primarily driven by the decrease in contribution as a result of the decrease in revenue, as previously discussed, partially offset by lower third-party royalty costs. The decrease in segment profit was partially offset by: (i) decreases in SG&A expenses due to: (a) COVID-19 pandemic related matters, as previously discussed, and (b) a charge associated with the termination of a certain co-promotional agreement during 2019 and (ii) the contribution from the sales of our Trulance® product, which we added to our portfolio in March 2019 as part of the acquisition of certain assets of Synergy.
International Rx Segment:
International Rx Segment Revenue
The International Rx segment has a diversified product line with no single product group representing 10% or more of its segment revenues. The International Rx segment revenue was $1,185 million and $1,158 million for 2020 and 2019, respectively, an increase of $27 million, or 2%. The increase was primarily attributable to: (i) an increase in net realized pricing of $46 million primarily in Latin America and (ii) an increase in volume of $11 million primarily in Egypt. These increases were partially offset by: (i) the unfavorable effect of foreign currencies of $26 million, primarily in Latin America, and (ii) the impact of divestitures and discontinuations of $4 million.
Certain branded pharmaceutical products, branded generic pharmaceutical products and OTC products within our International Rx segment were negatively impacted by social restrictions and other precautionary measures taken in response to the COVID-19 pandemic. However, presuming the increased availability of effective vaccines, and any resurgence of the

COVID-19 virus and variant strains thereof or reenactment of social restrictions are not significant, we anticipate that our affected businesses could possibly return to pre-pandemic levels in 2021.
International Rx Segment Profit
The International Rx segment profit was $388 million and $354 million for 2020 and 2019, respectively, an increase of $34 million, or 10%. The increase was primarily driven by: (i) an increase in contribution primarily due to the increase in revenue, as previously discussed, and (ii) lower selling, advertising and promotion expenses.
Ortho Dermatologics Segment:
Ortho Dermatologics Segment Revenue
The Ortho Dermatologics segment includes the Thermage® and Jublia® product lines, which accounted for approximately 38% and 13% of the Ortho Dermatologics segment revenues for 2020, respectively. No other single product group represents 10% or more of the Ortho Dermatologics segment revenues. The Ortho Dermatologics segment revenue was $548 million and $560 million for 2020 and 2019, respectively, a decrease of $12 million, or 2%. The decrease was primarily attributable to a decrease in net realized pricing of $25 million partially offset by: (i) an increase in volume of $10 million and (ii) the favorable effect of foreign currencies of $3 million. The decrease in average realized pricing was the result of higher sales deductions in our medical dermatology products. The increase in volume was primarily due to increased demand of Thermage FLX®, primarily in China, and was partially offset by the impact of generic competition as certain products, such as Elidel®, Zovirax® and Solodyn®, lost exclusivity.
Certain medical aesthetics, therapeutic products and branded pharmaceutical products within our Ortho Dermatologics segment were negatively impacted by social restrictions and other precautionary measures taken in response to the COVID-19 pandemic. However, presuming the increased availability of effective vaccines, and any resurgence of the COVID-19 virus and variant strains thereof or reenactment of social restrictions are not significant, we anticipate that our affected businesses could possibly return to pre-pandemic levels in 2021.
Ortho Dermatologics Segment Profit
The Ortho Dermatologics segment profit was $228 million and $216 million for 2020 and 2019, respectively, an increase of $12 million, or 6%. The increase was primarily driven by decreases in: (i) selling expenses and (ii) R&D expenses and was partially offset by the decrease in contribution as a result of the decrease in revenue, as previously discussed.

Diversified Products Segment:
Diversified Products Segment Revenue
The following table displays the Diversified Products segment revenues by product and product revenues as a percentage of segment revenue for 2020 and 2019.

	Years Ended December 31,				Change
	2020		2019		2019 to 2020
(in millions)	Amount	Pct.	Amount	Pct.	Amount	Pct.
Wellbutrin® Franchise	$271	28%	$244	22%	$27	11%
Aplenzin®	98	10%	83	8%	15	18%
Arestin®	63	6%	87	8%	(24)	(28)%
Ativan® Franchise	50	5%	43	4%	7	16%
Neo/Poly/HC Otic	35	4%	22	2%	13	59%
Tobramycin/Dexamethasone	33	3%	31	3%	2	6%
Pepcid®	31	3%	2	—%	29	1,450%
Diastat® Franchise	30	3%	35	3%	(5)	(14)%
Librax® Franchise	30	3%	25	2%	5	20%
Xenazine® Franchise	29	4%	38	4%	(9)	(24)%
Other	309	31%	477	44%	(168)	(35)%
Total Diversified Products revenues	$979	100%	$1,087	100%	$(108)	(10)%
The Diversified Products segment revenue was $979 million and $1,087 million for 2020 and 2019, respectively, a decrease of $108 million, or 10%. The decrease was primarily driven by: (i) a decrease in volume of $161 million and (ii) the impact of divestitures and discontinuations of $1 million. The decrease was partially offset by an increase in net realized pricing of $54 million due to lower sales deductions, primarily within the Wellbutrin® Franchise, and higher gross selling prices. The decrease in volume was primarily attributable to: (i) the impact of generic competition as certain products in our Neurology and Other business, such as Cuprimine®, Migranal®, Syprine®, Isuprel® and Xenazine®, lost exclusivity and (ii) the postponement of certain surgeries and elective medical procedures in response to the COVID-19 pandemic primarily impacting our Dentistry business. The decrease in volume was partially offset by an increase in volumes for Pepcid® due to a competitor recall in 2020.
Diversified Products Segment Profit
The Diversified Products segment profit was $717 million and $801 million for 2020 and 2019, respectively, a decrease of $84 million, or 10%. The decrease was primarily driven by the decrease in revenue, as previously discussed.
2019 Compared with 2018
A detailed discussion of the year-over-year changes of the Company’s 2019 results compared with that of 2018 can be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 19, 2020 (the "2019 Form 10-K"). The following only contains sections which have been revised from the "Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations" included in Part II to the Company's 2019 Form 10-K to reflect retrospective application of the new reporting structure which occurred in the first quarter of 2021 and recast our historical segment revenues and profits to conform to the new segment presentation as more fully discussed in the "Explanatory Note" at the beginning of this Exhibit 99.1.
Revenues
Our revenues were $8,601 million and $8,380 million for 2019 and 2018, respectively, an increase of $221 million, or 3%. The increase was primarily driven by: (i) higher net realized pricing of $199 million primarily in our Salix, Ortho Dermatologics, Bausch + Lomb and International Rx segments, (ii) higher volumes of $133 million primarily in our Bausch + Lomb and Salix segments, partially offset by lower volumes in our Ortho Dermatologics and Diversified Products segments, and (iii) the incremental product sales of our Trulance® product, which we added to our portfolio in March 2019 as part of the acquisition of certain assets of Synergy, of $55 million. The increases in our revenues were partially offset by: (i) the unfavorable effect of foreign currencies, primarily in Europe, Asia and Latin America, of $112 million and (ii) the impact of divestitures and discontinuations of $54 million.

Our segment revenues and segment profits are discussed in detail in the subsequent section titled "Reportable Segment Revenues and Profits".
Reportable Segment Revenues and Profits
The following table presents segment revenues, segment revenues as a percentage of total revenues and the year over year changes in segment revenues for 2019 and 2018. The following table also presents segment profits, segment profits as a percentage of segment revenues and the year over year changes in segment profits for 2019 and 2018.

	Years Ended December 31,				Change
	2019		2018		2018 to 2019
(in millions)	Amount	Pct.	Amount	Pct.	Amount	Pct.
Segment Revenue
Bausch + Lomb	$3,774	44%	$3,661	44%	$113	3%
Salix	2,022	23%	1,749	21%	273	16%
International Rx	1,158	13%	1,160	14%	(2)	—%
Ortho Dermatologics	560	7%	608	7%	(48)	(8)%
Diversified Products	1,087	13%	1,202	14%	(115)	(10)%
Total revenues	$8,601	100%	$8,380	100%	$221	3%

Segment Profits / Segment Profit Margins
Bausch + Lomb	$1,115	30%	$1,080	30%	$35	3%
Salix	1,349	67%	1,149	66%	200	17%
International Rx	354	31%	345	30%	9	3%
Ortho Dermatologics	216	39%	249	41%	(33)	(13)%
Diversified Products	801	74%	925	77%	(124)	(13)%
Total segment profit	$3,835	45%	$3,748	45%	$87	2%
Organic Revenues and Organic Growth Rates (non-GAAP)
The following table presents a reconciliation of GAAP revenues to organic revenues (non-GAAP) and presents organic revenue (Non-GAAP) and the year over year changes in organic revenue (Non-GAAP) for 2019 and 2018 by segment.

	Year Ended December 31, 2019				Year ended December 31, 2018			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates	Acquisition	Organic Revenue (Non-GAAP)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP)
(in millions)								Amount	Pct.
Bausch + Lomb	$3,774	$88	$—	$3,862	$3,661	$(22)	$3,639	$223	6%
Salix	2,022	—	(55)	1,967	1,749	(9)	1,740	227	13%
International Rx	1,158	21	—	1,179	1,160	(19)	1,141	38	3%
Ortho Dermatologics	560	3	—	563	608	—	608	(45)	(7)%
Diversified Products	1,087	—	—	1,087	1,202	(4)	1,198	(111)	(9)%
Total	$8,601	$112	$(55)	$8,658	$8,380	$(54)	$8,326	$332	4%
Bausch + Lomb Segment:
Bausch + Lomb Segment Revenue
The Bausch + Lomb segment has a diversified product line with no single product group representing 10% or more of its segment product sales in 2019. The Bausch + Lomb segment revenue was $3,774 million and $3,661 million for 2019 and 2018, respectively, an increase of $113 million, or 3%. The increase was primarily attributable to: (i) an increase in volume of $186 million, primarily in our Global Consumer and Global Vision Care businesses, and (ii) an increase in net realized pricing of $37 million primarily driven by increased selling prices in our Global Consumer and Global Ophthalmology Rx businesses. The increase was partially offset by: (i) the unfavorable effect of foreign currencies of $88 million primarily attributable to our revenues in Europe, Asia and Latin America and (ii) the impact of divestitures and discontinuations of $22 million, primarily related to the divestiture and discontinuance of several products within our Global Consumer business. The increase in volume in our Global Consumer business is primarily attributable to the launch of Lumify® (May 2018) and sales of PreserVision®. The increase in volume in our Global Vision Care business is primarily attributable to our Biotrue® ONEday and Ultra® product lines in the U.S. and internationally. The increase in average realized pricing in our Global Ophthalmology Rx business is primarily attributable to Lotemax® and Vyzulta®.

Bausch + Lomb Segment Profit
The Bausch + Lomb segment profit was $1,115 million and $1,080 million for 2019 and 2018, respectively, an increase of $35 million, or 3%. The increase was primarily driven by an increase in contribution as a result of: (i) the increase in volume and net realized pricing as previously discussed and (ii) better inventory management. The increase was partially offset by: (i) higher selling, advertising and promotion expenses primarily due to the launch of Lumify®, (ii) the unfavorable effect of foreign currencies and (iii) higher R&D expenses.
Salix Segment:
Salix Segment Revenue
The Salix segment includes the Xifaxan® product line, which accounted for approximately 72% and 68% of the Salix segment product sales and approximately 17% and 14% of the Company's product sales for 2019 and 2018, respectively. No other single product group represents 10% or more of the Salix segment product sales. The Salix segment revenue was $2,022 million and $1,749 million for 2019 and 2018, respectively, an increase of $273 million, or 16%. The increase includes: (i) an increase in volume of $114 million primarily attributable to increased demand for Xifaxan®, Glumetza® SLX and Plenvu®, partially offset by decreased demand for certain products, primarily Uceris® due to loss of exclusivity, (ii) an increase in net realized pricing of $113 million, primarily attributable to higher gross selling prices and lower sales deductions for Xifaxan® and (iii) sales of our Trulance® product, which we added to our portfolio in March 2019 as part of the acquisition of certain assets of Synergy, of $55 million. The increase in revenue was partially offset by the impact of divestitures and discontinuations of $9 million.
Salix Segment Profit
The Salix segment profit was $1,349 million and $1,149 million for 2019 and 2018, respectively, an increase of $200 million, or 17%. The increase was primarily driven by a net increase in contribution as a result of the increase in average realized pricing and volume, as previously discussed. The increase in segment profit was partially offset by: (i) higher R&D expenses, (ii) the charge associated with the termination of a co-promotional agreement with US WorldMeds, LLC and (iii) higher selling, advertising and promotion expenses.
International Rx Segment:
International Rx Segment Revenue
The International Rx segment has a diversified product line with no single product group representing 10% or more of its segment product sales. The International Rx segment revenue was $1,158 million and $1,160 million for 2019 and 2018, respectively, a decrease of $2 million, or less than 1%. The decrease was primarily attributable to: (i) the unfavorable effect of foreign currencies of $21 million, primarily attributable to our revenues in Europe, and (ii) the impact of divestitures and discontinuations of $19 million. The decrease was offset by: (i) an increase in net realized pricing of $29 million, driven by increased gross selling prices and favorability in sales deductions, primarily in Latin America and (ii) an increase in volume of $9 million primarily in Canada.
International Rx Segment Profit
The International Rx segment profit was $354 million and $345 million for 2019 and 2018, respectively, an increase of $9 million, or 3%. The increase was primarily driven by: (i) the increase in net realized pricing and volumes, as previously discussed, and (ii) better inventory management. These increases were partially offset by: (i) higher R&D expenses and (ii) the unfavorable effect of foreign currencies.
Ortho Dermatologics Segment:
Ortho Dermatologics Segment Revenue
The Ortho Dermatologics segment revenue was $560 million and $608 million for 2019 and 2018, respectively, a decrease of $48 million, or 8%. The decrease includes: (i) a decrease in volume of $98 million and (ii) the unfavorable effect of foreign currencies of $3 million. The decrease in volume is primarily due to: (i) the impact of generic competition as certain products lost exclusivity, including Elidel®, Solodyn® and Zovirax® and (ii) decreased demand for Tretinoin®, Onexton®, Jublia®, Retin-A Micro® 0.08% and Targretin®, partially offset by the increased demand for Thermage FLX®, Siliq® and Clindagel® and the launch of Duobrii® (June 2019). The decrease in revenue was partially offset by an increase in average realized pricing of $53 million as a result of lower sales deductions primarily attributable to Jublia® and Retin-A Micro® 0.06%.

Ortho Dermatologics Segment Profit
The Ortho Dermatologics segment profit was $216 million and $249 million for 2019 and 2018, respectively, a decrease of $33 million, or 13%. The decrease was primarily driven by a decrease in contribution as a result of the decrease in revenue, as previously discussed, partially offset by decreases in: (i) selling expenses and (ii) professional fees.
Diversified Products Segment:
Diversified Products Segment Revenue
The following table displays the Diversified Products segment revenues by product and product revenues as a percentage of segment revenue for 2019 and 2018.

	Years Ended December 31,				Change
	2019		2018		2018 to 2019
(in millions)	Amount	Pct.	Amount	Pct.	Amount	Pct.
Wellbutrin® Franchise	$244	22%	$252	21%	$(8)	(3)%
Arestin®	87	8%	96	8%	(9)	(9)%
Aplenzin®	83	8%	54	5%	29	54%
Migranal® Franchise	55	5%	62	5%	(7)	(11)%
Cuprimine®	49	5%	88	7%	(39)	(44)%
Uceris® AG	46	4%	13	1%	33	254%
Ativan®	43	4%	54	5%	(11)	(20)%
Xenazine® Franchise	38	4%	52	4%	(14)	(27)%
Diastat® Franchise	35	3%	36	3%	(1)	(3)%
Elidel® AG	34	3%	4	—%	30	750%
Other	373	34%	491	41%	(118)	(24)%
Total Diversified Products revenues	$1,087	100%	$1,202	100%	$(115)	(10)%
The Diversified Products segment revenue was $1,087 million and $1,202 million for 2019 and 2018, respectively, a decrease of $115 million, or 10%. The decrease was primarily driven by: (i) a decrease in volume of $78 million, (ii) a decrease in net realized pricing of $33 million and (iii) the impact of divestitures and discontinuations of $4 million. The decrease in volume was primarily attributable to our Neurology and Other business due to: (i) the loss of exclusivity of Cuprimine®, Isuprel®, Mephyton®, Syprine® and Xenazine® and (ii) lower demand for Wellbutrin® XL and Ativan®, partially offset by increased demand for Aplenzin®. The net decrease in volume in our Neurology and Other business was partially offset by the impact of the launches of Elidel® AG (December 2018) and Uceris® AG (July 2018) and other increases in product volumes in our Generics business. The decrease in average realized pricing is primarily attributable to the impact of generic competition in our Generics business for Glumetza® AG, Syprine® AG, Targretin® AG, Mephyton® AG and Cardizem® AG, partially offset by an increase in average realized pricing in our Neurology and Other business. Although the launches of Elidel® AG and Uceris® AG positively impacted the product volumes in our Generics business in 2019, generic versions of these products launched by competitors could lead to deteriorating revenues for these and other products in our Generics business in future periods.
Diversified Products Segment Profit
The Diversified Products segment profit was $801 million and $925 million for 2019 and 2018, respectively, a decrease of $124 million, or 13%. The decrease was primarily driven by: (i) the decrease in volume and average realized pricing, as previously discussed and (ii) higher selling, advertising and promotion expenses, partially offset by lower third-party royalty costs.

LIQUIDITY AND CAPITAL RESOURCES
Cash Flows
Summarized cash flow information for the years 2020, 2019 and 2018 is as follows:

	Years Ended December 31,			Change
(in millions)	2020	2019	2018	2019 to 2020	2018 to 2019
Net loss	$(559)	$(1,783)	$(4,144)	$1,224	$2,361
Adjustments to reconcile Net loss to net cash provided by operating activities	2,036	3,602	5,627	(1,566)	(2,025)
Cash provided by operating activities before changes in operating assets and liabilities	1,477	1,819	1,483	(342)	336
Changes in operating assets and liabilities	(366)	(318)	18	(48)	(336)
Net cash provided by operating activities	1,111	1,501	1,501	(390)	—
Net cash used in investing activities	(261)	(419)	(196)	158	(223)
Net cash (used in) provided by financing activities	(2,294)	1,443	(1,353)	(3,737)	2,796
Effect of exchange rate changes on cash and cash equivalents	16	(4)	(26)	20	22
Net (decrease) increase in Cash and cash equivalents and Restricted cash	(1,428)	2,521	(74)	(3,949)	2,595
Cash and cash equivalents and Restricted cash, beginning of year	3,244	723	797	2,521	(74)
Cash and cash equivalents and Restricted cash, end of year	$1,816	$3,244	$723	$(1,428)	$2,521
A detailed discussion of the year-over-year changes of the Company’s 2019 summarized cash flow information compared with that of 2018 can be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 19, 2020. There was no impact to such detailed discussion based on the change in reporting segment structure that occurred in 2021.
Operating Activities
Net cash provided by operating activities was $1,111 million and $1,501 million in 2020 and 2019, respectively, a decrease of $390 million. The decrease was attributable to net decreases in: (i) Cash provided by operating activities before changes in operating assets and liabilities and (ii) Changes in operating assets and liabilities.
Cash provided by operating activities before changes in operating assets and liabilities for the years 2020 and 2019 was $1,477 million and $1,819 million, respectively, a decrease of $342 million. The decrease was primarily attributable to: (i) the negative impacts to our operating results associated with the social restrictions and other precautionary measures taken in response to the COVID-19 pandemic, as previously discussed, (ii) higher payments of legal settlements in 2020 as compared to 2019 of $153 million and (iii) the upfront payment of $10 million in 2020 with respect to the option to acquire all ophthalmology assets of Allegro, as previously discussed.
Changes in operating assets and liabilities resulted in a net decrease in cash of $366 million and $318 million in 2020 and 2019, respectively, a decrease of $48 million. During 2020, Changes in operating assets and liabilities was negatively impacted by: (i) the timing of other payments in the ordinary course of business of $495 million and (ii) an increase in inventories of $77 million and was partially offset by: (i) the collection of trade receivables of $170 million and (ii) an increase in accrued interest due to timing of payments of $36 million. During 2019, Changes in operating assets and liabilities was negatively impacted by: (i) the build-up of inventories of $209 million and (ii) the timing of other payments in the ordinary course of business of $180 million and was partially offset by: (i) the collection of trade receivables of $39 million and (ii) an increase in accrued interest due to timing of payments of $32 million.
Investing Activities
Net cash used in investing activities was $261 million in 2020 and was primarily driven by Purchases of property, plant and equipment of $302 million partially offset by: (i) Interest settlements from cross-currency swaps of $23 million and (ii) Proceeds from sale of assets and businesses, net of costs to sell of $21 million, primarily related to the receipt of a milestone payment associated with a prior year divestiture.
Net cash used in investing activities was $419 million in 2019 and was driven by: (i) Purchases of property, plant and equipment of $270 million and (ii) Acquisition of businesses, net of cash acquired of $180 million, related to the acquisition of certain assets of Synergy. Net cash used in investing activities was partially offset by Proceeds from sale of assets and businesses, net of costs to sell of $45 million, primarily related to the receipt of a milestone payment associated with a prior year divestiture.

Financing Activities
Our financing activities reflect our leadership's commitment to improve the Company’s capital structure. Through debt repayments and refinancings during 2020 and 2019, we have effectively managed our capital structure which has allowed us to, among other things: (i) improve our credit ratings, (ii) access the credit markets to finance amounts owed under the Company's previously announced $1,210 million settlement agreement relating to the U.S. Securities Litigation without negatively impacting our working capital available for operations and (iii) eliminate our mandatory scheduled principal repayments of our debt obligations through 2024.
Net cash used in financing activities during 2020 was $2,294 million and was primarily driven by repayments of long-term debt, net of issuances and related discounts, of $2,187 million. These repayments primarily include: (i) $1,240 million of May 2023 Unsecured Notes, which was previously financed as part of the December 2019 Financing and Refinancing Transactions and (ii) debt repayments during 2020 with cash on hand of $902 million.
Net cash provided by financing activities during 2019 was $1,443 million and primarily reflects the aggregate net proceeds from the issuance of the 5.00% January 2028 Unsecured Notes and January 2030 Unsecured Notes of $2,472 million, partially offset by: (i) debt repayments during 2019 with cash on hand of $906 million and (ii) payments for all other financing activities. The aggregate net proceeds from the issuance of the January 2028 Unsecured Notes and January 2030 Unsecured Notes are to be used and were used to: (i) pay the Company's previously announced $1,210 million settlement agreement relating to the U.S. Securities Litigation (which is subject to an objector's appeal of the final court approval), the full amount of which we paid into an escrow fund under the terms of a settlement agreement and is included within Restricted cash as of December 31, 2020, and (ii) redeem $1,240 million of May 2023 Unsecured Notes on January 16, 2020.
See Note 10, "FINANCING ARRANGEMENTS" to our audited Consolidated Financial Statements for further details regarding the financing activities previously described.
Liquidity and Debt
Future Sources of Liquidity
Our primary sources of liquidity are our cash and cash equivalents, cash collected from customers, funds as available from our revolving credit facility, issuances of long-term debt and issuances of equity and equity-linked securities. We believe these sources will be sufficient to meet our current liquidity needs for the next twelve months.
The Company regularly evaluates market conditions, its liquidity profile, and various financing alternatives for opportunities to enhance its capital structure. If opportunities are favorable, the Company may refinance or repurchase existing debt or issue equity or equity-linked securities. As a result of prepayments and the series of refinancing transactions, we have no debt maturities or mandatory amortization payments due until 2024. We believe our existing cash and cash generated from operations will be sufficient to service our debt obligations in the years 2021 through 2023.
Long-term Debt
Long-term debt, net of unamortized discounts and finance costs was $23,925 million and $25,895 million as of December 31, 2020 and 2019, respectively. Aggregate contractual principal amounts due under our debt obligations were $24,185 million and $26,188 million as of December 31, 2020 and 2019, respectively, a decrease of $2,003 million. The decrease was primarily driven by net debt repayments previously discussed under " - Cash Flows - Financing Activities".
2020 Refinancing Transactions - In May and December 2020, we accessed the credit markets and completed a series of transactions, whereby we extended $3,250 million in aggregate maturities of certain debt obligations due to mature in 2022 and 2023 out to 2029 through 2031 and $250 million in aggregate amortization payments due in 2022 out to 2029. In addition to extending $3,500 million in payments due in 2022 and 2023 to 2029 through 2031, the refinancing transactions replaced secured debt of $1,500 million with unsecured debt. This provides us with more secured debt capacity under our Restated Credit Agreement and existing indentures if the market for unsecured debt in the future is less favorable. Further, by replacing $1,500 million of secured debt with unsecured debt we now have additional room under the debt maintenance covenant of our 2023 Revolving Credit Facility that requires us to maintain a first lien net leverage ratio of not greater than 4.00 to 1.00. The refinancing transactions also repaid in full €1,500 million of debt denominated in euros, thereby reducing our exposure to fluctuations in the value of the euro.
Our prepayments of debt and refinancing transactions over the last four years translate into lower mandatory repayments of principal over the next four years, which, in turn, we believe will permit more cash flows to be directed toward developing our core assets, identifying new product opportunities and repaying additional debt amounts.

The mandatory scheduled principal repayments of our debt obligations as of December 31, 2020, were as follows:

(in millions)
2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	Total
$—	$—	$—	$2,291	$10,632	$1,500	$2,250	$2,012	$3,250	$1,250	$1,000	$24,185
See Note 10, "FINANCING ARRANGEMENTS" to our audited Consolidated Financial Statements for further details.
The weighted average stated rate of interest as of December 31, 2020 and 2019 was 6.02% and 6.21%, respectively.
Current Description of Senior Secured Credit Facilities
On June 1, 2018, the Company and certain of its subsidiaries as guarantors entered into the “Senior Secured Credit Facilities” under the Company’s Fourth Amended and Restated Credit and Guaranty Agreement, as amended by the First Incremental Amendment to the Restated Credit Agreement, dated as of November 27, 2018, and as further amended (the “Restated Credit Agreement”) with a syndicate of financial institutions and investors as lenders. The Restated Credit Agreement provides for a revolving credit facility of $1,225 million, which matures on the earlier of June 1, 2023 and the date that is 91 calendar days prior to the scheduled maturity of indebtedness for borrowed money of the Company and Bausch Health Americas, Inc. ("BHA") in an aggregate principal amount in excess of $1,000 million (the "2023 Revolving Credit Facility") and term loan facilities of original principal amounts of $4,565 million and $1,500 million, maturing in June 2025 (the “June 2025 Term Loan B Facility”) and November 2025 (the "November 2025 Term Loan B Facility"), respectively. Both the Company and BHA are borrowers under the 2023 Revolving Credit Facility, borrowings under which may be made in U.S. dollars, Canadian dollars or euros.
Borrowings under the Senior Secured Credit Facilities in U.S. dollars bear interest at a rate per annum equal to, at the Company's option, either: (i) a base rate determined by reference to the highest of: (a) the prime rate (as defined in the Restated Credit Agreement), (b) the federal funds effective rate plus 1/2 of 1.00% or (c) the eurocurrency rate (as defined in the Restated Credit Agreement) for a period of one month plus 1.00% (or if such eurocurrency rate shall not be ascertainable, 1.00%) or (ii) a eurocurrency rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs (provided however, that the eurocurrency rate shall at no time be less than 0.00% per annum), in each case plus an applicable margin.
Borrowings under the 2023 Revolving Credit Facility in euros bear interest at a eurocurrency rate determined by reference to the costs of funds for euro deposits for the interest period relevant to such borrowing (provided however, that the eurocurrency rate shall at no time be less than 0.00% per annum), plus an applicable margin.
Borrowings under the 2023 Revolving Credit Facility in Canadian dollars bear interest at a rate per annum equal to, at the Company's option, either: (i) a prime rate determined by reference to the higher of: (a) the rate of interest last quoted by The Wall Street Journal as the “Canadian Prime Rate” or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Bank of Canada as its prime rate and (b) the 1 month BA rate (as defined below) calculated daily plus 1.00% (provided however, that the prime rate shall at no time be less than 0.00%) or (ii) the bankers’ acceptance rate for Canadian dollar deposits in the Toronto interbank market (the “BA rate”) for the interest period relevant to such borrowing (provided however, that the BA rate shall at no time be less than 0.00% per annum), in each case plus an applicable margin.
Subject to certain exceptions and customary baskets set forth in the Restated Credit Agreement, the Company is required to make mandatory prepayments of the loans under the Senior Secured Credit Facilities under certain circumstances, including from: (i) 100% of the net cash proceeds of insurance and condemnation proceeds for property or asset losses (subject to reinvestment rights and net proceeds threshold), (ii) 100% of the net cash proceeds from the incurrence of debt (other than permitted debt as described in the Restated Credit Agreement), (iii) 50% of Excess Cash Flow (as defined in the Restated Credit Agreement) subject to decrease based on leverage ratios and subject to a threshold amount and (iv) 100% of net cash proceeds from asset sales (subject to reinvestment rights). These mandatory prepayments may be used to satisfy future amortization.
The applicable interest rate margins for the June 2025 Term Loan B Facility and the November 2025 Term Loan B Facility are 2.00% and 1.75%, respectively, with respect to base rate and prime rate borrowings and 3.00% and 2.75%, respectively, with respect to eurocurrency rate and BA rate borrowings. As of December 31, 2020, the stated rates of interest on the Company’s borrowings under the June 2025 Term Loan B Facility and the November 2025 Term Loan B Facility were 3.15% and 2.90% per annum, respectively.
The amortization rate for both the June 2025 Term Loan B Facility and the November 2025 Term Loan B Facility is 5.00% per annum. The Company may direct that prepayments be applied to such amortization payments in order of maturity. As of December 31, 2020, the aggregate remaining mandatory quarterly amortization payments for the Senior Secured Credit Facilities were $405 million through November 1, 2025.

The applicable interest rate margins for borrowings under the 2023 Revolving Credit Facility are 1.50% - 2.00% with respect to base rate or prime rate borrowings and 2.50% - 3.00% with respect to eurocurrency rate or BA rate borrowings.  As of December 31, 2020, the stated rate of interest on the 2023 Revolving Credit Facility was 3.15% per annum. As of December 31, 2020, the Company had no outstanding borrowings, $104 million of issued and outstanding letters of credit, and remaining availability of $1,121 million under its 2023 Revolving Credit Facility. In addition, the Company is required to pay commitment fees of 0.25% - 0.50% per annum with respect to the unutilized commitments under the 2023 Revolving Credit Facility, payable quarterly in arrears. The Company also is required to pay: (i) letter of credit fees on the maximum amount available to be drawn under all outstanding letters of credit in an amount equal to the applicable margin on eurocurrency rate borrowings under the 2023 Revolving Credit Facility on a per annum basis, payable quarterly in arrears, (ii) customary fronting fees for the issuance of letters of credit and (iii) agency fees.
The Restated Credit Agreement permits the incurrence of incremental credit facility borrowings, up to the greater of $1,000 million and 28.5% of Consolidated Adjusted EBITDA (as defined in the Restated Credit Agreement), subject to customary terms and conditions, as well as the incurrence of additional incremental credit facility borrowings subject to a secured leverage ratio of not greater than 3.50:1.00, and, in the case of unsecured debt, a total leverage ratio of not greater than 6.50:1.00 or an interest coverage ratio of not less than 2.00:1.00.
Senior Secured Notes
The Senior Secured Notes are guaranteed by each of the Company’s subsidiaries that is a guarantor under the Restated Credit Agreement and existing Senior Unsecured Notes (together, the “Note Guarantors”). The Senior Secured Notes and the guarantees related thereto are senior obligations and are secured, subject to permitted liens and certain other exceptions, by the same first priority liens that secure the Company’s obligations under the Restated Credit Agreement under the terms of the indentures governing the Senior Secured Notes.
The Senior Secured Notes and the guarantees rank equally in right of repayment with all of the Company’s and Note Guarantors’ respective existing and future unsubordinated indebtedness and senior to the Company’s and Note Guarantors’ respective future subordinated indebtedness. The Senior Secured Notes and the guarantees related thereto are effectively pari passu with the Company’s and the Note Guarantors’ respective existing and future indebtedness secured by a first priority lien on the collateral securing the Senior Secured Notes and effectively senior to the Company’s and the Note Guarantors’ respective existing and future indebtedness that is unsecured, including the existing Senior Unsecured Notes, or that is secured by junior liens, in each case to the extent of the value of the collateral. In addition, the Senior Secured Notes are structurally subordinated to: (i) all liabilities of any of the Company’s subsidiaries that do not guarantee the Senior Secured Notes and (ii) any of the Company’s debt that is secured by assets that are not collateral.
Upon the occurrence of a change in control (as defined in the indentures governing the Senior Secured Notes), unless the Company has exercised its right to redeem all of the notes of a series, holders of the Senior Secured Notes may require the Company to repurchase such holder’s notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest.
The aggregate principal amount of our Senior Secured Notes as of December 31, 2020 and 2019 was $4,250 million and $5,500 million, respectively, a decrease of $1,250 million representing the repayment of the 6.50% Senior Secured Notes due March 2022 as part of the 2020 Refinancing Transactions.
Senior Unsecured Notes
The Senior Unsecured Notes issued by the Company are the Company’s senior unsecured obligations and are jointly and severally guaranteed on a senior unsecured basis by each of its subsidiaries that is a guarantor under the Senior Secured Credit Facilities. The Senior Unsecured Notes issued by the Company’s subsidiary, BHA, are senior unsecured obligations of BHA and are jointly and severally guaranteed on a senior unsecured basis by the Company and each of its subsidiaries (other than BHA) that is a guarantor under the Senior Secured Credit Facilities. Future subsidiaries of the Company and BHA, if any, may be required to guarantee the Senior Unsecured Notes.
If the Company experiences a change in control, the Company may be required to make an offer to repurchase each series of Senior Unsecured Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount of the Senior Unsecured Notes repurchased, plus accrued and unpaid interest.
The aggregate principal amount of our Senior Unsecured Notes as of December 31, 2020 and 2019 was $15,500 million and $15,532 million, respectively, a decrease of $32 million.

Covenant Compliance
Any inability to comply with the covenants under the terms of our Restated Credit Agreement, Senior Secured Notes indentures or Senior Unsecured Notes indentures could lead to a default or an event of default for which we may need to seek relief from our lenders and noteholders in order to waive the associated default or event of default and avoid a potential acceleration of the related indebtedness or cross-default or cross-acceleration to other debt. There can be no assurance that we would be able to obtain such relief on commercially reasonable terms or otherwise and we may be required to incur significant additional costs. In addition, the lenders under our Restated Credit Agreement, holders of our Senior Secured Notes and holders of our Senior Unsecured Notes may impose additional operating and financial restrictions on us as a condition to granting any such waiver.
During 2019 and 2020, the Company completed several actions which included using cash flows from operations to repay debt and refinancing debt with near term maturities. These actions have reduced the Company’s debt balance and positively affected the Company’s ability to comply with its financial maintenance covenant. As of December 31, 2020, the Company was in compliance with the financial maintenance covenant related to its outstanding debt. The Company, based on its current forecast for the next twelve months from the date of issuance of this Form 10-K, expects to remain in compliance with the financial maintenance covenant and meet its debt service obligations over that same period.
The Company continues to take steps to improve its operating results to ensure continual compliance with its financial maintenance covenant and take other actions to reduce its debt levels to align with the Company’s long-term strategy. The Company may consider taking other actions, including divesting other businesses, refinancing debt and issuing equity or equity-linked securities as deemed appropriate, to provide additional coverage in complying with the financial maintenance covenant and meeting its debt service obligations.
The Senior Notes and Secured Notes are guaranteed by a substantial portion of the Company’s subsidiaries. On a non-consolidated basis, the non-guarantor subsidiaries had total assets of $2,442 million and $2,682 million and total liabilities of $1,804 million and $1,075 million as of December 31, 2020 and 2019, respectively, and revenues of $1,320 million and $1,463 million for 2020 and 2019, respectively, and operating loss of $38 million for 2020 and operating income of $121 million for 2019.
Credit Ratings
As of February 24, 2021, the credit ratings and outlook from Moody's, Standard & Poor's and Fitch for certain outstanding obligations of the Company were as follows:

Rating Agency	Corporate Rating	Senior Secured Rating	Senior Unsecured Rating	Outlook
Moody’s	B2	Ba2	B3	Stable
Standard & Poor’s	B+	BB	B	Stable
Fitch	B	BB	B	Stable
Any downgrade in our corporate credit ratings or other credit ratings may increase our cost of borrowing and may negatively impact our ability to raise additional debt capital.
OFF-BALANCE SHEET ARRANGEMENTS AND CONTRACTUAL OBLIGATIONS
We have no off-balance sheet arrangements that have a material current effect or that are reasonably likely to have a material future effect on our results of operations, financial condition, capital expenditures, liquidity, or capital resources.
Our other future cash requirements relate to working capital, capital expenditures, business development transactions (contingent consideration), restructuring, integration and separation costs, benefit obligations and litigation settlements. In addition, we may use cash to enter into licensing arrangements and/or to make strategic acquisitions. We are considering further acquisition opportunities within our core therapeutic areas, some of which could be sizable.
In addition to our working capital requirements, we expect our primary cash requirements for 2021 to include:
•Debt repayments—As a result of prepayments and a series of refinancing transactions we have reduced and extended the maturities of a substantial portion of our long-term debt and have no debt maturities or mandatory amortization payments due until 2024. We expect to make interest payments of approximately $1,425 million during 2021. We may also elect to make additional principal payments under certain circumstances. Further, in the ordinary course of business, we may borrow and repay amounts under our 2023 Revolving Credit Facility to meet business needs;

•IT Infrastructure Investment—We expect to make payments of approximately $60 million for licensing, maintenance and capitalizable costs associated with our IT infrastructure improvement projects during 2021;
•Capital expenditures—We expect to make payments of approximately $275 million for property, plant and equipment during 2021;
•Contingent consideration payments—We expect to make contingent consideration and other development/approval/sales-based milestone payments of $164 million during 2021;
•Restructuring and integration payments—We expect to make payments of $7 million during 2021 for employee separation costs and lease termination obligations associated with restructuring and integration actions we have taken through December 31, 2020;
•Benefit obligations—We expect to make aggregate payments under our pension and postretirement obligations of $14 million during 2021. See Note 11, "PENSION AND POSTRETIREMENT EMPLOYEE BENEFIT PLANS" to our audited Consolidated Financial Statements for further details of our benefit obligations; and
•U.S. Securities Litigation Settlement—As more fully discussed in Note 20, "LEGAL PROCEEDINGS" to our audited Consolidated Financial Statements, we announced that we had agreed to resolve the U.S. Securities Litigation for $1,210 million. Final court approval of this settlement was granted in January 2021. Subject to an objector's appeal of the Court's final approval order, the settlement resolves and discharges all claims against the Company in the class action. As part of the settlement, the Company and the other settling defendants admitted no liability as to the claims against it and deny all allegations of wrongdoing. This settlement resolves the most significant of the Company's remaining legacy legal matters and eliminates a material uncertainty regarding our Company. As of December 31, 2020, Restricted cash includes $1,210 million of payments into an escrow fund under the terms of a settlement agreement regarding the U.S. Securities Litigation.
Costs of Separation
As previously discussed, with the goal of unlocking additional Company value, on August 6, 2020, the Company announced that it intends to separate its eye-health business into an independent publicly traded entity. The Company has incurred, and will incur, costs associated with activities to effectuate the Separation. These activities include: (i) separating the eye-health business from the remainder of the Company and (ii) registering the eye-health business as an independent publicly traded entity. Separation costs are incremental costs directly related to the Separation and include, but are not limited to: (i) legal, audit and advisory fees, (ii) employee hiring, relocation and travel costs and (iii) costs associated with establishing a new board of directors and audit committee. The Company has also incurred, and will incur, separation-related costs which are incremental costs indirectly related to the Separation. Separation-related costs include, but are not limited to: (i) IT infrastructure and software licensing costs, (ii) rebranding costs and (iii) costs associated with facility relocation and/or modification. As of the date of this filing, we are in the planning phase of the Separation and future payments for separation costs and separation-related costs cannot be reasonably estimated at this time and could be material.
Future Cost Savings Programs
We continue to evaluate opportunities to improve our operating results and may initiate additional cost savings programs to streamline our operations and eliminate redundant processes and expenses. These cost savings programs may include, but are not limited to: (i) reducing headcount, (ii) eliminating real estate costs associated with unused or under-utilized facilities and (iii) implementing contribution margin improvement and other cost reduction initiatives. The expenses associated with the implementation of these cost savings programs could be material and may impact our cash flows.
Option to Acquire All Ophthalmology Assets of Allegro
As previously discussed, on September 21, 2020, we announced that we entered into an agreement which provides us an option to acquire all ophthalmology assets of Allegro. Aggregate payments under the Option are up to $50 million and include an upfront payment of $10 million and a second payment of $40 million should Allegro raise additional funding. During 2020, we made and expensed the upfront payment of $10 million as Acquired in-process research and development. If the Option is exercised, additional payments to acquire all of the ophthalmology assets of Allegro will be due over time.
Future Litigation Payments
In addition to the U.S. Securities Litigation discussed above, in the ordinary course of business, the Company is involved in litigation, claims, government inquiries, investigations, charges and proceedings. See Note 20, "LEGAL PROCEEDINGS" to our audited Consolidated Financial Statements for further details of these matters. Our ability to successfully defend the Company against pending and future litigation may impact future cash flows.

Future Licensing Payments
In the ordinary course of business, the Company may enter into select licensing and collaborative agreements for the commercialization and/or development of unique products primarily in the U.S. and Canada. In connection with these agreements, the Company may pay an upfront fee to secure the agreement. See Note 3, "ACQUISITIONS, LICENSING AGREEMENTS AND ASSETS HELD FOR SALE" to our audited Consolidated Financial Statements. Payments associated with the upfront fee for these agreements cannot be reasonably estimated at this time and could be material.
Unrecognized Tax Benefits
As of December 31, 2020, the Company had unrecognized tax benefits totaling $414 million, of which, $145 million is expected to be realized within the next twelve months, however a reliable estimate of the period in which the remaining uncertain tax positions will be payable, if ever, cannot be made.
OUTSTANDING SHARE DATA
Our common shares are listed on the TSX and the NYSE under the ticker symbol “BHC”.
At February 18, 2021, we had 355,619,826 issued and outstanding common shares. In addition, as of February 18, 2021, we had 8,601,400 stock options and 5,530,821 time-based RSUs that each represent the right of a holder to receive one of the Company’s common shares, and 2,529,506 performance-based RSUs that represent the right of a holder to receive a number of the Company's common shares up to a specified maximum. A maximum of 4,164,425 common shares could be issued upon vesting of the performance-based RSUs outstanding.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Our business and financial results are affected by fluctuations in world financial markets, including the impacts of foreign currency exchange rate and interest rate movements. We evaluate our exposure to such risks on an ongoing basis, and seek ways to manage these risks to an acceptable level, based on management’s judgment of the appropriate trade-off between risk, opportunity and cost. We may use derivative financial instruments from time to time as a risk management tool and not for trading or speculative purposes.
Inflation; Seasonality
We are subject to price control restrictions on our pharmaceutical products in a number of countries in which we now operate. As a result, our ability to raise prices in a timely fashion in anticipation of inflation may be limited in some markets.
Historically, revenues from our business tend to be weighted toward the second half of the year. Sales in the first quarter tend to be lower as patient co-pays and deductibles reset at the beginning of each year.  Sales in the fourth quarter tend to be higher based on consumer and customer purchasing patterns associated with health care reimbursement programs. However, there are no assurances that these historical trends will continue in the future.
Foreign Currency Risk
In the year ended December 31, 2020, a majority of our revenue and expense activities and capital expenditures were denominated in U.S. dollars.  We have exposure to multiple foreign currencies, including, among others, the Euro, Chinese yuan, Polish zloty, Canadian dollar and Mexican peso. Our operations are subject to risks inherent in conducting business abroad, including price and currency exchange controls and fluctuations in the relative values of currencies. In addition, to the extent that we require, as a source of debt repayment, earnings and cash flows from some of our operations located in foreign countries, we are subject to risk of changes in the value of the U.S. dollar, relative to all other currencies in which we operate, which may materially affect our results of operations. Where possible, we manage foreign currency risk by managing same currency revenues in relation to same currency expenses. Further strengthening of the U.S. dollar and/or further devaluation of foreign currencies will have a negative impact on our reported revenue and reported results. As of December 31, 2020, a 1% change in foreign currency exchange rates would have impacted our shareholders’ equity by approximately $51 million, which could be partially mitigated by our cross-currency swaps discussed below.
As of December 31, 2020, the unrealized foreign exchange gain on the translation of the remaining principal amount of U.S. denominated senior secured and unsecured notes was $361 million, for Canadian income tax purposes. Additionally, as of December 31, 2020, the unrealized foreign exchange loss on certain intercompany balances was equal to $235 million. One-half of any realized foreign exchange gain or loss will be included in our Canadian taxable income. Any resulting gain will result in a corresponding reduction in our available Canadian Losses, Scientific Research and Experimental Development Pool, and/or Investment Tax Credit carryforward balances. However, the repayment of the senior notes and the intercompany loans denominated in U.S. dollars does not result in a foreign exchange gain or loss being recognized in our Consolidated Financial Statements, as these statements are prepared in U.S. dollars.
We may use derivative financial instruments from time to time to mitigate our foreign currency risk and not for trading or speculative purposes. During 2019, we entered into cross-currency swaps, with aggregate notional amounts of $1,250 million, to mitigate fluctuation in the value of a portion of our euro-denominated net investment in our consolidated financial statements from adverse movements in exchange rates. The euro-denominated net investment being hedged is the Company’s investment in certain euro-denominated subsidiaries. Prior to 2019, the Company had no derivative instruments for any period presented.
Interest Rate Risk
We currently do not hold financial instruments for speculative purposes. Our financial assets are not subject to significant interest rate risk due to their short duration. The primary objective of our policy for the investment of temporary cash surpluses is the protection of principal, and accordingly, we generally invest in high quality, money market investments and time deposits with varying maturities, but typically less than three months. As it is our intent and policy to hold these investments until maturity, we do not have a material exposure to interest rate risk.
As of December 31, 2020, we had $19,762 million and $4,423 million principal amount of issued fixed rate debt and variable rate debt, respectively, that requires U.S. dollar repayment. The estimated fair value of our issued fixed rate debt as of December 31, 2020 was $20,984 million. If interest rates were to increase by 100 basis-points, the fair value of our issued fixed rate debt would decrease by approximately $430 million. If interest rates were to decrease by 100 basis-points, the fair value of our issued fixed rate debt would increase by approximately $375 million. We are subject to interest rate risk on our variable rate debt as changes in interest rates could adversely affect earnings and cash flows. A 100 basis-points increase in interest rates, based on 3-month LIBOR, would have an annualized pre-tax effect of approximately $44 million in our Consolidated Statements of Operations and Consolidated Statements of Cash Flows, based on current outstanding borrowings and effective interest rates on our variable rate debt. While our variable-rate debt may impact earnings and cash flows as interest rates change, it is not subject to changes in fair value.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Critical accounting policies and estimates are those policies and estimates that are most important and material to the preparation of our Consolidated Financial Statements, and which require management’s most subjective and complex judgments due to the need to select policies from among alternatives available, and to make estimates about matters that are inherently uncertain. We base our estimates on historical experience and other factors that we believe to be reasonable under the circumstances. On an ongoing basis, we review our estimates to ensure that these estimates appropriately reflect changes in our business and new information as it becomes available. If historical experience and other factors we use to make these estimates do not reasonably reflect future activity, our results of operations and financial condition could be materially impacted.
Revenue Recognition
In May 2014, the Financial Accounting Standards Board ("FASB") issued guidance on recognizing revenue from contracts with customers. The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the revenue model to contracts within its scope, an entity will: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. In addition to these provisions, the new standard provides implementation guidance on several other topics, including the accounting for certain revenue-related costs, as well as enhanced disclosure requirements. The new guidance requires entities to disclose both quantitative and qualitative information that enables users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.
The Company adopted this guidance effective January 1, 2018 using the modified retrospective approach. Based upon review of customer contracts, the Company concluded the implementation of the new guidance did not have a material quantitative impact on its 2018 Consolidated Financial Statements as the timing of revenue recognition for product sales did not significantly change. The new guidance did however result in additional disclosures as to the nature, amounts, and concentrations of revenue.
The development and application of the critical accounting policies associated with the current revenue recognition guidance, including the policies associated with each of our product sales provisions and the table showing the activity and ending balances for our product sales provisions, are discussed in more detail in Note 2, "SIGNIFICANT ACCOUNTING POLICIES".

Other Revenues
We generate alliance revenue and service revenue from the licensing of products and from contract services mainly in the areas of dermatology and topical medication. Contract service revenue is derived primarily from contract manufacturing for third parties.
Acquisition-Related Contingent Consideration
Some of the business combinations that we have consummated include contingent consideration to be potentially paid based upon the occurrence of future events, such as sales performance and the achievement of certain future development, regulatory and sales milestones. Acquisition-related contingent consideration associated with a business combination is initially recognized at fair value and remeasured each reporting period, with changes in fair value recorded in the Consolidated Statements of Operations. The estimates of fair value involve the use of acceptable valuation methods, such as probability-weighted discounted cash flow analysis and Monte Carlo Simulation (when appropriate), and contain uncertainties as they require assumptions about the likelihood of achieving specified milestone criteria, projections of future financial performance and assumed discount rates. Changes in the fair value of the acquisition-related contingent consideration result from several factors including changes in the timing and amount of revenue estimates, changes in probability assumptions with respect to the likelihood of achieving specified milestone criteria and changes in discount rates. A change in any of these assumptions could produce a different fair value, which could have a material impact on our results of operations. At December 31, 2020, the fair value measurements of acquisition-related contingent consideration were determined using risk-adjusted discount rates ranging from 6% to 25%.
Intangible Assets
We evaluate potential impairments of amortizable intangible assets acquired through asset acquisitions or business combinations if events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable. Our evaluation is based on an assessment of potential indicators of impairment, such as:
•an adverse change in legal factors or in the business climate that could affect the value of an asset. For example, a successful challenge of our patent rights resulting in earlier than expected generic competition;
•an adverse change in the extent or manner in which an asset is used or is expected to be used. For example, a decision not to pursue a product line-extension strategy to enhance an existing product due to changes in market conditions and/or technological advances; or
•current or forecasted reductions in revenue, operating income, or cash flows associated with the use of an asset. For example, the introduction of a competing product that results in a significant loss of market share.
Impairment exists when the carrying value of the asset exceeds the related estimated undiscounted future cash flows expected to be derived from the asset. If impairment exists, the carrying value of the asset is adjusted to its fair value. A discounted cash flow analysis is typically used to determine an asset's fair value, using estimates and assumptions that market participants would apply. Some of the estimates and assumptions inherent in a discounted cash flow model include the amount and timing of the projected future cash flows, and the discount rate used to reflect the risks inherent in the future cash flows. A change in any of these estimates and assumptions could produce a different fair value, which could have a material impact on our results of operations. In addition, an intangible asset’s expected useful life can increase estimation risk, as longer-lived assets necessarily require longer-term cash flow forecasts, which for some of our intangible assets can be up to 20 years. In connection with an impairment evaluation, we also reassess the remaining useful life of the intangible asset and modify it, as appropriate.
Management continually assesses the useful lives of the Company's long-lived assets.
Indefinite-lived intangible assets, including Acquired in-process research and development and the B&L corporate trademark, are tested for impairment annually, or more frequently if events or changes in circumstances between annual tests indicate that the asset may be impaired. Impairment losses on indefinite-lived intangible assets are recognized based solely on a comparison of their fair value to carrying value, without consideration of any recoverability test. In particular, we will continue to monitor closely the progression of our R&D programs as their likelihood of success is contingent upon the achievement of future milestones. See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Focus on Core Business” for additional information regarding our R&D programs.
Goodwill
Goodwill is not amortized but is tested for impairment at least annually on October 1st at the reporting unit level. A reporting unit is the same as, or one level below, an operating segment. The Company performs its annual impairment test by first assessing qualitative factors. Where the qualitative assessment suggests that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative fair value test is performed for that reporting unit (Step 1).
The fair value of a reporting unit refers to the price that would be received to sell the unit as a whole in an orderly transaction between market participants. The Company estimates the fair values of a reporting unit using a discounted cash flow model which utilizes Level 3 unobservable inputs. The discounted cash flow model relies on assumptions regarding revenue growth rates, gross profit, projected working capital needs, selling, general and administrative expenses, research and development expenses, capital expenditures, income tax rates, discount rates and terminal growth rates. To estimate fair value, the Company discounts the forecasted cash flows of each reporting unit. The discount rate the Company uses represents the estimated weighted average cost of capital, which reflects the overall level of inherent risk involved in its reporting unit operations and the rate of return a market participant would expect to earn. The quantitative fair value test is performed utilizing long-term growth rates and discount rates applied to the estimated cash flows in estimation of fair value. To estimate cash flows beyond the final year of its model, the Company estimates a terminal value by applying an in-perpetuity growth assumption and discount factor to determine the reporting unit's terminal value.
To forecast a reporting unit's cash flows the Company takes into consideration economic conditions and trends, estimated future operating results, management's and a market participant's view of growth rates and product lives, and anticipates future economic conditions. Revenue growth rates inherent in these forecasts are based on input from internal and external market research that compare factors such as growth in global economies, recent industry trends and product life-cycles. Macroeconomic factors such as changes in economies, changes in the competitive landscape including the unexpected LOE to the Company's product portfolio, changes in government legislation, product life-cycles, industry consolidations and other changes beyond the Company’s control could have a positive or negative impact on achieving its targets. Accordingly, if market conditions deteriorate, or if the Company is unable to execute its strategies, it may be necessary to record impairment charges in the future.
Adoption of New Accounting Guidance for Goodwill Impairment Testing
Effective January 1, 2018, the Company elected to early adopt a new accounting standard which simplifies the subsequent measurement of goodwill by eliminating “Step 2” from the goodwill impairment test. Goodwill impairment is now measured as the amount by which a reporting unit's carrying value exceeds its fair value. Upon adopting the new standard, the Company tested goodwill for impairment and determined that the carrying value of the Salix reporting unit exceeded its fair value resulting in the Company recognizing a goodwill impairment of $1,970 million associated with the Salix reporting unit.
2018 Annual Goodwill Impairment Test
The Company conducted its 2018 annual goodwill impairment test as of October 1, 2018 and determined that the carrying value of the Dentistry reporting unit exceeded its fair value and, as a result, the Company recognized a goodwill impairment of $109 million, representing the full amount of goodwill for the Dentistry reporting unit. Changing market conditions such as: (i) an increasing competitive environment and (ii) increasing pricing pressures negatively impacted the reporting unit's operating results. As of October 1, 2018, the fair value of each reporting unit with associated goodwill exceeded its carrying value by more than 15%.
2019 Annual Goodwill Impairment Test
The Company conducted its annual goodwill impairment test as of October 1, 2019 by first assessing qualitative factors. Where the qualitative assessment suggested that it was more likely than not that the fair value of a reporting unit was less than its carrying amount, a quantitative fair value test was performed for that reporting unit. In each quantitative fair value test performed, the fair value was greater than the carrying value of the reporting unit. As a result, there was no impairment to the goodwill of any reporting unit.
2020 Interim Goodwill Impairment Assessments
An interim goodwill impairment test in advance of the annual impairment assessment may be required if events occur that indicate an impairment might be present. For example, a substantial decline in the Company’s market capitalization, changes in reportable segments, unexpected adverse business conditions, economic factors and unanticipated competitive activities may signal that an interim impairment test is needed. Accordingly, during 2020 the Company continually monitored among other matters the possible affects and outcomes of the COVID-19 pandemic on, among other things, its supply chain, customers and distributors, employee base, product sustainability, research and development activities, product pipeline and consumer demand and related rebates and discounts and has made adjustments, although not considered to be material, to its long-term forecasts as of October 1, 2019 (the date goodwill was last tested for impairment) for these and other matters. After completing this assessment, although not completely insulated from the negative effects of the COVID-19 pandemic, the Company believed that its long-term forecasted cash flows, as adjusted for the possible outcome of the COVID-19 pandemic and other matters, did not indicate that the fair value of any reporting unit may be below its carrying value.
On a quarterly basis, using its latest forecasts of cash flows, the Company gave consideration to the nature and timing of the expected revenue losses resulting from COVID-19 pandemic related matters. No events occurred or circumstances changed during the period October 1, 2019 through September 30, 2020 that would indicate that the fair value of any reporting unit, with the exception of the Ortho Dermatologics reporting unit as discussed below, might be below its carrying value. The changes in the amounts and timing of revenues as presented in the Company's forecasts during 2020 included a range of potential outcomes and, with the exception of the Ortho Dermatologics reporting unit as discussed below, were not substantial enough to materially adversely affect the recoverability of any of the associated reporting units’ assets and were not material enough to indicate that the fair values of those reporting units might be below their respective carrying values. However, based on the results of the October 1, 2019 annual goodwill impairment test, the Company continued to assess the performance of the Ortho Dermatologics reporting unit and the Neuro and Other reporting unit on a quarterly basis 2020.
2020 Interim Goodwill Impairment Assessments - Neuro and Other
As part of its quarterly qualitative interim assessments of the Neuro and Other reporting unit, management considered the totality of all relevant events or circumstances that could have affected the carrying amount or fair value of the reporting unit, including comparing the reporting unit’s operating results to the forecast used to test the goodwill of the Neuro and Other reporting unit as of October 1, 2019. Based on the qualitative assessments, management believed that the carrying value of Neuro and Other reporting unit did not exceed its fair value and, therefore, concluded a quantitative fair value test was not required for any quarterly period.
2020 Interim Goodwill Impairment Assessments and Testing - Ortho Dermatologics
During the three months ended March 31, 2020, the operating results for the Ortho Dermatologics reporting unit were less than those forecasted at October 1, 2019 for that period. As part of its qualitative assessment as of March 31, 2020, the Company revised its forecasts for the year 2020, for among other matters, the lower than originally forecasted operating results for the three months ended March 31, 2020 and the range of potential impacts of the COVID-19 pandemic, including longer than expected launch cycles for certain new products. Management believed that the revisions to its forecasts for the year 2020 were indicators that there was less headroom as of March 31, 2020 as compared to the headroom calculated on the date goodwill was last tested for impairment (October 1, 2019). Therefore, a quantitative fair value test for the Ortho Dermatologics reporting unit was performed at March 31, 2020. Based on the quantitative fair value test, the fair value of the Ortho Dermatologics reporting unit continued to be greater than its carrying value and as a result there was no impairment to the goodwill of the reporting unit at March 31, 2020.
During the three months ended June 30, 2020, the Company identified certain Ortho Dermatologics’ products that were experiencing longer launch cycles than originally anticipated due to the COVID-19 pandemic and, as a direct result, took actions to mitigate the impact of these matters, including right-sizing its Ortho Dermatologics’ sales force. As part of its qualitative assessment as of June 30, 2020, the Company revised its long-term forecasts for, among other matters, the decrease in forecasted revenues of the identified products, the reduction in sales force and related costs and a range of potential impacts of COVID-19 pandemic related matters. Management believed that these events were indicators that there was less headroom as of June 30, 2020 as compared to the headroom calculated on the date Ortho Dermatologics goodwill was last tested for impairment (March 31, 2020). Therefore, a quantitative fair value test for impairment to the goodwill of the Ortho Dermatologics reporting unit was performed at June 30, 2020. Based on the quantitative fair value test, the fair value of the Ortho Dermatologics reporting unit continued to be greater than its carrying value and as a result there was no impairment to the goodwill of the reporting unit at June 30, 2020.
Management believed that based on its qualitative assessments as of September 30, 2020, it was more likely than not that the carrying amount of the Ortho Dermatologics reporting unit was less than its fair value and, therefore, concluded a quantitative fair value test was not required at September 30, 2020.
2020 Annual Goodwill Impairment Test
The Company conducted its annual goodwill impairment test as of October 1, 2020 by first assessing qualitative factors. Based on its qualitative assessment as of October 1, 2020, management believed that, with the exception of the Ortho Dermatologics reporting unit, it was more likely than not that the carrying amounts of its reporting units were less than their respective fair values and therefore concluded a quantitative fair value test for those reporting units was not required. The Company performed a quantitative fair value test for the Ortho Dermatologics reporting unit as of October 1, 2020, utilizing a long-term growth rate of 2.0% and a range of discount rates between 9.5% and 9.75%, in estimation of the fair value of this reporting unit. Based on the quantitative fair value test, the fair value of the Ortho Dermatologics reporting unit was approximately 10% greater than its carrying value and as a result there was no impairment to the goodwill of the reporting unit. If market conditions deteriorate, or if the Company is unable to execute its strategies, it may be necessary to record impairment charges in the future. Specifically, the Company continues to assess the performance of the Ortho Dermatologics reporting unit as compared to its respective projections and will perform qualitative interim assessments of the carrying value and fair value on a quarterly basis to determine if impairment testing of goodwill will be warranted.
See Note 8, "INTANGIBLE ASSETS AND GOODWILL" to our audited Consolidated Financial Statements for further details on the goodwill impairments recognized in 2018.
2021 Realignment of Segment Structure
Commencing in the first quarter of 2021, the Company has realigned and has begun managing its operations in a manner consistent with the organizational structure of the two separate entities as proposed by the Separation. Under the new reporting structure, the Company has five reportable segments and has allocated goodwill to those segments as follows: (i) $5,395 million to the Bausch + Lomb segment, (ii) $3,159 million to the Salix segment, (iii) $887 million to the International Rx segment, (iv) $1,267 million to the Ortho Dermatologics segment and (v) $2,336 million to the Diversified Products segment.
As a result of this segment realignment, the Company will test the goodwill of the reporting units impacted by this segment realignment for impairment immediately prior to and immediately following the segment realignment. The Company does not expect that the segment realignment will materially impact the amounts of goodwill reported before and after the segment change, other than the allocation of goodwill by reporting unit.
Contingencies
In the normal course of business, we are subject to loss contingencies, such as claims and assessments arising from litigation and other legal proceedings, contractual indemnities, product and environmental liabilities and tax matters. Other than loss contingencies that are assumed in business combinations for which we can reliably estimate the fair value, we are required to accrue for such loss contingencies if it is probable that the outcome will be unfavorable and if the amount of the loss can be reasonably estimated. We evaluate our exposure to loss based on the progress of each contingency, experience in similar contingencies and consultation with our legal counsel. We re-evaluate all contingencies as additional information becomes available. Given the uncertainties inherent in complex litigation and other contingencies, these evaluations can involve significant judgment about future events. The ultimate outcome of any litigation or other contingency may be material to our results of operations, financial condition and cash flows. See Note 20, "LEGAL PROCEEDINGS" to our audited Consolidated Financial Statements for further details regarding our current legal proceedings. If no accrual is made for a loss contingency because the amount of loss cannot be reasonably estimated, the Company will disclose contingent liabilities when there is at least a reasonable possibility that a loss or an additional loss may have been incurred.
Income Taxes
We have operations in various countries that have differing tax laws and rates. Our tax structure is supported by current domestic tax laws in the countries in which we operate and the application of tax treaties between the various countries in which we operate. Our income tax reporting is subject to audit by domestic and foreign tax authorities. Our effective tax rate may change from year to year based on changes in the mix of activities and income earned under our intercompany arrangements among the different jurisdictions in which we operate, changes in tax laws in these jurisdictions, changes in tax treaties between various countries in which we operate, changes in our eligibility for benefits under those tax treaties and changes in the estimated values of deferred tax assets and liabilities. Such changes could result in an increase in the effective tax rate on all or a portion of our income and/or any of our subsidiaries.
Our provision for income taxes is based on a number of estimates and assumptions made by management. Our consolidated income tax rate is affected by the amount of income earned in our various operating jurisdictions, the availability of benefits under tax treaties and the rates of taxes payable in respect of that income. We enter into many transactions and arrangements in the ordinary course of business in which the tax treatment is not entirely certain. We must therefore make estimates and judgments based on our knowledge and understanding of applicable tax laws and tax treaties, and the application of those tax laws and tax treaties to our business, in determining our consolidated tax provision. For example, certain countries could seek to tax a greater share of income than has been provided for by us. The final outcome of any audits by taxation authorities may differ from the estimates and assumptions we have used in determining our consolidated income tax provisions and accruals. This could result in a material effect on our consolidated income tax provision, results of operations, and financial condition for the period in which such determinations are made.
Our income tax returns are subject to audit in various jurisdictions. Existing and future audits by, or other disputes with, tax authorities may not be resolved favorably for us and could have a material adverse effect on our reported effective tax rate and after-tax cash flows. We record liabilities for uncertain tax positions, which involve significant management judgment. New laws and new interpretations of laws and rulings by tax authorities may affect the liability for uncertain tax positions. Due to the subjectivity and complex nature of the underlying issues, actual payments or assessments may differ from our estimates.

To the extent that our estimates differ from amounts eventually assessed and paid our income and cash flows may be materially and adversely affected.
We assess whether it is more likely than not that we will realize the tax benefits associated with our deferred tax assets and establish a valuation allowance for assets that are not expected to result in a realized tax benefit. A significant amount of judgment is used in this process, including preparation of forecasts of future taxable income and evaluation of tax planning initiatives. If we revise these forecasts or determine that certain planning events will not occur, an adjustment to the valuation allowance will be made to tax expense in the period such determination is made.
NEW ACCOUNTING STANDARDS
Information regarding the recently issued new accounting guidance (adopted and not adopted as of December 31, 2020) is contained in Note 2, "SIGNIFICANT ACCOUNTING POLICIES" to our audited Consolidated Financial Statements.
FORWARD-LOOKING STATEMENTS
Caution regarding forward-looking information and statements and “Safe-Harbor” statements under the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws:
To the extent any statements made in this Form 10-K contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may be forward-looking information within the meaning defined under applicable Canadian securities laws (collectively, “forward-looking statements”).
These forward-looking statements relate to, among other things: our business strategy, business plans and prospects and forecasts and changes thereto; product pipeline, prospective products and product approvals, product development and future performance and results of current and anticipated products; anticipated revenues for our products; anticipated growth in our Ortho Dermatologics business; expected R&D and marketing spend; our expected primary cash and working capital requirements for 2021 and beyond; our plans for continued improvement in operational efficiency and the anticipated impact of such plans; our liquidity and our ability to satisfy our debt maturities as they become due; our ability to reduce debt levels; our ability to meet the financial and other covenants contained in our Fourth Amended and Restated Credit and Guaranty Agreement (the "Restated Credit Agreement") and senior notes indentures; the impact of our distribution, fulfillment and other third-party arrangements; proposed pricing actions; exposure to foreign currency exchange rate changes and interest rate changes; the outcome of contingencies, such as litigation, subpoenas, investigations, reviews, audits and regulatory proceedings; the anticipated impact of the adoption of new accounting standards; general market conditions; our expectations regarding our financial performance, including revenues, expenses, gross margins and income taxes; our impairment assessments, including the assumptions used therein and the results thereof; the anticipated impact of the evolving COVID-19 pandemic and related responses from governments and private sector participants on the Company, its supply chain, third-party suppliers, project development timelines, costs, revenue, margins, liquidity and financial condition, the anticipated timing, speed and magnitude of recovery from these COVID-19 pandemic related impacts and the Company’s planned actions and responses to this pandemic; and the Company’s plan to separate its eye-health business, including the structure and timing of completing such separation transaction.
Forward-looking statements can generally be identified by the use of words such as “believe”, “anticipate”, “expect”, “intend”, “estimate”, “plan”, “continue”, “will”, “may”, “could”, “would”, “should”, “target”, “potential”, “opportunity”, “designed”, “create”, “predict”, “project”, “forecast”, “seek”, “strive”, “ongoing” or “increase” and variations or other similar expressions. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements may not be appropriate for other purposes. Although we have previously indicated certain of these statements set out herein, all of the statements in this Form 10-K that contain forward-looking statements are qualified by these cautionary statements. These statements are based upon the current expectations and beliefs of management. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making such forward-looking statements, including, but not limited to, factors and assumptions regarding the items previously outlined, those factors, risks and uncertainties outlined below and the assumption that none of these factors, risks and uncertainties will cause actual results or events to differ materially from those described in such forward-looking statements. Actual results may differ materially from those expressed or implied in such statements. Important factors, risks and uncertainties that could cause actual results to differ materially from these expectations include, among other things, the following:
•the risks and uncertainties caused by or relating to the evolving COVID-19 pandemic, the fear of that pandemic, the availability and effectiveness of vaccines for COVID-19, the rapidly evolving reaction of governments, private sector participants and the public to that pandemic, and the potential effects and economic impact of the pandemic and the reaction to it, the severity, duration and future impact of which are highly uncertain and cannot be predicted, and which may have a significant adverse impact on the Company, including but not limited to its supply chain, third-party suppliers, project development timelines, employee base, liquidity, stock price, financial condition and costs (which may increase) and revenue and margins (both of which may decrease);
•with respect to the proposed separation of the Company’s eye-health business, the risks and uncertainties include, but are not limited to, the expected benefits and costs of the separation transaction, the expected timing of completion of the separation transaction and its terms, the Company’s ability to complete the separation transaction considering the various conditions to the completion of the separation transaction (some of which are outside the Company’s control, including conditions related to regulatory matters and a possible shareholder vote, if applicable), that market or other conditions are no longer favorable to completing the transaction, that any shareholder, stock exchange, regulatory or other approval (if required) is not obtained on the terms or timelines anticipated or at all, business disruption during the pendency of or following the separation transaction, diversion of management time on separation transaction-related issues, retention of existing management team members, the reaction of customers and other parties to the separation transaction, the qualification of the separation transaction as a tax-free transaction for Canadian and/or U.S. federal income tax purposes (including whether or not an advance ruling from either or both of the Canada Revenue Agency and the Internal Revenue Service will be sought or obtained), potential dyssynergy costs resulting from the separation transaction, the impact of the separation transaction on relationships with customers, suppliers, employees and other business counterparties, general economic conditions, conditions in the markets the Company is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting the Company’s business;
•the expense, timing and outcome of legal and governmental proceedings, investigations and information requests relating to, among other matters, our past distribution, marketing, pricing, disclosure and accounting practices (including with respect to our former relationship with Philidor Rx Services, LLC ("Philidor")), including a number of pending non-class securities litigations (including certain pending opt-out actions in the U.S. related to the previously settled securities class action (which is subject to an objector's appeal of the final court approval) and certain opt-out actions in Canada relating to the recently settled class action in Canada) and purported class actions under the federal RICO statute and other claims, investigations or proceedings that may be initiated or that may be asserted;
•potential additional litigation and regulatory investigations (and any costs, expenses, use of resources, diversion of management time and efforts, liability and damages that may result therefrom), negative publicity and reputational harm on our Company, products and business that may result from the past and ongoing public scrutiny of our past distribution, marketing, pricing, disclosure and accounting practices and from our former relationship with Philidor;
•the past and ongoing scrutiny of our legacy business practices, including with respect to pricing, and any pricing controls or price adjustments that may be sought or imposed on our products as a result thereof;
•pricing decisions that we have implemented, or may in the future elect to implement, such as the Patient Access and Pricing Committee’s commitment that the average annual price increase for our branded prescription pharmaceutical products will be set at no greater than single digits, or any future pricing actions we may take following review by our Patient Access and Pricing Committee (which is responsible for the pricing of our drugs);
•legislative or policy efforts, including those that may be introduced and passed by the U.S. Congress, designed to reduce patient out-of-pocket costs for medicines, which could result in new mandatory rebates and discounts or other pricing restrictions, controls or regulations (including mandatory price reductions);
•ongoing oversight and review of our products and facilities by regulatory and governmental agencies, including periodic audits by the FDA and equivalent agencies outside of the U.S. and the results thereof;
•actions by the FDA or other regulatory authorities with respect to our products or facilities;
•our substantial debt (and potential additional future indebtedness) and current and future debt service obligations, our ability to reduce our outstanding debt levels and the resulting impact on our financial condition, cash flows and results of operations;
•our ability to meet the financial and other covenants contained in our Restated Credit Agreement, senior notes indentures, 2023 Revolving Credit Facility and other current or future debt agreements and the limitations, restrictions and prohibitions such covenants impose or may impose on the way we conduct our business, including prohibitions on incurring additional debt if certain financial covenants are not met, limitations on the amount of additional obligations we are able to incur pursuant to other covenants, our ability to draw under our 2023 Revolving Credit Facility and restrictions on our ability to make certain investments and other restricted payments;

•any default under the terms of our senior notes indentures or Restated Credit Agreement and our ability, if any, to cure or obtain waivers of such default;
•any downgrade by rating agencies in our credit ratings, which may impact, among other things, our ability to raise debt and the cost of capital for additional debt issuances;
•any reductions in, or changes in the assumptions used in, our forecasts for fiscal year 2021 or beyond, including as a result of the impacts of the COVID-19 pandemic on our business and operations, which could lead to, among other things: (i) a failure to meet the financial and/or other covenants contained in our Restated Credit Agreement and/or senior notes indentures and/or (ii) impairment in the goodwill associated with certain of our reporting units or impairment charges related to certain of our products or other intangible assets, which impairments could be material;
•changes in the assumptions used in connection with our impairment analyses or assessments, which would lead to a change in such impairment analyses and assessments and which could result in an impairment in the goodwill associated with any of our reporting units or impairment charges related to certain of our products or other intangible assets;
•the uncertainties associated with the acquisition and launch of new products, including, but not limited to, our ability to provide the time, resources, expertise and funds required for the commercial launch of new products, the acceptance and demand for new pharmaceutical products, and the impact of competitive products and pricing, which could lead to material impairment charges;
•our ability or inability to extend the profitable life of our products, including through line extensions and other life-cycle programs;
•our ability to retain, motivate and recruit executives and other key employees;
•our ability to implement effective succession planning for our executives and key employees;
•factors impacting our ability to achieve anticipated growth in our Ortho Dermatologics business, including the success of recently launched products (such as Arazlo®), expected geographic expansion in our Solta business (including with respect to Next Generation Thermage FLX®), the ability to successfully implement and operate our cash-pay prescription program for certain of our Ortho Dermatologics branded products, and the ability of such program to achieve the anticipated goals respecting patient access and fulfillment, the approval of pending and pipeline products (and the timing of such approvals), changes in estimates on market potential for dermatology products and continued investment in and success of our sales force;
•factors impacting our ability to achieve anticipated revenues for our products, including changes in anticipated marketing spend on such products and launch of competing products;
•the challenges and difficulties associated with managing a large complex business, which has, in the past, grown rapidly;
•our ability to compete against companies that are larger and have greater financial, technical and human resources than we do, as well as other competitive factors, such as technological advances achieved, patents obtained and new products introduced by our competitors;
•our ability to effectively operate and grow our businesses in light of the challenges that the Company has faced and market conditions, including with respect to its substantial debt, pending investigations and legal proceedings, scrutiny of our past pricing and other practices, limitations on the way we conduct business imposed by the covenants contained in our Restated Credit Agreement, senior notes indentures and the agreements governing our other indebtedness, and the impacts of the COVID-19 pandemic;
•the extent to which our products are reimbursed by government authorities, pharmacy benefit managers ("PBMs") and other third-party payors; the impact our distribution, pricing and other practices may have on the decisions of such government authorities, PBMs and other third-party payors to reimburse our products; and the impact of obtaining or maintaining such reimbursement on the price and sales of our products;
•the inclusion of our products on formularies or our ability to achieve favorable formulary status, as well as the impact on the price and sales of our products in connection therewith;
•the consolidation of wholesalers, retail drug chains and other customer groups and the impact of such industry consolidation on our business;

•our eligibility for benefits under tax treaties and the continued availability of low effective tax rates for the business profits of certain of our subsidiaries;
•the actions of our third-party partners or service providers of research, development, manufacturing, marketing, distribution or other services, including their compliance with applicable laws and contracts, which actions may be beyond our control or influence, and the impact of such actions on our Company, including the impact to the Company of our former relationship with Philidor and any alleged legal or contractual non-compliance by Philidor;
•the risks associated with the international scope of our operations, including our presence in emerging markets and the challenges we face when entering and operating in new and different geographic markets (including the challenges created by new and different regulatory regimes in such countries and the need to comply with applicable anti-bribery and economic sanctions laws and regulations);
•adverse global economic conditions and credit markets and foreign currency exchange uncertainty and volatility in certain of the countries in which we do business;
•the impact of the United States-Mexico-Canada Agreement (“USMCA”) and any potential changes to other trade agreements;
•the final outcome and impact of Brexit negotiations;
•the trade conflict between the United States and China;
•our ability to obtain, maintain and license sufficient intellectual property rights over our products and enforce and defend against challenges to such intellectual property (such as in connection with the filing by Norwich Pharmaceuticals Inc. (“Norwich”) of its Abbreviated New Drug Application (“ANDA”) for Xifaxan® (rifaximin) 550 mg tablets and the Company’s related lawsuit filed against Norwich in connection therewith);
•the introduction of generic, biosimilar or other competitors of our branded products and other products, including the introduction of products that compete against our products that do not have patent or data exclusivity rights;
•our ability to identify, finance, acquire, close and integrate acquisition targets successfully and on a timely basis and the difficulties, challenges, time and resources associated with the integration of acquired companies, businesses and products;
•any divestitures of our assets or businesses and our ability to successfully complete any such divestitures on commercially reasonable terms and on a timely basis, or at all, and the impact of any such divestitures on our Company, including the reduction in the size or scope of our business or market share, loss of revenue, any loss on sale, including any resultant impairments of goodwill or other assets, or any adverse tax consequences suffered as a result of any such divestitures;
•the expense, timing and outcome of pending or future legal and governmental proceedings, arbitrations, investigations, subpoenas, tax and other regulatory audits, examinations, reviews and regulatory proceedings against us or relating to us and settlements thereof;
•our ability to negotiate the terms of or obtain court approval for the settlement of certain legal and regulatory proceedings;
•our ability to obtain components, raw materials or finished products supplied by third parties (some of which may be single-sourced) and other manufacturing and related supply difficulties, interruptions and delays;
•the disruption of delivery of our products and the routine flow of manufactured goods;
•economic factors over which the Company has no control, including changes in inflation, interest rates, foreign currency rates, and the potential effect of such factors on revenues, expenses and resulting margins;
•interest rate risks associated with our floating rate debt borrowings;
•our ability to effectively distribute our products and the effectiveness and success of our distribution arrangements, including the impact of our arrangements with Walgreens;
•our ability to effectively promote our own products and those of our co-promotion partners;

•the success of our fulfillment arrangements with Walgreens, including market acceptance of, or market reaction to, such arrangements (including by customers, doctors, patients, PBMs, third-party payors and governmental agencies), and the continued compliance of such arrangements with applicable laws;
•our ability to secure and maintain third-party research, development, manufacturing, licensing, marketing or distribution arrangements;
•the risk that our products could cause, or be alleged to cause, personal injury and adverse effects, leading to potential lawsuits, product liability claims and damages and/or recalls or withdrawals of products from the market;
•the mandatory or voluntary recall or withdrawal of our products from the market and the costs associated therewith;
•the availability of, and our ability to obtain and maintain, adequate insurance coverage and/or our ability to cover or insure against the total amount of the claims and liabilities we face, whether through third-party insurance or self-insurance;
•the difficulty in predicting the expense, timing and outcome within our legal and regulatory environment, including with respect to approvals by the FDA, Health Canada and similar agencies in other countries, legal and regulatory proceedings and settlements thereof, the protection afforded by our patents and other intellectual and proprietary property, successful generic challenges to our products and infringement or alleged infringement of the intellectual property of others;
•the results of continuing safety and efficacy studies by industry and government agencies;
•the success of preclinical and clinical trials for our drug development pipeline or delays in clinical trials that adversely impact the timely commercialization of our pipeline products, as well as other factors impacting the commercial success of our products, which could lead to material impairment charges;
•the results of management reviews of our research and development portfolio (including following the receipt of clinical results or feedback from the FDA or other regulatory authorities), which could result in terminations of specific projects which, in turn, could lead to material impairment charges;
•the seasonality of sales of certain of our products;
•declines in the pricing and sales volume of certain of our products that are distributed or marketed by third parties, over which we have no or limited control;
•compliance by the Company or our third-party partners and service providers (over whom we may have limited influence), or the failure of our Company or these third parties to comply, with health care “fraud and abuse” laws and other extensive regulation of our marketing, promotional and business practices (including with respect to pricing), worldwide anti-bribery laws (including the U.S. Foreign Corrupt Practices Act and the Canadian Corruption of Foreign Public Officials Act), worldwide economic sanctions and/or export laws, worldwide environmental laws and regulation and privacy and security regulations;
•the impacts of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Health Care Reform Act”) and potential amendment thereof and other legislative and regulatory health care reforms in the countries in which we operate, including with respect to recent government inquiries on pricing;
•the impact of any changes in or reforms to the legislation, laws, rules, regulation and guidance that apply to the Company and its businesses and products or the enactment of any new or proposed legislation, laws, rules, regulations or guidance that will impact or apply to the Company or its businesses or products;
•the impact of changes in federal laws and policy that may be undertaken following the change in the U.S. administration;
•illegal distribution or sale of counterfeit versions of our products;
•interruptions, breakdowns or breaches in our information technology systems; and
•risks in Item 1A. “Risk Factors” in this Form 10-K.
Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found elsewhere in this Form 10-K, under Item 1A. "Risk Factors" and in the Company's other filings with the SEC and the Canadian Securities Administrators (the “CSA”). When relying on our forward-looking statements to make decisions with respect to the Company, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. These forward-looking statements speak only as of the date made. We undertake no obligation to update or revise any of these forward-looking statements to reflect events or circumstances after the date of this Form 10-K or to reflect actual outcomes, except as required by law. We caution that, as it is not possible to predict or identify all relevant factors that may impact forward-looking statements, the foregoing list of important factors that may affect future results is not exhaustive and should not be considered a complete statement of all potential risks and uncertainties.